UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a -12

COST-U-LESS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common stock of Cost-U-Less, Inc.

(2)	Aggregate number of securities to which transaction applies: 4,050,618

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): 4,050,618 outstanding shares of Cost-U-Less common stock multiplied by $11.75 plus 555,402 shares of Cost-U-Less common stock issuable pursuant to the terms of outstanding options to purchase shares of Cost-U-Less common stock having an exercise price of less than $11.75 multiplied by $ 8.49 per share (which is the difference between $11.75 and the weighted average exercise price of $3.26 per share).

(4)	Proposed maximum aggregate value of transaction: $52,310,123

(5)	Total fee paid: $1,606

☑	Fee paid previously with preliminary materials: Preliminary Schedule 14A filed September 19, 2007

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The information in this document is not complete and can be changed.

October   , 2007

Dear Cost-U-Less, Inc. Shareholders:

You are cordially invited to attend a special meeting of shareholders of Cost-U-Less, Inc. to be held at          , Pacific time, on          , 2007, at the offices of DLA Piper US LLP, 701 Fifth Avenue, Suite 7000, Seattle, Washington. The attached notice of the special meeting and proxy statement provide information regarding the matters to be acted on at the special meeting, including at any adjournment or postponement thereof.

At the special meeting you will be asked to consider and vote upon a proposal to approve a merger and the merger agreement, dated as of August 27, 2007, under which Cost-U-Less would be acquired by NWC (US) Holdings, Inc. If the merger is completed, you, as a holder of Cost-U-Less common stock, will be entitled to receive $11.75 in cash, without interest and less any applicable withholding taxes, for each share of Cost-U-Less common stock you own at the effective time of the merger.

The Cost-U-Less board of directors has unanimously determined that it is advisable and in the best interests of Cost-U-Less and its shareholders for Cost-U-Less to consummate the merger upon the terms and subject to the conditions set forth in the merger agreement, and that the merger is fair to Cost-U-Less and its shareholders.

Accordingly, the Cost-U-Less board of directors unanimously recommends that you vote FOR the proposal to approve the merger and the merger agreement and FOR any proposal to adjourn the special meeting to a later date to allow time to solicit additional proxies in favor of the adoption of the merger agreement in the event that there are not sufficient votes represented at the special meeting to adopt the merger agreement.

YOUR VOTE IS VERY IMPORTANT.  To approve the merger and adopt the merger agreement, you MUST VOTE FOR the proposal by following the instructions stated on the enclosed proxy card. If you attend the special meeting, you may vote in person if you wish, even though you have previously returned your proxy.

Whether or not you plan to attend the special meeting, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. If you do not vote at all, it will, in effect, count as a vote against the merger and the merger agreement.

If you have any questions or need assistance voting your shares, please call Mackenzie Partners, Inc., our proxy solicitation agent, toll-free at (800) 322-2885.

On behalf of the Cost-U-Less board of directors, I thank you for your support and urge you to vote FOR the approval of the merger and the merger agreement between Cost-U-Less Corporation and NWC (US) Holdings, Inc.

By Order of the Board of Directors

J. Jeffrey Meder
President and Chief Executive Officer

COST-U-LESS, INC.
3633 136th Place SE, Suite 110
Bellevue, Washington 98006

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD          , 2007

Dear Cost-U-Less Shareholders:

You are cordially invited to attend a special meeting of the shareholders of Cost-U-Less, Inc., a Washington corporation, to be held at          , Pacific time, on          , 2007, at the offices of DLA Piper US LLP, 701 Fifth Avenue, Suite 7000, Seattle, Washington, to consider and vote upon the following matters:

•	a proposal to approve the merger and the Agreement and Plan of Merger, dated as of August 27, 2007, by and among Cost-U-Less, Inc., a Washington corporation, NWC (US) Holdings, Inc., a Delaware corporation (“NWC”), and Cougar Acquisition Corporation, a Washington corporation and a wholly owned subsidiary of NWC, as it may be amended from time to time; and

•	a proposal to adjourn the special meeting, if necessary or appropriate, to allow time to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Only shareholders who owned Cost-U-Less common stock of record at the close of business on          , 2007 are entitled to notice of, to vote at, and to attend the special meeting and any adjournment or postponement of the special meeting. A list of Cost-U-Less shareholders eligible to vote at the special meeting will be available at our principal offices at 3633 136th Place SE, Suite 110, Bellevue, Washington 98006 during normal business hours for ten days prior to the special meeting, and will also be available at the special meeting and at any adjournment or postponement thereof.

The Cost-U-Less board of directors has unanimously (1) determined that it is advisable and in the best interests of Cost-U-Less and its shareholders for Cost-U-Less to consummate the merger upon the terms and subject to the conditions set forth in the merger agreement, and that the merger is fair to Cost-U-Less and its shareholders, and (2) approved the merger agreement, the merger and the transactions contemplated by the merger agreement. Accordingly, the Cost-U-Less board of directors unanimously recommends that you vote FOR the proposal to approve the merger and the merger agreement and FOR the proposal to adjourn the special meeting to a later date to allow time to solicit additional proxies in favor of the proposal to approve the merger and the merger agreement if there are insufficient votes represented at the special meeting to approve the merger and the merger agreement.

Your vote is very important regardless of the number of shares that you own.  The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Cost-U-Less common stock entitled to vote on the proposal. The adjournment proposal requires the affirmative vote of a majority of the shares of Cost-U-Less common stock voted for or against the proposal. Your shares can be voted at the special meeting only if you are present or represented by a valid proxy. If you attend the special meeting, you may vote in person if you wish, even though you have previously returned your proxy.

Whether or not you plan to attend the special meeting, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. If you fail to return your proxy card, it will have the same effect as a vote against the proposal to approve the merger and the merger agreement.

Returning the proxy card will not deprive you of your right to attend the special meeting and vote your shares in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name or present evidence of your ownership of the shares as of the record date, such as a copy of your most recent statement.

If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards. If you complete, sign and submit your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the proposal to approve the merger and the merger agreement and approval of the proposal to adjourn the special meeting referred to above.

Cost-U-Less shareholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares under applicable provisions of Washington law. In order to perfect and exercise dissenters’ rights, shareholders must give written notice of intent to demand payment for their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Washington statutory provisions is included as Appendix C to the accompanying proxy statement, and a summary of these provisions can be found under “Dissenters’ Rights” in the accompanying proxy statement.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

The merger agreement and the merger are described in the accompanying proxy statement. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

By order of the board of directors,

Martin P. Moore
Secretary

          , 2007

i

SUMMARY TERM SHEET

This Summary Term Sheet summarizes selected information in the proxy statement. However, it may not contain all of the information that may be important to your consideration of the proposed merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting.

•	The Parties to the Merger. See “The Parties to the Merger” on page 30.

•	Cost-U-Less, Inc. operates mid-sized warehouse club-style retail stores in the United States Territories (U.S. Territories), foreign island countries in the Pacific and the Caribbean, the Hawaiian Islands and Sonora, California. Cost-U-Less is a Washington corporation, its principal executive offices are located at 3633 136th Place SE, Suite 110, Bellevue, Washington 98006 and its telephone number is (425) 945-0213. References to ‘‘Cost-U-Less,” the “company,” “we,” “our,” or “us” in this proxy statement refer to Cost-U-Less, Inc., and its subsidiaries, unless otherwise indicated by context.

•	NWC (US) Holdings, Inc., a Delaware corporation, which we refer to in this proxy statement as NWC, is a wholly owned subsidiary of North West Company Holdings Inc., a company incorporated under the laws of Canada. North West Company Holdings Inc. is a wholly owned subsidiary of the North West Company Fund, an unincorporated, open-end mutual fund trust established under the laws of Manitoba and a leading retailer of food and everyday products and services to rural communities and urban neighborhoods across Canada and Alaska. The units of the North West Company Fund trade on the Toronto Stock Exchange under the symbol ‘‘NWF.UN.” NWC’s principal executive offices are located at 77 Main Street, Winnipeg, MB, Canada, R3C 2R1 and its telephone number is (204) 943-0881.

•	Cougar Acquisition Corporation, a Washington corporation, which we refer to in this proxy statement as Merger Sub, is a wholly owned subsidiary of NWC. Merger Sub was formed solely for the purpose of effecting the merger, and will disappear upon consummation of the merger. Merger Sub has not engaged in any business other than activities incidental to its organization and in connection with the transactions contemplated by the merger agreement.

•	The Merger. You are being asked to vote to approve the merger and the Agreement and Plan of Merger, dated as of August 27, 2007, among Cost-U-Less, NWC and Merger Sub, which we refer to in this proxy statement as the merger agreement, pursuant to which Merger Sub will merge with and into Cost-U-Less, with Cost-U-Less continuing as the surviving corporation in the merger and as a wholly owned subsidiary of NWC. As a result of the merger, Cost-U-Less will cease to be an independent, publicly traded company. See “The Merger Agreement” beginning on page 33. A copy of the merger agreement is attached as Appendix A to this proxy statement.

•	Merger Consideration. If the merger is completed, you will be entitled to receive $11.75 in cash, without interest and less any applicable withholding taxes, for each share of Cost-U-Less common stock that you own (unless you choose to be a dissenting shareholder by exercising and perfecting your dissenters’ rights under Washington law with respect to the merger). See “The Merger Agreement — Merger Consideration” and “Dissenters’ Rights” beginning on pages 34 and 48, respectively.

•	Treatment of Outstanding Options. Each outstanding option to acquire Cost-U-Less common stock granted under Cost-U-Less’s stock option plan will become fully vested and, to the extent not exercised and upon consummation of the merger, will expire, be cancelled and terminate without payment or consideration. However, each holder of an option having an exercise price less than $11.75 per share who executes an option cash-out agreement prior to the consummation of the merger will be entitled to receive an amount in cash from NWC equal to the amount obtained by (x) multiplying the aggregate number of shares that were issuable upon exercise of the option immediately prior to the effective time of the merger by the excess of $11.75 over the per share exercise price, and then (y) subtracting any applicable withholding taxes.

•	Record Date and Voting. You are entitled to vote at the special meeting if you owned shares of Cost-U-Less common stock at the close of business on , 2007, the record date for the special meeting. Each outstanding share of Cost-U-Less common stock on the record date entitles the holder to one vote on each matter submitted to shareholders for approval at the special meeting and any adjournment or postponement thereof. As of the record date, there were shares of Cost-U-Less common stock entitled to be voted at the special meeting. See “The Special Meeting of Shareholders — Record Date” on page 31.

•	Shareholder Vote Required to Adopt the Merger Agreement. You are being asked to consider and vote upon a proposal to approve the merger and the merger agreement. In order to complete the merger, shareholders holding a majority of the shares of Cost-U-Less common stock outstanding at the close of business on the record date and entitled to vote thereon must vote FOR the proposal to approve the merger and the merger agreement. Abstentions and broker non-votes will have the effect of a vote against the proposal to approve the merger and the merger agreement. See “The Special Meeting of Shareholders — Voting Rights; Quorum; Vote Required for Approval” beginning on page 31.

•	Voting Information. Before voting your shares of Cost-U-Less common stock, we encourage you to read this proxy statement in its entirety, including its appendices, and carefully consider how the merger will affect you. To ensure that your shares can be voted at the special meeting, please complete, sign, date and mail the enclosed proxy card (which requires no postage if mailed in the United States) as soon as possible. If a broker holds your shares in “street name,” your broker should provide you with instructions on how to record your vote. See “The Special Meeting of Shareholders — Voting and Revocation of Proxies” on page 32.

•	Determination of the Board of Directors. After careful consideration, the Cost-U-Less board of directors has unanimously determined that it is advisable and in the best interests of Cost-U-Less and its shareholders for Cost-U-Less to consummate the merger upon the terms and subject to the conditions set forth in the merger agreement, and that the merger is fair to Cost-U-Less and its shareholders, and has therefore unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. See “The Merger — Determination of the Board of Directors; Reasons for Approval of the Merger; Recommendations” beginning on page 16.

•	Recommendation of the Board of Directors. The Cost-U-Less board of directors unanimously recommends that you vote FOR the proposal to approve the merger and the merger agreement and FOR any proposal to adjourn the special meeting to a later date to allow time to solicit additional proxies in favor of the proposal to approve the merger and the merger agreement in the event that there are not sufficient votes represented at the special meeting to approve the merger and the merger agreement.

•	Share Ownership of Cost-U-Less Directors and Officers. As of , 2007, the record date for the special meeting, the directors and executive officers of Cost-U-Less beneficially owned and are entitled to vote at the special meeting, in the aggregate, shares of Cost-U-Less common stock representing approximately 20.1% of the outstanding shares of Cost-U-Less common stock. Each of the directors and executive officers has informed Cost-U-Less that he currently intends to vote all of his shares of Cost-U-Less common stock FOR the proposal to approve the merger and the merger agreement and FOR the adjournment proposal, if necessary. See “The Special Meeting of Shareholders — Voting Rights; Quorum; Vote Required for Approval” beginning on page 31. In addition, J. Jeffrey Meder, our President and Chief Executive Officer and a director, Gary W. Nettles, a director, and John D. Delafield, a director, collectively hold or have voting power with respect to approximately 14.1% of the outstanding shares of Cost-U-Less common stock, and have executed voting agreements pursuant to which these shares are required to be voted FOR the proposals at the special meeting.

•	Voting Agreements. As of , 2007, the record date for the special meeting, in addition to Messrs. Meder, Nettles and Delafield, certain other shareholders holding approximately 11.8% of the outstanding shares of Cost-U-Less common stock, have executed voting agreements pursuant to which their shares are required to be voted FOR the proposals at the special meeting.

•	Opinion of the Board of Directors’ Financial Advisor. The Cost-U-Less board of directors engaged Cascadia Capital, LLC, referred to in this proxy statement as Cascadia Capital, to assist it in connection with its evaluation of the proposed merger. On August 24, 2007, Cascadia Capital rendered to the Cost-U-Less board of directors an oral opinion, which opinion was subsequently confirmed as of August 27, 2007 in writing, to the effect that, based on and subject to the factors and assumptions set forth in Cascadia Capital’s opinion, and other matters that Cascadia Capital considered relevant, the consideration to be offered to the holders of Cost-U-Less common stock in the merger was fair, from a financial point of view, to such shareholders. The full text of Cascadia Capital’s written opinion is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Cost-U-Less will pay Cascadia Capital a fee of approximately $1,050,000 in connection with its services as financial advisor, less retainer fees in the aggregate amount of $130,000 and an additional fee of $200,000 in connection with the issuance of the fairness opinion. Cascadia Capital’s opinion was provided to Cost-U-Less’s board of directors in connection with and for the purposes of the board’s evaluation of the merger and does not constitute a recommendation to any shareholder of Cost-U-Less as to how such shareholder should vote with respect to the merger or any other matter. See “The Merger — Opinion of Cost-U-Less’s Financial Advisor” beginning on page 18 and Appendix B.

•	Material United States Federal Income Tax Consequences. The merger will be a taxable transaction to you if you are a U.S. holder (as defined under “The Merger — Material U.S. Federal Income Tax Consequences”). For U.S. federal income tax purposes, your receipt of cash (whether as merger consideration or pursuant to the proper exercise of appraisal rights) in exchange for your shares of Cost-U-Less common stock generally will cause you to recognize gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of Cost-U-Less common stock. If your shares are held by you as capital assets, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual shareholder are eligible for preferential rates of U.S. federal income taxation if the shares have been held for more than one year as of the effective date of the merger. If the shares have been held for one year or less, such capital gains recognized by an individual shareholder will be subject to taxation at ordinary income tax rates. The payment of cash to you pursuant to the merger will be subject to information reporting and may be subject to backup withholding tax, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. The tax consequences of the merger to you are complex and will depend upon your particular circumstances. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you under federal, state, local, non-U.S. and other tax laws. See “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 27.

•	Procedures for Receiving the Merger Consideration. If the merger is completed, each Cost-U-Less shareholder will receive materials from the paying agent, Mellon Investor Services LLC. As soon as possible after the completion of the merger, the paying agent will provide instructions to each holder of record of shares of Cost-U-Less common stock that will explain how to surrender stock certificates. Each Cost-U-Less shareholder will receive cash for his, her or its shares from the paying agent after complying with these instructions. If the shareholder’s shares of common stock are held in “street name” by his, her or its broker, the shareholder will receive instructions from his, her or its broker as to how to effect the surrender of the “street name” shares and receive cash for those shares. See “The Merger — Procedures for Receiving the Merger Consideration” beginning on page 24. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO COST-U-LESS OR NWC, NOR THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

•	Dissenters’ Rights. Under the Washington Business Corporation Act, holders of Cost-U-Less common stock who do not vote in favor of the proposal to approve the merger and the merger agreement will have the right to seek payment of the fair value of their shares as determined in accordance with the statute if the merger is completed, but only if they comply with all applicable requirements of Washington law. A summary of the relevant provisions of Washington law is attached to this proxy statement as Appendix C. The fair value as determined in accordance with the statute could be more than, the same as or less than the amount a shareholder would be entitled to receive under the terms of the merger agreement. Holders of Cost-U-Less common stock intending to exercise their dissenters’ rights must, among other things, submit a written notice of intent to demand payment to Cost-U-Less prior to the vote on the proposal to approve the merger and the merger agreement and must not vote or otherwise submit a proxy in favor of the proposal to approve the merger and the merger agreement. Your failure to follow exactly the procedures specified under Washington law will result in the loss of your dissenters’ rights, and your shares of Cost-U-Less common stock will instead entitle you to receive merger consideration with respect to such shares. See “Dissenters’ Rights” beginning on page 48 and Appendix C.

•	Termination of the Merger Agreement. Under certain circumstances, the merger agreement may be terminated and the merger abandoned prior to the effective time of the merger, whether before or after obtaining the required shareholder approval. See “The Merger Agreement — Termination” beginning on page 39. The merger agreement may be terminated as follows:

(1) by mutual written consent of Cost-U-Less and NWC;

(2) by either NWC or Cost-U-Less if:

(a) the merger shall not have been consummated on or before December 31, 2007, except that the date of termination will be automatically extended until January 31, 2008, if certain regulatory and/or third party approvals are the only conditions to the merger agreement that remain to be satisfied;

(b) any permanent injunction or other order of a court or other competent authority preventing the consummation of the merger shall have become final and nonappealable; or

(c) the special meeting of shareholders (including any adjournment thereof) is held and approval of the proposal to approve the merger and the merger agreement has not been obtained from a majority of the holders of Cost-U-Less outstanding common stock entitled to vote on the proposal;

(3) by NWC:

(a) if the representations and warranties of Cost-U-Less shall have become untrue, or upon a material breach of any covenant or agreement on the part of Cost-U-Less set forth in the merger agreement such that, as of the time of such breach, the condition to the consummation of the merger that Cost-U-Less shall have performed or complied in all material respects with each of its agreements and covenants required under the merger agreement to be performed or complied with at or prior to the consummation of the merger would not be satisfied, and such breach is not cured after notice and during a specified cure period;

(b) if:

•	an alternative acquisition proposal is made and the Cost-U-Less board does not, if so requested by NWC, reconfirm its recommendation to vote FOR approval of the merger and the merger agreement within a specified period;

•	A tender offer or exchange offer for shares of Cost-U-Less common stock is commenced and the Cost-U-Less board recommends that shareholders tender their shares in such offer, or fails to recommend against acceptance of such offer;

•	there occurs any change in the Cost-U-Less board’s recommendation for the merger in a manner materially adverse to NWC;

•	the Cost-U-Less board recommends, endorses, accepts or approves any acquisition proposal other than the merger described in this proxy statement; or

•	Cost-U-Less fails to comply with its obligations with regard to alternative acquisition proposals, and such failure is not cured after notice and during a specified cure period; and

(4) by Cost-U-Less:

(a) if the representations and warranties of NWC and Merger Sub shall have become untrue, or upon a material breach of any covenant or agreement on the part of NWC or Merger Sub set forth in the merger agreement such that, as of the time of such breach, the condition to the consummation of the merger that NWC and Merger Sub shall have performed or complied in all material respects with each of their respective agreements and covenants required under the merger agreement to be performed or complied with at or prior to the consummation of the merger would not be satisfied, and such breach is not cured after notice and during a specified cure period; or

(b) upon receipt by Cost-U-Less of a superior offer from a third party, provided that (A) the Cost-U-Less board has determined that it desires to approve entering into a written agreement providing for such superior offer and has notified NWC in writing of such desire; (B) Cost-U-Less has reasonably cooperated with NWC during a specified period to enable NWC to make an offer that is at least as favorable from a financial point of view to the Cost-U-Less shareholders as such superior offer; (C) NWC has not made a written offer that the Cost-U-Less board determines to be more favorable from a financial point of view to the Cost-U-Less shareholders than the superior offer during such specified period; and (D) at the end of the specified period the Cost-U-Less board continues to believe that the superior offer is more favorable from a financial point of view to the Cost-U-Less shareholders than the merger.

•	Effect of Termination; Termination Fee. Except in certain specified circumstances, if the merger agreement is terminated, neither Cost-U-Less nor NWC will have any liability to the other under the merger agreement. If Cost-U-Less or NWC terminates the merger agreement under certain circumstances specified in the merger agreement, Cost-U-Less will be required to reimburse NWC for out-of-pocket costs and expenses, and may be required to pay a termination fee of $1.5 million to NWC. If Cost-U-Less or NWC terminates the merger agreement under certain circumstances specified in the merger agreement, NWC will be required to reimburse Cost-U-Less for out-of-pocket costs and expenses. See “The Merger Agreement — Fees and Expenses; Termination Fee” on page 41.

•	Conditions to the Merger. The obligation to consummate the merger is subject to the satisfaction or waiver of a number of conditions. See “The Merger Agreement — Conditions to Completing the Merger” beginning on page 43. Those conditions include the following:

•	the merger agreement shall have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of Cost-U-Less common stock entitled to vote on the proposal;

•	no statute, rule, order, decree or regulation shall have been enacted or promulgated by any governmental authority of competent jurisdiction that prohibits the consummation of the merger;

•	there shall be no order or injunction of any governmental entity of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the merger;

•	the representations and warranties of each of Cost-U-Less, NWC and Merger Sub shall be true and correct in all material respects as of the closing date;

•	Cost-U-Less shall have performed in all material respects all obligations required to be performed by it under the merger agreement on or prior to the consummation of the merger;

•	there shall not have occurred since August 27, 2007, any event that has had a material adverse effect with respect to Cost-U-Less and its subsidiaries, taken as a whole;

•	Cost-U-Less shall have received or obtained certain specified third-party consents and approvals;

•	Cost-U-Less shall have received and delivered to NWC estoppel certificates with respect to certain specified store leases; and

•	Cost-U-Less shall have caused certain specified actions to be taken with respect to its store under construction in the Cayman Islands.

•	Alternative Acquisition Proposals. From and after August 27, 2007, Cost-U-Less has agreed that neither it nor any of its subsidiaries shall, directly or indirectly:

(1) take any action to solicit or intentionally encourage any alternative acquisition proposal; or

(2) engage in any discussions or negotiations with, or disclose any nonpublic information relating to Cost-U-Less or any of its subsidiaries to, or afford access to the books or records of Cost-U-Less or any of its subsidiaries to, any person (other than NWC or to any Cost-U-Less shareholder as required by applicable law or legal process) that has advised Cost-U-Less that it may be considering making, or that has made, an alternative acquisition proposal.

See “The Merger — Background of the Merger” beginning on page 12 and “The Merger Agreement — Alternative Acquisition Proposals” beginning on page 39.

Notwithstanding these restrictions, under certain circumstances, the Cost-U-Less board of directors may respond to a bona fide unsolicited written alternative acquisition proposal so long as Cost-U-Less complies with certain terms of the merger agreement described under “The Merger Agreement — Alternative Acquisition Proposals” beginning on page 39. These terms include Cost-U-Less’s board determining in good faith, after obtaining advice from Cost-U-Less’s financial advisor and outside legal counsel, that such alternative acquisition proposal is, or is likely to result in, a proposal that is more favorable from a financial point of view to the Cost-U-Less shareholders than the merger consideration, is reasonably capable of being completed and is not conditioned upon obtaining additional financing, and that it is necessary for the Cost-U-Less board of directors to comply with its fiduciary obligations to the Cost-U-Less shareholders under applicable law. To date, no party has made a proposal to acquire Cost-U-Less since the execution of the merger agreement.

•	Financing of the Merger. There is no financing condition to the merger. Cost-U-Less estimates that the total amount of funds necessary to consummate the merger is approximately $52.2 million. NWC is expected to provide that amount through NWC’s working capital credit facilities and cash on hand. The North West Company Fund has guaranteed (as primary obligor and not merely as surety) to Cost-U-Less the prompt and complete payment in full of all sums (including fees and expenses) which may become payable by NWC under the merger agreement. See “The Merger — Financing” on page 42.

•	Interests of Cost-U-Less Directors and Executive Officers. In considering the recommendations of the board of directors, shareholders should be aware that certain of our directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of Cost-U-Less shareholders generally. The board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters.

•	At the effective time of the merger, shares of Cost-U-Less common stock held by our executive officers and directors will be converted into cash consideration on the same terms as all shares of Cost-U-Less common stock are converted.

•	Unless earlier exercised, the outstanding options held by executive officers and directors will expire, be cancelled and terminate at the effective time without payment of additional consideration. However, those executive officers and directors who are the beneficial owners of options having an exercise price less than $11.75, whether vested or unvested, and who have signed option cash-out agreements, will be entitled to receive an amount in cash from NWC equal to the amount obtained by (x) multiplying the aggregate number of shares that were issuable upon exercise of the option immediately prior to the effective time of the merger by the excess of $11.75 over the per share exercise price, and then (y) subtracting any applicable withholding taxes.

•	We do not expect J. Jeffrey Meder, our President and Chief Executive Officer, Roy W. Sorensen, our Vice President, Chief Operating Officer and Martin P. Moore, our Vice President, Chief Financial Officer, Secretary and Treasurer, to continue as employees of the surviving corporation following the merger. In accordance with the executive severance plan adopted by Cost-U-Less in April 2003, Mr. Meder would receive a severance payment of $385,000, Mr. Sorensen would receive a severance payment of $220,000 and Mr. Moore would receive a severance payment of $197,000. They would also be entitled to continued health and other group insurance benefits for twelve months after termination of their employment.

•	Our executive officers and directors will also benefit from the indemnification provisions contained in the merger agreement with respect to their acts or omissions as executive officers or directors. See “The Merger — Interests of Cost-U-Less Directors and Executive Officers in the Merger” beginning on page 25.

•	Market Price of Cost-U-Less Common Stock. The closing price of Cost-U-Less common stock on the Nasdaq Capital Market on August 27, 2007, the last trading date prior to announcement of the proposed merger, was $10.51 per share.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the proposed merger. These questions and answers may not address all questions that may be important to you as a shareholder of Cost-U-Less. Please refer to the more detailed information contained elsewhere in this proxy statement and the appendices to this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	Cost-U-Less and NWC have agreed that NWC will acquire Cost-U-Less through the merger of Merger Sub with and into Cost-U-Less, subject to certain conditions. Cost-U-Less is holding a special meeting of shareholders in order to obtain shareholder approval of the merger and the merger agreement. The merger cannot be completed unless our shareholders approve this proposal. We have included in this proxy statement important information about the merger, the merger agreement and the special meeting. You should read this information carefully and in its entirety. We have attached a copy of the merger agreement as Appendix A. The enclosed voting materials allow you to vote your shares of Cost-U-Less common stock without attending the special meeting. Your vote is very important and we encourage you to vote your proxy as soon as possible.

Q:	Where and when is the special meeting?

A:	The special meeting will be held at .M., Pacific time, on , 2007, at the offices of DLA Piper US LLP, 701 Fifth Avenue, Suite 7000, Seattle, Washington.

Q:	Who can vote on whether or not to adopt the merger agreement?

A:	You are entitled to vote at the special meeting (in person or by proxy) if you owned shares of Cost-U-Less common stock at the close of business on , 2007, the record date for the special meeting. Each outstanding share of Cost-U-Less common stock on the record date entitles the holder to one vote on each matter submitted to shareholders for approval at the special meeting.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

• to approve the merger and the merger agreement; and

• to adjourn the special meeting, if necessary or appropriate, to allow time to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, which proposal we also refer to as the adjournment proposal.

Q:	What will be the effect of the merger?

A:	Under the merger agreement, Merger Sub will be merged with and into Cost-U-Less, with Cost-U-Less being the surviving corporation and a wholly owned subsidiary of NWC. Accordingly, after the merger, you will no longer have an equity interest in Cost-U-Less and will not participate in any potential future earnings or growth of Cost-U-Less.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $11.75 in cash, without interest and less any applicable withholding taxes, for each share of Cost-U-Less common stock that you own (unless you choose to be a dissenting shareholder by exercising and perfecting your appraisal rights under Washington law with respect to the merger).

Q:	How does the Cost-U-Less board of directors recommend that I vote?

A:	The Cost-U-Less board of directors has unanimously recommended that you vote:

• FOR the proposal to approve the merger and the merger agreement; and

• FOR the adjournment proposal.

Q:	How do Cost-U-Less’s directors and executive officers intend to vote?

A:	Each of our directors and executive officers has informed us that he currently intends to vote all of his shares of Cost-U-Less common stock in favor of the proposal to approve the merger and the merger agreement and in favor of the adjournment proposal. In addition, J. Jeffrey Meder, our President and Chief Executive Officer and a director, Gary W. Nettles, a director, and John D. Delafield, a director, collectively hold or have voting power with respect to approximately 14.1% of the outstanding shares of Cost-U-Less common stock as of the record date, and have executed voting agreements pursuant to which these shares are required to be voted FOR the proposals at the special meeting.

Q:	What vote of our shareholders is required to approve the merger and the merger agreement and to approve the adjournment proposal?

A:	In order to complete the merger, shareholders holding a majority of the shares of Cost-U-Less common stock outstanding at the close of business on the record date and entitled to vote on the proposal must vote in favor of the proposal to approve the merger and the merger agreement. A failure to vote or an abstention will have the same effect as a vote against the proposal to approve the merger and the merger agreement. Shareholders holding 25.9% of the outstanding shares of common stock of Cost-U-Less as of the record date have executed voting agreements pursuant to which their shares will be voted in favor of the merger and the merger agreement.

Approval of the adjournment proposal will require that the votes cast in favor of the proposal exceed the votes cast against the proposal.

Q:	What is a quorum?

A:	A quorum of the holders of the outstanding shares of Cost-U-Less common stock must be present for the special meeting to be held. A quorum will be present if the holders of a majority of the outstanding shares of Cost-U-Less common stock entitled to vote are present at the meeting, either in person or represented by proxy. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	Who is soliciting my vote?

A:	This proxy solicitation is being made by the Cost-U-Less board of directors and is being paid for by Cost-U-Less. We have engaged Mackenzie Partners, Inc. to assist in the solicitation of proxies and provide related advice and informational support at a cost of approximately $7,500 plus reasonable out-of-pocket expenses. In addition to soliciting shareholders by mail through our employees, we may request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Cost-U-Less common stock that brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the shareholder of record, please submit your proxy by completing, signing, dating and returning the enclosed proxy card. You can also attend the special meeting and vote, or change your prior vote, in person. Even if you plan to attend the special meeting, if you hold your shares in your own name as the shareholder of record, please vote your shares using the enclosed proxy card. Do NOT enclose or return your stock certificate(s) with your proxy.

If you hold your shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s proxy card which includes voting instructions and instructions on how to change your vote.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	Yes, but only if you provide instructions to your broker, bank or other nominee on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the proposal to approve the merger and the merger agreement.

Q:	How are votes counted?

A.	You may vote FOR, AGAINST or ABSTAIN as to the proposal to approve the merger and the merger agreement. This proposal requires the affirmative vote of the holders of a majority of all outstanding shares of Cost-U-Less common stock entitled to vote on the proposal. Abstentions will not count as votes cast on the proposal to approve the merger and the merger agreement, but will count for the purpose of determining whether a quorum is present. As a result, if you ABSTAIN, it will have the same effect as if you vote AGAINST the proposal to approve the merger and the merger agreement.

For the adjournment proposal, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast and will have no effect on the adjournment proposal but will count for the purpose of determining whether a quorum is present.

If you sign your proxy card without indicating your vote, your shares will be voted FOR the proposal to approve the merger and the merger agreement, and FOR the adjournment proposal. If any other matters are properly brought before the special meeting, the enclosed proxy gives discretionary authority to the persons named in it to vote the shares in their best judgment.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present. As a result, broker non-votes will have the same effect as a vote AGAINST the proposal to approve the merger and the merger agreement but will have no effect on the adjournment proposal.

Q:	How do I revoke or change my vote?

A:	You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy if you are a shareholder of record by notifying the Corporate Secretary of Cost-U-Less in writing or by delivering a new proxy, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person. Simply attending the special meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card?

A:	If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.

Q:	When do you expect the merger to be completed?

A:	We anticipate that the merger will be completed in the fourth calendar quarter of 2007, subject to receipt of shareholder approval at the special meeting and the satisfaction of the other closing conditions under the merger agreement.

Q:	What is required to complete the merger?

A:	We are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include receipt of approval from Cost-U-Less’s shareholders. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see “The Merger Agreement — Conditions to Completing the Merger” beginning on page 43.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration to which you are entitled. You should use the letter of transmittal to exchange stock certificates for that merger consideration. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Q:	What if my stock is uncertificated?

A:	If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee shortly after the merger is completed as to how to effect the surrender of your “street name” shares in exchange for the merger consideration to which you are entitled. See “The Merger — Procedures for Receiving the Merger Consideration” beginning on page 24. Shortly after the merger is completed, your broker, bank or other nominee will receive a letter of transmittal with instructions informing them how to send to the paying agent book-entry account statements reflecting the ownership of such street name stock in order to receive the appropriate merger consideration. See “The Merger — Procedures for Receiving the Merger Consideration” beginning on page 24.

Q:	What if I own options?

A:	All outstanding options will expire, be cancelled and terminate at the effective time of the merger without payment of additional consideration. However, if you are the beneficial owner of options having an exercise price less than $11.75, whether vested or unvested, and you have signed an option cash-out agreement, the paying agent will pay the merger consideration to which you are entitled by delivering the payment to you, without interest and less any applicable withholding taxes, shortly after the merger is completed at the address reflected in our records. See “The Merger — Procedures for Receiving the Merger Consideration” and “The Merger Agreement — Treatment of Options” beginning on pages 24 and 34, respectively.

Q:	Will the merger be taxable to me?

A:	Yes. The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you under federal, state, local, non-U.S. and other tax laws. See “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page 27.

Q:	Am I entitled to dissenters’ rights?

A:	Yes. If you are a shareholder who objects to the merger, and if you comply with the required procedures under Washington law, you will be entitled to dissenters’ rights under Washington law. See “Dissenters’ Rights” beginning on page 48 and Appendix C.

Q:	How can I obtain additional information about Cost-U-Less?

A:	We will provide a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, excluding certain of its exhibits, and other subsequent filings with the SEC without charge to any shareholder who delivers a written request to 3633 136th Place SE, Suite 110, Bellevue, Washington 98006, attention: Secretary. Our Annual Report on Form 10-K and other SEC filings also may be accessed on the Internet at www.sec.gov or on the investor relations page of our website at www.costuless.com/investors. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. For a more detailed description of the information available, please refer to “Where You Can Find Additional Information” on page 51.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, you should contact Mackenzie Partners, Inc., our proxy solicitation agent, by telephone at (800) 322-2885.

You may also wish to consult your own legal, tax and/or other financial advisors with respect to the merger agreement, the merger or other matters described in this proxy statement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you to in this proxy statement, contain forward-looking statements, within the meaning of the federal securities laws. These forward-looking statements include without limitation statements regarding our expectations and beliefs about the market and industry; our goals, plans, and expectations regarding our business strategy, attributes for successful stores, merchandising and distribution; our beliefs regarding the future success of our stores and our merchandising strategy; our expectations and beliefs regarding competition, competitors, the basis of competition and our ability to compete; our beliefs regarding our ability to hire and retain personnel and the labor costs associated with island wages; our beliefs regarding period to period results of operations; our expectations regarding future growth and financial performance; our expectations regarding international sales and our revenues; our expectations and beliefs regarding revenue and revenue growth; our expectations regarding our strategies; our expectations regarding fluctuations in revenues, operating results and comparable store sales; our beliefs and expectations regarding our existing facilities and the availability of additional space in the future; our intent to use all available funds for the expansion and the operation of our business and not to declare or pay any cash dividends; our beliefs and expectations regarding our results of operation and financial position; our intentions and expectations regarding utilization of tax benefits and credits; our beliefs and expectations regarding liquidity and capital resources and that amounts available under our various credit facilities, existing cash available for working capital purposes and cash flow from operations will be sufficient to meet our cash requirements; and our expectations regarding the impact of recent accounting pronouncements and revenue recognition matters. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. These risks and uncertainties include those described in this proxy statement. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this proxy statement.

As used in this proxy statement, unless the context otherwise requires, the terms “we,” “us,” “our,” “the Company,” and “Cost-U-Less’’ refer to Cost-U-Less, Inc., a Washington corporation, and its subsidiaries.

THE MERGER

Background of the Merger

Cost-U-Less has for many years continually explored ways to maximize long-term value for our shareholders, including ways to increase sales, gross margins and earnings, and respond to competition. In recent years, we have also persistently explored other strategic alternatives as a means of maximizing value for our shareholders. Our strategic inquiries have been motivated by a number of fundamental realities inherent in our business, including: our niche business and geographic models which make it difficult to expand our store base very rapidly; our lack of access to expansion capital on acceptable terms, thereby limiting us to internally generated funds and senior debt secured by largely offshore collateral; the disproportionate negative impact that the increased costs of being a public company have had on our earnings; and our small public float and low trading volumes which limit the realistic ability of all of our shareholders to achieve liquidity at the quoted trading price, let alone realize a premium over the quoted trading price.

As a result of these factors, our board of directors has on several occasions over the past six years engaged professional financial advisers to assist in evaluating strategic alternatives. Since conducting our initial public offering in 1998, our board of directors has formally engaged three outside financial advisers, on four separate occasions, during the period from 2000 to 2004, and most recently in 2006. These engagements were primarily broad mandates to examine a range of potential strategic opportunities, and in some cases involved assessment of specific opportunities that were under consideration. Strategic alternatives examined have included not only potential business combinations but also acquisition or divestiture opportunities, strategic partnering opportunities and potential equity financings, as well as alternative uses for our cash and borrowing capacity such as possible expansion of the stock repurchase programs we have implemented periodically since 2001.

In December 2002, we engaged Delafield Hambrecht, Inc., a Seattle-based investment banker, to help identify and assess potential acquirors and other strategic opportunities. Delafield Hambrecht had largely concluded this initial assignment by mid-2003. Later, in December 2003, our board of directors renewed its engagement of Delafield Hambrecht for an additional 12-month period.

In November 2005, Delafield Hambrecht’s chief executive officer, John D. Delafield, announced in an SEC filing that he and his firm and other related parties had acquired beneficial ownership of more than 7% of the shares of our outstanding common stock. In September 2006, Chadwick Capital Management LLC filed SEC documents reflecting that it and other related parties, including Monarch Activist Partners LP, had acquired beneficial ownership of more than 5% of the shares of our outstanding common stock.

In November 2006, we engaged our current financial adviser, Cascadia Capital, LLC, to assist our board of directors in exploring a range of strategic alternatives. Cascadia Capital is a Seattle-based investment bank focused on serving emerging growth and middle market companies.

In late 2006 and early 2007, the Delafield Hambrecht group disclosed in SEC filings that if had increased its beneficial ownership to 9.5% of our outstanding common stock, and also included letters to our management suggesting, among other things, that we hire an investment banker to explore strategic alternatives. Chadwick Capital Management, through its affiliate Monarch Activist Partners, also sent letters to our management suggesting that we hire an investment banker to explore strategic alternatives. During the same period of time, Cascadia Capital facilitated unsuccessful discussions with one party regarding a potential strategic combination.

In January 2007, Cascadia Capital began to explore on an anonymous basis certain potential strategic relationships with companies doing business in the Caribbean market who were deemed to have potential interest in acquiring Cost-U-Less.

On February 28, 2007, we entered into separate letter agreements with Delafield Hambrecht and Chadwick Capital Management pursuant to which, among other things, we agreed to nominate and support Mr. Delafield for election to our board of directors at our 2007 annual meeting of shareholders. We entered into these agreements to avoid what we believed would be unnecessary expenses, distraction of management’s time and disruption of our business as a result of a proxy contest. In addition, in order to maintain independence and flexibility in analyzing and investigating various alternatives, our board of directors established a special committee comprised only of our four independent directors, to investigate, analyze and, if necessary, oversee the negotiation of any strategic alternatives that the committee deemed appropriate and in the best interests of our shareholders.

In March 2007, the special committee expanded our engagement of Cascadia Capital to include the exploration of a broader selection of potential buyers of the company. The process of seeking an acquiror was initiated only partially in response to suggestions by Delafield Hambrecht, Chadwick Capital Management and other shareholders. The primary reasons we decided to seek a broader range of acquisition opportunities were the perceived limits on our ability to continue increasing long-term value for our shareholders through organic means, and the inability of our shareholders to realize a premium over the quoted trading price of our common stock other than in connection with a sale of the company. In addition, our board of directors believed that the environment for mergers and acquisitions was favorable from both an activity level and a valuation standpoint. The board of directors believed that our investigations of possible sale alternatives in prior years had demonstrated that the number of potential strategic buyers of the company was likely to be limited, which made it all the more important to start and finish any eventual sale process during a period when the mergers and acquisitions market would likely include financial bidders, whose participation could contribute to an auction environment more likely to result in fair pricing of any transaction.

At the special committee’s request, Cascadia Capital ultimately marketed the transaction to 49 prospective buyers, including 17 strategic buyers and 32 financial buyers. Twelve parties signed non-disclosure agreements and received detailed non-public information regarding Cost-U-Less. These parties were invited to submit initial indications of interest before May 1, 2007. Six parties submitted initial indications of interest and one additional party indicated that it was interested in a transaction at a valuation range that Cascadia Capital felt was competitive.

Following receipt of these initial indications of interest, the special committee directed Cascadia Capital to conduct a second phase of the marketing process with the objective of increasing transaction valuations, assessing probability to close, and understanding key deal points. Cascadia Capital invited each of the seven interested parties to participate in the second phase of the sale process and, following the execution of confidentiality agreements, provided each party access to an online data room containing more detailed information about the company. Of the seven interested parties, one party declined to proceed further. Cascadia Capital set a deadline of June 29, 2007, for the submission of final, written proposals from the six remaining interested parties. Cascadia Capital later extended the deadline for submitting final proposals to July 17, 2007, to allow for further due diligence by the interested parties.

In early June 2007, each of the six remaining interested parties conducted in-person meetings with members of our senior management and representatives of Cascadia Capital in Seattle, Washington. On June 7, 2007, our management team, including Messrs. Meder, Sorensen, Moore and Scalzo and representatives from Cascadia Capital met with the management team from The North West Company at the offices of our legal counsel in Seattle. Our management team presented background and operational information about the company and responded to questions.

On June 13, 2007, Mr. Meder, received a call from Edward Kennedy, The North West Company’s president and chief executive officer. The purpose of the call was to discuss The North West Company’s intention to open a store in the Guam market if the merger does not occur. Messrs. Meder and Kennedy also discussed our plans or operations in other markets, including Hilo, Hawaii, the Cayman Islands and the Caribbean generally.

On July 5, 2007, the management team of The North West Company met with Messrs. Meder, Sorensen, Moore and Scalzo via videoconference to further discuss our operations and plans for growth in each of our target markets. During this videoconference, the parties reviewed the lease negotiations relating to our Hilo store, and discussed the costs associated with development of our new building in Grand Cayman, the Curacao store and market, our competitive position in the St. Thomas market, and our strengths in island markets generally.

On July 10, 2007, Messrs. Meder and Moore participated in a telephone conference with Leo Charrière, The North West Company’s executive vice president and chief financial officer. The parties discussed the effects of foreign currencies on our business, our bank relationships, our anticipated capital expenditures for the remainder of 2007, details of our joint venture agreement in Grand Cayman, and our lease in Aruba.

On July 17, 2007, Cascadia Capital received written proposals from two parties, The North West Company and Delafield Hambrecht, as well as verbal indications of interest from four other parties. At the direction of the special committee, Cascadia Capital contacted those parties that had not submitted written proposals, in an effort to keep them in the process. However, each of these parties declined to submit written proposals.

On July 18, 2007, the special committee met to discuss the written proposals received from The North West Company and from Delafield Hambrecht. The North West Company’s proposal indicated a per share purchase price of $11.25 to be paid in cash for all of the outstanding shares of our common stock. Delafield Hambrecht’s proposed per share purchase price consisted of $7.00 cash and $7.00 in subordinated Cost-U-Less notes. Cascadia Capital provided the special committee with a detailed review of each proposal, including its analysis of the current value of each of the proposals. Cascadia Capital indicated that it valued Delafield Hambrecht’s proposal at between $10.50 and $11.00 per share when taking into account the current value of the subordinated notes. Following this discussion, the special committee determined that The North West Company’s proposal appeared to represent a greater value for our shareholders and directed Cascadia Capital to explore whether The North West Company would raise its offer above $11.25 per share. At the direction of the special committee, Cascadia Capital also informed Delafield Hambrecht that its offer was not the highest offer received by Cost-U-Less.

During late July and early August 2007, Cascadia Capital engaged in discussions and met several times with representatives from D.A. Davidson & Co., The North West Company’s financial advisor, in an effort to obtain a higher per share price from The North West Company. The special committee also met several times during this period to discuss the terms of The North West Company’s proposal and ongoing negotiations.

On July 27, 2007, the chairman of the Cost-U-Less board of directors, Mr. Textor, spoke with Mr. Kennedy on the telephone to discuss various issues related to the potential merger, including management retention, consolidation of operations following the merger, and the combined company’s opportunities in various markets after the merger. Messrs. Textor and Kennedy also discussed how The North West Company arrived at the per share price in its proposal and whether The North West Company could increase its offer above the proposed price of $11.25 per share. Mr. Kennedy indicated that he believed The North West Company could increase its offer between $0.25 and $0.50 per share.

On July 31, 2007, Cascadia Capital provided an update to the special committee, including a detailed review of the entire sale process. Cascadia Capital also provided an in-depth analysis of the current proposals from The North West Company and Delafield Hambrecht. Cascadia Capital informed the special committee that Delafield Hambrecht had indicated that it would no longer participate in the sale process; as a result, the board of directors subsequently added Mr. Delafield to the special committee.

On August 3, 2007, Mr. Textor spoke again with Mr. Kennedy on the telephone to discuss various issues related to the potential merger, including the proposed termination fee structure and the company’s expected capital expenditures related to the Grand Cayman store. Mr. Kennedy informed Mr. Textor that The North West Company would increase its per share offer price to $11.75 on the condition that Cost-U-Less immediately agree to negotiate exclusively with The North West Company. Mr. Textor provided an update to the special committee regarding his discussion with Mr. Kennedy. The special committee discussed the higher per share offer price, as well as the proposed structure of the termination fee and the deal protection measures as a whole, including the proposed stockholder voting agreements. The special committee authorized each of Messrs. Donegan and Enger to execute an agreement to negotiate exclusively with The North West Company for a transaction at the $11.75 per share price, on the condition that The North West Company revise the structure of the proposed termination fee from a “break-up” fee to a “topping” fee. The special committee directed Cascadia Capital to contact D.A. Davidson with this information.

On August 4, 2007, Mr. Kennedy called Mr. Meder to say that The North West Company was focused on getting the merger agreement completed and executed as quickly as possible, and to discuss various business issues.

On August 8, 2007, Cascadia Capital updated the special committee on its conversations with D.A. Davidson and circulated a proposed agreement for exclusive negotiations prepared by The North West Company.

On August 9, 2007, Cascadia Capital reported to the special committee that it had spoken with D.A. Davidson again and that The North West Company had agreed to revise the structure of the proposed termination fee. Mr. Donegan then executed an agreement whereby we agreed to negotiate exclusively with The North West Company, for a period ending on August 24, 2007.

From August 10, 2007, through August 27, 2007, the parties met several times to discuss transition planning, coordination for signing the merger agreement and issuing a press release and related issues. In addition, the parties’ legal and financial advisors engaged in extensive negotiations regarding the terms and conditions of the definitive agreements relating to the proposed merger.

On August 13, 2007, the special committee met with legal counsel and Cascadia Capital to review The North West Company’s proposed changes to the draft merger agreement.

On August 14, 2007, legal counsel for Cost-U-Less updated the special committee regarding its discussions with The North West Company’s legal advisors, indicating that the material open issues included provision for certainty of The North West Company’s financial ability to close the transaction, conditions on our operations during the period from signing of the merger agreement to the closing of the merger, indemnification of our officers and directors, and capital expenditures related to our Grand Cayman store.

On August 20, 2007, the special committee received a further update from legal counsel regarding the proposed merger agreement and remaining open issues.

On August 22, 2007, the special committee met with legal counsel and Cascadia Capital to review the status of negotiations with respect to the merger agreement and the ancillary agreements. Cascadia Capital also reviewed its preliminary financial analysis and other financial information as well as its draft fairness opinion.

On August 24, 2007, the special committee met telephonically to consider approval of the merger and adoption of the merger agreement. At this meeting, representatives of Cascadia Capital presented its financial analysis and other financial information with respect to the proposed transaction. At that time, Cascadia Capital rendered an oral opinion, which was subsequently confirmed by a written opinion dated as of August 27, 2007, that, as of the latter date and based upon and subject to the factors and assumptions set forth in the opinion, the merger consideration to be received by Cost-U-Less shareholders in connection with the proposed transaction was fair, from a financial point of view, to the Cost-U-Less shareholders. Legal counsel to Cost-U-Less presented information to the special committee regarding the terms and conditions of the merger that had changed since the special committee last met on August 22, 2007, and advised the board regarding legal considerations relating to the transaction, including a review of the fiduciary obligations of the members of the special committee and the board of directors.

Representatives of Cost-U-Less and The North West Company negotiated the remaining open items and finalized the definitive merger agreement in the early afternoon of August 27, 2007, at which time the special committee and our board of directors unanimously determined that the merger and the terms of the merger agreement were advisable and fair to, and in the best interests of, Cost-U-Less and our shareholders, and recommended that our shareholders vote in favor of adopting the merger and the merger agreement.

On August 27, 2007, Cost-U-Less and The North West Company executed the merger agreement and issued a joint press release announcing the execution of the merger agreement.

Determination of the Board of Directors; Reasons for Approval of the Merger; Recommendations.

Board of Directors.  After careful consideration, on August 27, 2007, the Cost-U-Less board of directors unanimously (1) determined that it is advisable and in the best interests of Cost-U-Less and its shareholders for Cost-U-Less to consummate the merger upon the terms and subject to the conditions set forth in the merger agreement, and that the merger is fair to Cost-U-Less and its shareholders, and (2) approved the merger agreement, the merger and the other transactions contemplated thereby. Accordingly, the Cost-U-Less board of directors unanimously recommends that shareholders vote FOR the proposal to approve the merger and the merger agreement and FOR the adjournment proposal.

Reasons for the Merger.  The material factors that led our board of directors to explore the potential for a sale of Cost-U-Less over the past six years included the following:

•	our niche business and geographic models make it difficult to expand the store base very rapidly;

•	our lack of access to expansion capital on acceptable terms, thereby limiting us to internally generated funds and senior debt secured by largely offshore collateral;

•	the increased costs of being a public company have a disproportionate negative impact on our earnings;

•	our small public float and low trading volumes limit the realistic ability of all shareholders to achieve liquidity at the quoted trading price; and

•	without selling the company, our shareholders have no ability to realize a premium over the quoted trading price of our common stock.

In addition, in recent years it had become increasingly evident to our board that, while our business model presents opportunities for continued expansion and improvements in profitability, our ability to achieve overall growth and capture improved operating results is increasingly constrained by the current scale of our business. For example, at the same time that we continue to identify growth opportunities in promising new markets, we also face increasing competition from larger direct competitors in some of our more mature markets such as in Kauai, as well as planned competition from The North West Company itself in other Pacific markets, and increasing investment costs and associated capital needs for any stores that we choose to open, expand or refurbish. Despite our success in recent years at identifying and achieving significant operating margin improvements, we have also found it increasingly difficult to achieve continued margin improvements without the added buying power and other benefits that would accompany a larger scale business. In markets where larger competitors also choose to do business, lesser buying power is a disadvantage that can lead to reduced sales and, in turn, even less buying power. Similarly, while we have developed core competencies in dealing with the particular risks that pertain to our business, such as construction techniques to protect our buildings from severe weather, the occurrence of adverse events or disruptions in only one or a few of our stores can have a significant adverse impact on our operating results and stock price, due to our relatively small overall store base.

The current proposal, by one of the few potential strategic buyers currently available, reflects a premium our board of directors considers attractive and appropriate in light of our future opportunities and risks, and also in light of the current trading level of our common stock, which has traded near the upper end of the trading range for the last several years. In addition, since the proposed merger consideration is payable in cash, from readily available funds and not subject to a financing condition, our board of directors believes that the proposal provides a high degree of certainty of delivering this premium value to all of our shareholders.

Our board also considered a number of material risks or potentially adverse factors in making its determination and recommendation, including:

•	the fact that, following the merger, our current shareholders will no longer participate in any of Cost-U-Less’s potential future earnings or growth;

•	the interests of certain of our directors and executive officers that may be different from, or in addition to, the interests of our other shareholders;

•	the fact that the merger consideration to be received by our shareholders who are U.S. persons will be taxable to them for federal income tax purposes; and

•	the possibility of disruption to our operations following the announcement of the merger, and the potential effects on our business and our stock trading price if the merger does not close.

After taking all of the foregoing considerations into account, our board of directors believes it is in the best interests of our shareholders to approve the merger and the merger agreement at this time, rather than continue to face the increasing competition and other risks of remaining an independent company, including the uncertainties inherent in today’s public stock markets, credit markets and the overall mergers and acquisitions market.

The foregoing discussion of the information and factors considered by our board is intended to be illustrative and not exhaustive, but includes the material reasons and factors considered. In view of the wide variety of reasons and factors considered, our board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specified factors considered in reaching its determinations or the reasons for such determinations. Individual directors may have given differing weights to different factors or may have had different reasons for their ultimate determination. In addition, our board did not reach any specific conclusion with respect to any of the factors or reasons considered. Instead, our board conducted an overall analysis of the factors and reasons described above and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of the merger.

The Cost-U-Less board of directors unanimously recommends that you vote FOR the proposal to approve the merger and the merger agreement and FOR the adjournment proposal.

Opinion of Cost-U-Less Financial Advisor

Cascadia Capital, LLC acted as financial advisor to our board of directors in connection with the merger agreement and evaluated the fairness of the offered merger consideration of $11.75 per share of common stock.

In a meeting of the special committee of the board of directors on August 24, 2007, held to evaluate the proposed transaction, Cascadia Capital delivered to the special committee its oral opinion, subsequently followed by delivery of a written opinion on August 27, 2007, that, as of that date and based on (i) the assumptions made, (ii) the matters considered, and (iii) the limitations on the review undertaken and described in the written opinion, the purchase price of $11.75 per share of common stock was fair, from a financial point of view, to the holders of Cost-U-Less common stock.

In connection with rendering its opinion, Cascadia Capital, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Cost-U-Less;

•	reviewed certain internal financial statements and other financial operating data concerning Cost-U-Less prepared by our management;

•	reviewed certain financial projections prepared by our management;

•	discussed the past and current operations of and financial condition and the prospects of Cost-U-Less with our senior executives;

•	reviewed the reported prices and trading activity for our common stock;

•	compared the financial performance of Cost-U-Less and the prices and trading activity of our common stock with that of the securities of certain other publicly traded companies;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of Cost-U-Less, The North West Company, and their financial and legal advisors;

•	reviewed the financial terms and conditions set forth in the merger agreement and certain related documents; and

•	performed such other analyses and considered such other factors as Cascadia Capital deemed appropriate.

The full text of the Cascadia Capital opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached to this proxy statement as Appendix B. The summary of the Cascadia Capital opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Cascadia Capital opinion. We encourage you to read the Cascadia Capital opinion in its entirety. The Cascadia Capital opinion was prepared for the benefit and use of the special committee of our board of directors in connection with its evaluation of the transaction and is not intended to be, and does not constitute, a recommendation to any shareholder of Cost-U-Less as to how such shareholder should vote, or take any other action, with respect to the merger.

The Cascadia Capital opinion does not address:

•	the relative merits of the merger as compared to other business strategies or transactions that might be available to us; or

•	the underlying business decision of Cost-U-Less to effect the merger.

Cascadia Capital did not express any opinion as to:

•	whether any alternative transaction might produce consideration for our shareholders in excess of the amount contemplated in the merger agreement;

•	the value of any employee agreement or other arrangement entered into in connection with the merger;

•	any tax or other consequences that might result from the merger; or

•	the terms of the merger agreement or the form of the merger.

In its review and analysis, and in arriving at its opinion, Cascadia Capital assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it (including information furnished to it orally by our management ) or publicly available. Cascadia Capital did not verify, and does not assume responsibility for verifying, any such information. Cascadia Capital relied upon the assurances of our management that they were not aware of any facts that would make such information inaccurate or misleading.

Furthermore, Cascadia Capital did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of Cost-U-Less, nor was Cascadia Capital furnished with any such evaluation or appraisal. Cascadia Capital assumed that all material assets and liabilities (contingent or otherwise) of Cost-U-Less were as set forth in the financial statements or other information made available to Cascadia Capital. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for Cost-U-Less that Cascadia Capital reviewed, upon the advice of our management Cascadia Capital assumed that such forecasts and projections had been reasonably prepared in good faith on the basis of reasonable assumptions and reflected management’s best currently available estimates and judgments as to our future financial condition and performance. Cascadia Capital further assumed that such projections and forecasts would be realized in the amounts and in the time periods then estimated.

In addition, Cascadia Capital assumed that the merger would be consummated upon the terms set forth in the last draft of the merger agreement reviewed by Cascadia Capital without material alteration thereof or waiver of any material terms thereof. Cascadia Capital expressed no opinion regarding whether the necessary approvals or other conditions to the transaction would be obtained or satisfied and assumed that obtaining any necessary regulatory approvals or third party consents would not have an adverse effect on the transaction or any parties thereto. In addition, Cascadia Capital assumed that our historical financial statements reviewed by Cascadia Capital had been prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied and that the representations and warranties of each party contained in the merger agreement were true and correct. Cascadia Capital is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of Cost-U-Less and its legal, tax or regulatory advisors with respect to such matters.

The Cascadia Capital opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to Cascadia Capital as of, the date of its opinion. Subsequent developments may affect the conclusion expressed in the opinion and Cascadia Capital has disclaimed any undertaking or obligation to advise any person of any change in any matter affecting the opinion which may come or be brought to its attention after the date of the opinion. The Cascadia Capital opinion is limited to the fairness of the purchase price offered of $11.75 per share of common stock, from a financial point of view and as of the date thereof, to the holders of the shares of Cost-U-Less common stock.

Summary of Cascadia Capital’s Financial Analyses

The following is a summary of the material financial analyses performed by Cascadia Capital in connection with rendering its opinion. This summary of financial analyses is not a complete description of all the analyses performed by Cascadia Capital. Certain of the information in this section is presented in a tabular form. In order to understand the financial analyses performed by Cascadia Capital better, these tables must be read together with the text of each summary. The Cascadia Capital opinion is based upon the totality of the various analyses performed by Cascadia Capital and no particular portion of the analyses has any merit standing alone.

Comparable Companies Analysis.  Using publicly available information, Cascadia Capital compared certain financial measures and metrics of Cost-U-Less to those of the following publicly traded companies in the hypermarket and supercenter, multi-regional grocery, and regional grocery markets, believed by Cascadia Capital to have some similarities to Cost-U-Less. These financial measures and metrics included the market value, enterprise value, book value, enterprise value as a multiple of earnings before interest, taxes, depreciation and amortization, or EBITDA, long term growth forecasts and market value as a multiple of earnings.

Hypermarket and Supercenter:

•	Aeon Co.

•	BJ’s Wholesale Club

•	Carrefour SA

•	Cencosud SA

•	Controladora Comercial Mexicana SA

•	Costco Wholesale Corp.

•	Grupo Gigante SA de CV

•	North West Company Fund

•	PriceSmart Inc.

•	Siam Makro plc

•	Target Corp.

•	Wal-Mart de Mexico SA

•	Wal-Mart Stores Inc.

Multi-Regional Grocery:

•	Delhaize Group

•	Kroger Co.

•	Safeway Inc.

•	Supervalu Inc.

Regional Grocery:

•	Ingles Markets Inc.

•	Ruddick Corp.

•	The Great Atlantic & Pacific Tea Company Inc.

•	Village Super Market Inc.

•	Weis Markets Inc.

Cascadia Capital concluded that these companies’ securities trade primarily based on each individual company’s ratio of enterprise value to EBITDA and price to earnings per share. Cascadia Capital applied the financial measures and metrics discussed herein to Cost-U-Less and the comparable companies for the last twelve-month period publicly available, as well as estimated amounts for the 2007 calendar year and 2008 calendar year time periods. For purposes of estimated calendar year financial performance of comparable companies, Cascadia Capital utilized projections provided by various privately maintained databases and publicly available equity analyst research reports.

The following table reflects Cascadia Capital’s findings as to comparable companies’ value based upon multiples of financial performance for the most recent publicly available twelve-month period as well as projected financial performance for calendar years 2007 and 2008:

													Price/Book
	Enterprise Value/EBITDA						Price/Earnings						Value
			Estimated		Estimated				Estimated		Estimated
	Last 12		Calendar		Calendar		Last 12		Calendar		Calendar		Last 12
	Months		Year 2007		Year 2008		Months		Year 2007		Year 2008		Months

Low	5.9	x	5.9	x	5.0	x	12.1	x	13.8	x	12.0	x	0.4	x
Mean	9.6	x	8.9	x	8.0	x	19.9	x	18.2	x	15.8	x	1.7	x
Median	8.2	x	8.1	x	7.1	x	18.3	x	17.4	x	14.7	x	1.6	x
High	17.5	x	14.9	x	12.7	x	39.0	x	26.9	x	20.7	x	3.3	x

Cascadia Capital observed that the per share price of $11.75 offered in the proposed merger was within the implied value range for the public market comparables based on EBITDA, earnings and book value multiples, which were $10.64 to $23.33 in the hypermarket and supercenter market, $8.14 to $17.16 in the multi-regional grocery market, and $9.48 to $22.20 in the regional grocery market.

Cascadia Capital also observed that the transaction equity value of approximately $52.3 million offered in the proposed merger was within the implied equity value range for the public market comparables in the multi-regional grocery market based on EBITDA and earnings multiples, which were $48.0 million to $56.0 million and $53.0 million to $60.0 million, respectively.

No company compared in the comparable companies analysis is identical to Cost-U-Less. Accordingly, an analysis of the results of the foregoing is not entirely mathematical and involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the transaction, public trading, and other values of the comparable companies or Cost-U-Less.

Precedent Transaction Analysis.  Using publicly available information, Cascadia Capital analyzed the consideration offered and the implied enterprise value, as a multiple of the target companies’ prior twelve months financial performance, in the following selected acquisition transactions deemed to be generally relevant to the merger:

Controlling Interest Acquisitions:

•	Coles Group/Wesfarmers Ltd. (June 30, 2007)

•	Alfa Retailindo/Ramayana Lestari Sentosa (June 26, 2007)

•	S.A.C.I. Falabella/Distribucion y Servicio SA (May 17, 2007)

•	York-Benimaru/Seven & I Holdings Co. (April 11, 2006)

•	Almacenes Exito SA/Casino Guichard Perrachon & Cie SA (April 1, 2007)

•	Pathmark Stores/The Great Atlantic & Pacific Tea Company (March 4, 2007)

•	Wild Oats Markets/Whole Foods Market (February 21, 2007)

•	Smart & Final/Apollo Management (February 20, 2007)

•	Homever/Private Equity Investor Consortium (April 28, 2006)

•	Marsh Supermarkets/Sun Capital Partners (April 20, 2006)

•	Albertsons/SuperValu (January 22, 2006)

•	Hyparlo SA/Carrefour SA (December 21, 2005)

•	Sonae Distribuicao Brasil SA/Wal-Mart Stores (December 14, 2005)

•	Fresh Brands/Certified Grocers Midwest (December 5, 2005)

•	Somerfield plc/Private Equity Investor Consortium (October 14, 2005)

•	Disco SA/Cencosud SA (March 5, 2004)

•	Safeway plc/WM Morrison Supermarkets plc (December 15, 2003)

•	Santa Isabel SA/Cencosud SA (July 31, 2003)

Minority Interest Acquisitions:

•	J. Sainsbury plc/Delta Two Limited (June 15, 2007)

•	Sobeys/Empire (April 26, 2007)

•	Jiadeli Supermarket/ARC Capital Holdings (February 14, 2007)

•	Almacences Exito SA/Casino Guichard Perrachon & Cie SA (January 16, 2007)

•	Almacences Exito SA/Cencosud SA (October 19, 2006)

•	Modelo Continente SA/Sonae SA (September 6, 2006)

•	Jiangsu Times Supermarket/Wumart Stores (August 29, 2006)

•	Modelo Continente SA/Sonae SA (April 20, 2006)

•	Foodarama Supermarkets/Founding Family (December 2, 2005)

•	Hero Supermarket/Dairy Farm International (September 8, 2005)

•	A&P Canada/Metro (July 19, 2005)

•	Somerfield plc/Individual Investor (July 8, 2005)

•	Modelo Continente SA/Carrefour SA (June 9, 2005)

•	Chris Cash & Carry/Carrefour SA (May 19, 2005)

•	Companhia Brasiliera de Distribuicao/Casino Guichard Perrachon & Cie SA (May 4, 2005)

•	Hero Supermarket/Dairy Farm International (December 2, 2004)

•	Modelo Continente SA/Sonae SA (November 16, 2004)

•	Shop n’ Save/Cold Storage Singapore (November 14, 2003)

In analyzing these precedent transactions, Cascadia Capital compared, among other things, the implied enterprise value as a multiple of various metrics from the target company’s previous twelve months financial operating performance. All multiples for the precedent transactions were based on public information available at the time of the announcements of the respective transactions.

The following table reflects Cascadia Capital’s findings regarding the transaction value associated with these precedent transactions as a multiple of EBITDA for the last available twelve months:

	Deal Value/LTM
	EBITDA

Low	5.5	x
Mean	10.0	x
Median	9.2	x
High	16.5	x

Cascadia Capital observed that the transaction value of Cost-U-Less implied by the proposed merger consideration is within the range of comparable transactions based on a multiple of EBITDA for the last available twelve months.

Historical Range Analysis.  Cascadia Capital performed a historical trading analysis with respect to the share prices of Cost-U-Less common stock. Cascadia Capital reviewed the closing prices of Cost-U-Less common stock for various periods ending August 24, 2007. Cascadia Capital observed the following with respect to the implied percentage premium that the offering price of $11.75 per common equity share represents when compared to various average prices over the timelines indicated:

	Price	Premium

Prior 5 Calendar Day Average	$10.67	10.12%
Prior 10 Calendar Day Average	$10.61	10.79%
Prior 30 Calendar Day Average	$10.44	12.54%
Prior 60 Calendar Day Average	$10.74	9.41%
Prior 90 Calendar Day Average	$10.53	11.57%
Calendar Year to Date Average	$9.58	22.64%
Prior 1 Year Average	$9.20	27.71%

Discounted Cash Flow Analysis.  Using a discounted cash flow analysis, Cascadia Capital estimated the net present value of the free cash flows that Cost-U-Less could produce on a stand-alone basis over a five-year period from 2007 to 2011. Free cash flow was defined as earnings before interest, but after taxes, plus depreciation and amortization less capital expenditures and increases in working capital. In estimating these cash flows, Cascadia Capital used the forecasts provided by Cost-U-Less’s management for the years 2007 through 2011. Cascadia Capital also calculated an enterprise value for Cost-U-Less at the conclusion of the five-year period ending in 2011, commonly referred to as the terminal value, of between $129.1 million and $146.3 million. In calculating the terminal value, Cascadia Capital assumed multiples of enterprise value to EBITDA ranging from 7.5x to 8.5x, which Cascadia Capital believed to be appropriate for this analysis. The annual cash flows and terminal value were discounted at rates between 18% and 20% (based on a weighted average cost of capital analysis) to determine a net present value of the equity value of Cost-U-Less of approximately $46.5 million to $59.3 million, or an implied value for Cost-U-Less common stock of between $10.46 to $13.32 per share.

General.  This summary is not a complete description of the analysis performed by Cascadia Capital. The preparation of a fairness opinion involves determinations about the most appropriate and relevant methods of financial analysis and the application of these methods in particular circumstances. As a result, a fairness opinion is not easily summarized. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires Cascadia Capital to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Cascadia Capital did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the merger consideration. Rather, in reaching its conclusion, Cascadia Capital considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Cascadia Capital did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Cascadia Capital believes that its analyses must be considered as a whole. Selecting portions of Cascadia Capital’s analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to Cost-U-Less. In performing its analyses, Cascadia Capital made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Cascadia Capital are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by these analyses.

Cascadia Capital has acted as financial advisor to the board of directors of Cost-U-Less in connection with the merger and will receive a fee equal to two percent of the transaction value in connection with the merger, or approximately $1,050,000. This fee is payable upon consummation of the merger, and previously paid monthly retainer fees totaling $130,000, as well as a fee of $200,000 in connection with the issuance of its fairness opinion, will be deducted from this amount.

Effects of the Merger

If the shareholders adopt the merger agreement and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into Cost-U-Less, with Cost-U-Less being the surviving corporation. Immediately after the merger, NWC will directly own all of the capital stock of Cost-U-Less.

When the merger is completed, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by NWC or Merger Sub and shares held by our shareholders who choose to be dissenting shareholders by exercising and perfecting their appraisal rights under Washington law with respect to the merger) will be converted into the right to receive $11.75 in cash without interest and less any applicable withholding taxes.

At the effective time of the merger, current shareholders will cease to have ownership interests in Cost-U-Less or rights as Cost-U-Less shareholders. Therefore, such shareholders will not participate in any future earnings or growth of Cost-U-Less and will not benefit from any appreciation in value of Cost-U-Less.

Our common stock is currently registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act in this proxy statement, and is quoted on the Nasdaq Capital Market under the symbol “CULS.” As a result of the merger, NWC will own all of the capital stock of Cost-U-Less. After the merger, Cost-U-Less common stock will cease to be quoted on the Nasdaq Capital Market. In addition, registration of Cost-U-Less common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholders’ meetings and the requirement to file periodic reports with the SEC, no longer applicable to Cost-U-Less.

At the effective time of the merger, the directors of Merger Sub will become the directors of the surviving corporation and the officers of Merger Sub immediately prior to the effective time of the merger will become the officers of the surviving corporation. The certificate of incorporation of Cost-U-Less will be amended to be the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation will remain Cost-U-Less, Inc. The bylaws of Merger Sub in effect immediately prior to the effective time of the merger will become the bylaws of the surviving corporation.

Procedures for Receiving the Merger Consideration

After the completion of the merger, Mellon Investor Services LLC, the paying agent, will provide instructions to each holder of record of shares of Cost-U-Less common stock that will explain how to surrender stock certificates. Each shareholder will receive cash for his, her or its shares from the paying agent after complying with these instructions. If your shares of common stock are held in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of the “street name” shares and receive cash for those shares. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY. See “The Merger Agreement — Payment for Shares and Exchange Procedures” beginning on page 34.

Effects on Cost-U-Less if the Merger is not Completed

In the event that our shareholders do not adopt the merger agreement or if the merger is not completed for any other reason, you will not receive any payment for your shares in connection with the merger or pursuant to any dissenters’ rights. Instead, Cost-U-Less will remain an independent public company and our common stock will continue to be listed and traded on the Nasdaq Capital Market and registered under the Exchange Act. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your common stock. From time to time, our board of directors will evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize shareholder value. If our shareholders do not adopt the merger agreement or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to our board of directors as fair to, and in the best interests of, our shareholders will be offered, or that the business, prospects or results of operations, financial condition, or cash flows of Cost-U-Less will not be adversely impacted.

In addition, if the merger agreement is terminated under certain circumstances, we will be obligated to reimburse NWC for its fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby, up to an aggregate of $500,000, and we may also be obligated to pay a termination fee of $1.5 million to NWC. See “The Merger Agreement — Fees and Expenses; Termination Fee” on page 41.

Interests of Cost-U-Less Directors and Executive Officers in the Merger

In considering the recommendations of our board of directors, our shareholders should be aware that certain of our directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of shareholders generally. The board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decisions and recommendations with respect to the merger agreement and related matters.

Employment

In April 2003, we adopted an executive severance plan, which provides severance and other benefits in connection with a change in control to certain key employees designated by the board of directors. The merger will be deemed a change of control under the severance plan. The severance plan covers our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and our senior management-level employees who are classified as vice presidents.

Under the severance plan, if the employment of our Chief Executive Officer, our Chief Operating Officer or our Chief Financial Officer is terminated involuntarily (other than for death, disability or cause) or terminates for good reason in connection with or within twelve months after the merger, he will receive a lump sum cash severance payment in an amount equal to twelve months’ salary. If the employment of a senior management-level employee who is classified as a vice president is terminated involuntarily (other than for death, disability or cause) or terminates for good reason in connection with or within twelve months after the merger, he or she will receive a lump sum cash severance payment in an amount equal to one month of base salary for each year of service, with a maximum of twelve months’ salary and a minimum of six months’ salary.

Mr. Meder’s employment agreement provides similar severance payments upon involuntary termination or a termination for good reason within twelve months after a change in control, including a lump sum payment of twelve months’ salary.

Assuming the employment of our chief executive officer and four most highly compensated executive officers (other than the chief executive officer) who were serving as executive officers at the end of our last completed fiscal year were to be terminated involuntarily or terminates their employment for good reason in connection with or within twelve months after the merger, they would be entitled to payments in the amounts set forth opposite their name in the following table:

Officer	Cash Severance

J. Jeffrey Meder	$385,000
Roy W. Sorensen	$220,000
Martin P. Moore	$197,000
Michael T. Scalzo	$208,372
William T. Lofgren	$183,750

Treatment of Stock Options

In addition, the table below sets forth, as of October 17, 2007, for each of our executive officers, and our non-employee directors as a group:

•	the number of stock options with exercise prices below $11.75 per share held by such persons and the exercise price of such options; and

•	the cash payment that will be made to such persons in respect of such stock options upon consummation of the merger, assuming such persons execute an option cash-out agreement with respect to such stock options.

	Number of Securities
	Underlying
	Unexercised Options	Option
Name and Position	Exercisable (#)	Exercise Price ($)	Resulting Consideration

J. Jeffrey Meder	50,000	$1.88	$493,500.00
President and Chief Executive Officer	50,000	$1.50	$512,500.00
	66,667	$2.65	$606,669.70
	8,000	$3.08	$69,360.00
	66,667	$5.38	$424,668.79
Roy W. Sorensen	30,000	$1.88	$296,100.00
Vice President, Chief Operating Officer	30,000	$1.50	$307,500.00
	8,000	$3.08	$69,360.00
Martin P. Moore	2,500	$4.75	$17,500.00
Vice President, Chief Financial Officer,	2,500	$4.75	$17,500.00
Secretary and Treasurer	40,000	$1.50	$410,000.00
	8,000	$3.08	$69,360.00
Michael T. Scalzo	10,000	$4.875	$68,750.00
Vice President, Merchandising & Marketing	5,000	$2.625	$45,625.00
	5,000	$1.50	$51,250.00
	8,000	$3.08	$69,360.00
	20,000	$5.77	$119,600.00
William W. Lofgren	2,000	$5.50	$12,500.00
Vice President, Information Systems	10,000	$4.875	$68,750.00
	8,000	$3.08	$69,360.00
All Non-Employee Directors as a Group (5 persons)	2,000	$1.80	$19,900.00
	1,000	$1.875	$9,875.00
	2,000	$1.88	$19,740.00
	2,000	$2.05	$19,400.00
	4,000	$4.875	$27,500.00
	3,000	$5.64	$18,330.00
	10,000	$6.10	$56,500.00
	26,564	$7.00	$126,179.00
	4,000	$8.09	$14,640.00
	4,000	$8.11	$14,560.00

Indemnification and Insurance

Pursuant to the terms of the merger agreement, NWC has agreed that:

•	after the effective time of the merger, NWC will cause the surviving corporation to honor and fulfill in all respects the obligations of Cost-U-Less under its articles of incorporation, bylaws and any and all indemnification agreements in effect immediately prior to August 27, 2007, between Cost-U-Less and any of its current or former directors or officers; and

•	neither NWC nor the surviving corporation will take any action to amend, repeal or modify the policy of directors’ and officers’ liability insurance with a tail period of six years from the closing date obtained by Cost-U-Less prior to the effective time of the merger.

See “The Merger Agreement — Directors’ and Officers’ Indemnification and Insurance” beginning on page 42.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Cost-U-Less common stock whose shares are converted into the right to receive cash in the merger. The summary is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to beneficial holders of Cost-U-Less common stock. The summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the Code), existing, proposed and temporary regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, including retroactively.

This summary applies only to beneficial holders of Cost-U-Less common stock who own such stock as capital assets within the meaning of Section 1221 of the Code and may not apply to beneficial holders who:

•	acquired their shares prior to the effective time of the merger pursuant to the exercise of employee stock options or other compensation arrangements with Cost-U-Less; or

•	hold their shares as part of a hedge, straddle or conversion transaction or who are subject to special tax treatment under the Code (such as dealers in securities or foreign currency, insurance companies, other financial institutions, regulated investment companies, tax-exempt entities, S corporations, partnerships and taxpayers subject to the alternative minimum tax).

This summary also does not address the U.S. federal income tax consequences of the merger to a U.S. holder who receives merger consideration as the result of the vesting and/or the deemed exercise of stock options.

In addition, this summary does not address the federal income tax consequences to a beneficial holder of Cost-U-Less common stock who is not a U.S. holder, such as a non-resident alien individual, a foreign corporation, or a foreign estate or trust, nor does it consider the effect of any state, local or foreign tax laws. If these circumstances that are not addressed apply to you, you should consult your own tax advisor.

The United States federal income tax consequences summarized below are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each U.S. holder of Cost-U-Less common stock and anyone else who may receive merger consideration is urged to consult such person’s own tax advisor as to the particular tax consequences to such person of the merger, including the application and effect of state, local, foreign and other tax laws.

As used in this discussion, a U.S. holder is any beneficial owner of shares who is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is, in each case, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (A) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (B) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares, the tax treatment of its partners generally will depend on a partner’s status and the activities of the partnership. Partnerships and their partners should consult their tax advisors regarding the U.S. federal income tax consequences to them of the merger.

Tax Consequences of the Merger

The receipt of cash for Cost-U-Less common stock pursuant to the merger by a U.S. holder will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares surrendered for cash pursuant to the merger. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same price per share in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for such shares is more than one year at the time of consummation of the merger. The maximum federal income tax rate on net long-term capital gain recognized by individuals is 15% under current law. The maximum federal income tax rate on net long-term capital gain recognized by a corporation is 35%. Capital losses are subject to limitations on deductibility for both corporations and individuals.

In general, U.S. holders who exercise appraisal rights will also recognize gain or loss. Any holder considering exercising statutory appraisal rights should consult his, her or its own tax advisor.

Information Reporting and Backup Withholding Requirements

Payments made to a U.S. holder in connection with the merger will be subject to information reporting and may be subject to backup withholding, currently at a 28% rate. Backup withholding generally will apply only if the beneficial holder fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable backup withholding rules and certification requirements. Each U.S. holder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the payment agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner acceptable to the payment agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against a U.S. holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service in a timely manner.

Last Twelve Months Results and Financial Projections

Cost-U-Less’s management does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year. We provided the board of directors, Cascadia Capital and NWC with various non-public financial information. Set forth below is a summary of the projections that were shared with the board of directors, Cascadia Capital and NWC. The projections were prepared by our management for internal use and to assist NWC and Cascadia Capital with their respective due diligence investigations of Cost-U-Less, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles.

Neither our independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections, nor have they expressed any opinion or given any form of assurance on the projections or their achievability.

Cascadia Capital and NWC did not prepare the information in the table below, have no responsibility therefor, and may have varied some of the assumptions underlying such information for purposes of their analyses. Furthermore, the projections:

•	necessarily make numerous assumptions, many of which are beyond our control and may not prove to have been, or may no longer be, accurate;

•	except as indicated below, do not necessarily reflect revised prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	should not be regarded as a representation that they will be achieved.

We believe the assumptions our management used as a basis for the projections were reasonable at the time such information was prepared, given the information our management had at the time.

The projections are not a guarantee of performance. They involve risks, uncertainties and assumptions. The future financial results and shareholder value of Cost-U-Less may materially differ from those expressed in the projections due to factors that are beyond our ability to control or predict. We cannot assure you that the projections will be realized or that our future financial results will not materially vary from the projections. We do not intend to update or revise the projections.

In light of the foregoing, as well as the uncertainties inherent in any financial projections, you are expressly cautioned not to place undue reliance on these financial projections. The projections are forward-looking statements inherently subject to the general risks that we face in our business, including those discussed in Item 1A. Risk Factors in our Annual Report on Form 10-K incorporated herein by reference, and the factors described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 12 of this proxy statement.

The projections have been prepared on a non-GAAP basis, which excludes stock-based compensation expenses and amortization of acquired intangible assets and assumes an income tax rate based on determination of the annual effective income tax rate based on the estimated annual non-GAAP taxable income.

Non-GAAP Projections

	Fiscal Year
	2007	2008	2009	2010	2011
	(In thousands)
Statement of Operations Data:
Net Sales	$234,006	$281,429	$308,331	$344,598	$364,352
Gross profit	45,342	55,695	61,048	68,116	72,052
Operating expenses	40,255	46,228	49,564	54,916	57,596
Operating income	5,087	9,467	11,484	13,200	14,455
Other Finnacial Data:
EBITDA(1)	$7,770	$12,397	$14,243	$16,110	$17,215
Depreciation expense	2,750	3,261	3,197	3,395	3,290
Other fees(2)	(67)	(331)	(438)	(485)	(530)

(1)	EBITDA is defined to be operating income less other fees plus depreciation expense. 2008 through 2011 EBITDA excludes public company related costs.

(2)	Other fees include foreign exchange fees and joint venture division fees.

In preparing the projections, Cost-U-Less made a number of assumptions, including assumptions regarding the following:

•	the timing and number of new store openings;

•	sales and profit contributions for new stores;

•	sales and profit projections for currently operating stores; and

•	an overall improvement in total company store and corporate overhead expenses as a percentage of sales.

THE PARTIES TO THE MERGER

Cost-U-Less, Inc.

Cost-U-Less is a Washington corporation that was formed in November 1993. We operate mid-sized warehouse club-style stores in the United States Territories, foreign island countries in the Pacific and the Caribbean, the Hawaiian Islands and Sonora, California. Our primary strategy is to operate in island markets, offering predominantly U.S. branded goods. We currently operate eleven retail stores as follows: two stores in each of Hawaii and Guam, and one store in each of St. Thomas, St. Croix, American Samoa, Fiji, Curacao, St. Maarten and Sonora, California.

Our principal executive offices are located at 3633 136th Place SE, Suite 110, Bellevue, Washington 98006 and our telephone number is (425) 945-0213. Our common stock is publicly traded on the Nasdaq Capital Market under the symbol “CULS.”

NWC (US) Holdings, Inc. and Cougar Acquisition Corporation

NWC is a wholly owned subsidiary of North West Company Holdings Inc., which in turn is a wholly owned subsidiary of the North West Company Fund. The North West Company is a leading retailer of food and everyday products and services to rural communities and urban neighborhoods across Canada and Alaska. The North West Company has annualized revenue of approximately Cdn. $1 billion and operates 206 stores under a number of trading names including Northern, NorthMart, Giant Tiger, and AC Value Center, while providing catalogue shopping services through its Selections catalogue in northern Canada. The units of the North West Company Fund trade on the Toronto Stock Exchange (TSX) under the symbol “NWF.UN”.

NWC’s principal executive office is located at 77 Main Street, Winnipeg, Manitoba, Canada, R3C 2R1 and its telephone number is (204) 943-0881.

Merger Sub is a Washington corporation and was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its organization and in connection with the transactions contemplated by the merger agreement. Merger Sub is wholly owned by NWC.

Under the terms of the merger agreement, Merger Sub will merge with and into Cost-U-Less. Cost-U-Less will survive the merger and Merger Sub will cease to exist.

THE SPECIAL MEETING OF SHAREHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by Cost-U-Less’s board of directors in connection with the special meeting of our shareholders relating to the merger.

Date, Time and Place of the Special Meeting

The special meeting is scheduled to be held as follows:

Date:          , 2007

Time:          .M., Pacific time

Place: the offices of DLA Piper US LLP, 701 Fifth Avenue, Suite 7000, Seattle, Washington

Proposals to be Considered at the Special Meeting

At the special meeting, you will be asked to consider and vote on the following proposals:

•	to approve the merger and the merger agreement; and

•	to adjourn the special meeting, if necessary or appropriate, to allow time to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date

Our board of directors has fixed the close of business on          , 2007, as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to vote (in person or by proxy) at the special meeting. On the record date, there were           shares of our common stock outstanding and entitled to vote at the special meeting.

Voting Rights; Quorum; Vote Required for Approval

Each share of our common stock outstanding on the record date entitles its holder to one vote on all matters properly coming before the special meeting. The presence in person or representation by proxy of shareholders entitled to cast a majority of the votes of all such issued and outstanding shares at the special meeting shall constitute a quorum for the purpose of considering the proposals. Shares of voting common stock represented at the special meeting but not voted, including shares of common stock for which proxies have been received but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to allow time to solicit additional proxies.

Approval of the merger and the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Cost-U-Less common stock entitled to vote on the proposal. For the proposal to approve the merger and the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to approve the merger and the merger agreement, but will count for the purpose of determining whether a quorum is present. If you ABSTAIN, it will have the same effect as if you vote AGAINST the proposal to approve the merger and the merger agreement. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or “broker non-votes,” will be counted for purposes of determining a quorum, but will have the same effect as a vote AGAINST the proposal to approve the merger and the merger agreement. Your broker, bank or nominee will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker, bank or nominee.

Approval of the adjournment proposal requires that the number of votes cast in favor of the proposal exceed the number of votes cast against it. For the adjournment proposal, you may vote FOR, AGAINST or

ABSTAIN. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, but abstentions and broker non-votes will have no effect on the vote on the adjournment proposal.

Voting and Revocation of Proxies

Shareholders of record may submit proxies by mail. Shareholders who wish to submit a proxy should mark, date, sign and return the proxy card by mail in the envelope furnished. Shareholders who hold shares beneficially through a nominee (such as a bank or broker) may be able to submit a proxy by mail, if that service is offered by the nominee.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. Where a specification is indicated by the proxy, it will be voted in accordance with the specification. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the proposal to approve the merger and the merger agreement and “FOR” the adjournment proposal.

You have the right to revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a shareholder of record:

•	by notifying Cost-U-Less’s Corporate Secretary at 3633 136th Place SE, Suite 110, Bellevue, Washington 98006;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card.  When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration.

To Attend the Special Meeting

You do not need to make a reservation to attend the special meeting. However, please note that to be admitted to the meeting you will need to demonstrate that you are a Cost-U-Less shareholder entitled to vote at the meeting or the holder of a valid proxy granted by a Cost-U-Less shareholder entitled to vote at the meeting. If your shares are held in the name of your broker, bank or other nominee, you will need to bring evidence of your ownership of the shares, such as your most recent account statement. If you do not have proof that you own Cost-U-Less common stock or hold a valid proxy, you may not be admitted to the meeting.

Rights of Shareholders Who Object to the Merger

Shareholders of Cost-U-Less are entitled to dissenters’ rights under Washington law in connection with the merger. This means that you are entitled to demand payment of the fair value of your shares as determined in accordance with Washington law and to receive payment based on that valuation. The ultimate amount you receive as a dissenting shareholder may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your dissenters’ rights, you must submit a written notice of intent to demand payment before the vote is taken on the merger and the merger agreement and you must not vote in favor of the proposal to approve the merger and the merger agreement. Your failure to follow exactly the procedures specified under Washington law will result in the loss of your dissenters’ rights. See “Dissenters’ Rights” beginning on page 48 and the text of the Washington dissenters’ rights statute reproduced in its entirety as Appendix C.

Solicitation of Proxies

This proxy solicitation is being made on behalf of our board of directors and paid for by Cost-U-Less. We have engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies and provide related advice and informational support, for a service fee of approximately $7,500 plus reasonable out-of-pocket expenses. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Other Business

Under our bylaws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call MacKenzie Partners, Inc., our proxy solicitor, at (800) 322-2885.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement, which is qualified in its entirety by the merger agreement, a copy of which is attached to this proxy statement as Appendix A and is incorporated herein by reference. This summary may not contain all of the information that is important to you. Shareholders are urged to read the merger agreement in its entirety for a complete description of the terms and conditions to the merger.

Structure of the Merger

At the effective time of the merger, Merger Sub will merge with and into Cost-U-Less and Cost-U-Less will be the surviving corporation and a wholly owned subsidiary of NWC.

Effective Time of the Merger

The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Washington or at such later time as is specified in the articles of merger, which time is referred to as the effective time of the merger.

Articles of Incorporation; Bylaws; and Directors and Officers of Cost-U-Less and the Surviving Corporation

At the effective time of the merger:

•	the articles of incorporation of Cost-U-Less will be amended and restated in its entirety to be identical to the articles of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation will be Cost-U-Less, Inc.;

•	the bylaws of Cost-U-Less will be amended and restated in their entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the effective time of the merger;

•	the directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation; and

•	the officers of Merger Sub immediately prior to the effective time of the merger will be the initial officers of the surviving corporation.

Merger Consideration

At the effective time of the merger, each share of Cost-U-Less common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and cease to exist and will be converted into the right to receive $11.75 in cash per share without interest and less any applicable withholding taxes, which amount is referred to as the merger consideration, other than shares held by shareholders who have properly demanded and perfected, and have not timely withdrawn, dissenters’ rights with respect to such shares, which are referred to as dissenting shares.

After the effective time of the merger, each holder of a certificate representing shares of Cost-U-Less common stock (other than dissenting shares) will no longer have any rights with respect to such shares other than the right to receive the merger consideration in accordance with Washington law.

Common Stock of Merger Sub

Each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into one validly issued, fully paid and nonassessable share of common stock of the surviving corporation.

Treatment of Options

At the effective time of the merger, each outstanding option to acquire Cost-U-Less common stock granted under Cost-U-Less’s stock option plan will become fully vested and, to the extent not exercised prior to consummation of the merger, will expire, be cancelled and terminate without payment or consideration. However, each holder of an option having an exercise price less than $11.75 per share who executes an option cash-out agreement prior to the consummation of the merger will be entitled to receive an amount in cash from NWC equal to the positive product obtained by multiplying (x) the aggregate number of shares that were issuable upon exercise of the option immediately prior to the effective time of the merger and (y) the excess, if any, of $11.75 over the per share exercise price which amount shall be less any applicable withholding taxes.

Payment for Shares and Exchange Procedures

NWC has selected Mellon Investor Services LLC to act as the paying agent in the merger. Promptly after the effective time of the merger, NWC will make available or cause the Merger Sub to make available to the paying agent the funds to pay the merger consideration.

Promptly after the effective time of the merger, NWC will cause the paying agent to mail to each holder of record (as of the effective time of the merger) of a certificate for shares of Cost-U-Less that were converted into the right to receive the merger consideration (a) a letter of transmittal and (b) instructions for use in effecting the surrender of the certificates in exchange for the merger consideration.

When certificates are surrendered for cancellation to the paying agent together with a completed and validly executed letter of transmittal and such other documents as may be required by the paying agent, the holder of the certificates will be entitled to receive the amount of cash (after taking into account all certificates surrendered by such holder) to which such holder is entitled and the surrendered certificates will be canceled. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If payment of the merger consideration is to be made to someone other than the person in whose name the surrendered certificates are registered, it will be a condition of the payment that the certificates will be properly endorsed and otherwise in proper form for transfer and that the persons requesting the exchange will have paid any taxes required.

Each of NWC, the paying agent and the surviving corporation will be entitled to deduct and withhold from any consideration payable such amounts as may be required to be deducted or withheld under the

Internal Revenue Code, or any other applicable law. To the extent any amount is deducted or withheld, that amount will be treated as having been paid to the person to whom such consideration would otherwise have been paid.

Any portion of the merger fund that remains undistributed 180 days after the effective time of the merger will, at the request of NWC, be delivered to NWC, and any holders of certificates who have not surrendered their certificates may only look to NWC for the merger consideration. Neither NWC, Merger Sub, the paying agent nor the surviving corporation will be liable to anyone for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

Representations and Warranties

The merger agreement contains various representations and warranties made by Cost-U-Less to NWC and Merger Sub and by NWC and Merger Sub to Cost-U-Less. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement.

Moreover, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to shareholders, or may have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact.

Representations and Warranties of Cost-U-Less.  In the merger agreement, Cost-U-Less made representations and warranties to NWC and Merger Sub, subject to identified exceptions and qualifications, including those relating to:

•	the due organization and valid existence of Cost-U-Less and its subsidiaries;

•	the valid issuance of outstanding Cost-U-Less capital stock;

•	the capital structure of Cost-U-Less;

•	the necessary corporate power and authority of Cost-U-Less to enter into, and perform its obligations under, the merger agreement and to consummate the transactions contemplated thereby;

•	the governmental consents or approvals required as a result of the merger agreement or the consummation of the transactions contemplated thereby;

•	The absence of any conflict with or violation of the articles of incorporation or bylaws of Cost-U-Less or any of the similar organizational documents of any of its subsidiaries;

•	Cost-U-Less’s SEC filings since the beginning of its fiscal year 2006 and this proxy statement;

•	the absence of undisclosed liabilities of Cost-U-Less or its subsidiaries;

•	the absence of certain changes in the respective business of Cost-U-Less and its subsidiaries between July 1, 2007 and August 27, 2007;

•	the absence of any litigation and governmental investigations pending or, to Cost-U-Less’s knowledge, threatened against Cost-U-Less or any of its subsidiaries;

•	the compliance by Cost-U-Less and its subsidiaries with applicable laws and with notices, reports and other filings to or with governmental entities;

•	employee benefits plans;

•	the representation of employees of Cost-U-Less and its subsidiaries by labor unions and other labor matters;

•	environmental matters;

•	the payment, and compliance with laws related to the payment, of taxes by Cost-U-Less and its subsidiaries, and other tax matters;

•	the ownership, license and lawful use of intellectual property used by Cost-U-Less and its subsidiaries, and other intellectual property matters;

•	the disclosure of certain material contracts and obligations of Cost-U-Less, and its subsidiaries, and the absence of certain defaults thereunder or notifications of termination thereof;

•	certain insurance matters as they relate to Cost-U-Less and its subsidiaries;

•	the real property leased by Cost-U-Less and its subsidiaries and other real estate matters;

•	the absence of certain affiliated contracts and affiliated transactions;

•	absence of brokers’ and finders’ fees (other than the fee to Cascadia Capital);

•	the taking of actions necessary to avoid application of a shareholder rights agreement to the merger;

•	the vote required to adopt the merger agreement and to consummate the merger;

•	the receipt by Cost-U-Less’s board of directors of an opinion from their financial advisor; and

•	the recommendation by Cost-U-Less’s board of directors that Cost-U-Less shareholders adopt the merger agreement.

Company Material Adverse Effect.  Some of the representations and warranties referred to above are qualified by a material adverse effect standard. As used in the merger agreement, a material adverse effect means with respect to Cost-U-Less, any material event, change, condition, occurrence, development or effect that, individually or when aggregated with other similar events or changes, is materially adverse to (x) the ability of Cost-U-Less to perform obligations under, or to consummate the transactions contemplated by, the merger agreement or, with respect to any person (y) the operations, properties, assets, liabilities, condition (financial or otherwise), operating results or cash flow of such person. However, a material adverse effect does not include any of the following or any combination of the following: (i) any event, change, condition, effect or circumstance that results from or is attributable to the announcement, pendency or consummation of the merger agreement or the merger; (ii) any change in the market price or trading volume of Cost-U-Less common stock after August 27, 2007; or (iii) any event, change, condition, effect or circumstance resulting primarily from changes in general economic, regulatory or political conditions, conditions in the United States or worldwide capital markets, any act of terrorism, any decrease in tourism or air travel, any increase in energy or fuel surcharges, any volatile weather conditions or natural disasters, or any outbreak or continuation of hostilities or war, except to the extent that any such event, change, condition, effect or circumstance has a disproportionately adverse effect on Cost-U-Less as compared to other comparable businesses.

Representations and Warranties of NWC and Merger Sub.  The merger agreement also contains various representations and warranties made by NWC and Merger Sub to Cost-U-Less, subject to identified exceptions and qualifications, including those relating to:

•	the due organization, valid existence and good standing of NWC and Merger Sub;

•	the requisite corporate power and authority of NWC and Merger Sub to enter into, and perform its obligations under, the merger agreement and to consummate the transactions contemplated thereby;

•	the governmental consents or approvals required as a result of the merger agreement or the consummation of the transactions contemplated thereby;

•	the absence of any conflict with or violation of the organizational documents or any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NWC or Merger Sub or any of their properties or assets as a result of the merger agreement or the consummation of the merger;

•	absence of brokers’ and finders’ fees;

•	the information supplied by NWC and Merger Sub for inclusion or incorporation into this proxy statement; and

•	the financial capability of NWC and Merger Sub in connection with and for the purpose of consummating the transactions contemplated by the merger agreement.

•	the absence of any litigation and governmental investigations pending or, to NWC’s and Merger Sub’s knowledge, threatened against NWC or Merger Sub;

•	the absence of any actions on the part of NWC or Merger Sub that would trigger restrictions under the rights agreement or the Washington anti-takeover statute with respect to the execution of the merger agreement or the consummation of the merger; and

•	The execution of a guarantee by the guarantor with respect to the performance of NWC and Merger Sub of their respective obligations under the merger agreement.

Covenants Relating to Conduct of Business Pending the Merger

Covenants of Cost-U-Less.  Except as contemplated or permitted by the merger agreement or as required by law, from August 27, 2007 to the effective time of the merger, or until termination of the merger agreement, Cost-U-Less and each of its subsidiaries will, unless consented to in writing by NWC:

•	conduct its business and maintain its books of account and records in the usual, regular and ordinary course consistent with past practice; and

•	use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees.

In addition, subject to exceptions referred to in the merger agreement, from the date of the merger agreement to the effective time of the merger, or until termination of the merger agreement, Cost-U-Less and each of its subsidiaries will not, unless consented to in writing by NWC:

•	amend its articles of incorporation or bylaws;

•	issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any securities of Cost-U-Less, other than pursuant to the exercise of stock options, warrants or other rights outstanding as of August 27, 2007;

•	declare or pay any dividends on or make any other distributions in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to Cost-U-Less or its subsidiaries;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any person other than Cost-U-Less or its subsidiaries other than for working capital purposes in the ordinary course of business consistent with past practice or for certain specified capital expenditures;

•	sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets in an aggregate amount in excess of $50,000 (other than to a direct or indirect wholly-owned subsidiary of Cost-U-Less), except those relating to sales of products or inventory in the ordinary course of business and with respect to obsolete or worthless assets;

•	make any acquisition or investment in another business entity either by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchases of any property or assets of any other individual, corporation or other entity, other than a wholly-owned subsidiary of Cost-U-Less;

•	make any change to its accounting methods, principles, policies, procedures or practices in effect at December 31, 2006, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles;

•	make or change any material election in respect of taxes, adopt or change any accounting method in respect of taxes, file any material tax return or any amendment to a material tax return, enter into any closing agreement, settle any claim or assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

•	materially reduce the amount of any material insurance coverage provided by existing insurance policies;

•	enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its contracts, other than in the ordinary course of business consistent with past practice and in no event shall such contract, commitment, amendment, modification or waiver (other than those relating to sales of products or purchases of supplies or inventory in the ordinary course of business) involve the payment by Cost-U-Less or its subsidiaries in excess of $100,000;

•	pay, discharge or satisfy an amount in excess of $100,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than those relating to sales of products or purchases of supplies or inventory in the ordinary course of business, or fail to pay accounts payable or other obligations in the ordinary course of business;

•	accelerate the collection of receivables or modify the payment terms of any receivables;

•	except for certain specified amounts and purposes, make any capital expenditures, capital additions or capital improvements that exceed $50,000 individually or $250,000 in the aggregate;

•	commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where Cost-U-Less in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with NWC prior to the filing of such a suit, (iii) for a breach of the merger agreement, or (iv) to clarify its obligations under the merger agreement;

•	increase the compensation payable or to become payable to its directors, officers or employees (other than increases payable to non-officer employees made in the ordinary course of business consistent with past practice), make any loan, advance or capital contribution, or grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or other employee of Cost-U-Less or any of its subsidiaries, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of Cost-U-Less or any of its subsidiaries, pay any discretionary bonuses to any officer of Cost-U-Less (including under any of the Cost-U-Less’s bonus plans), materially change any actuarial assumption or other assumption used to calculate funding obligations with respect to any pension or retirement plan, or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, except, in each case, as may be required by law or contractual commitments which are existing as of August 27, 2007; or

•	take or agree in writing or otherwise to take, any of the foregoing actions, or any action that would make any of Cost-U-Less representations or warranties contained in the merger agreement untrue or incorrect in any material respect.

Access to Information; Confidentiality

From August 27, 2007 to the effective time of the merger, or until termination of the merger agreement, Cost-U-Less will afford NWC and NWC’s accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, contracts, records and personnel. All information will be subject to the confidentiality agreement previously entered into by Cost-U-Less and NWC.

Alternative Acquisition Proposals

No Solicitation.  From and after August 27, 2007, Cost-U-Less has agreed that neither it nor any of its subsidiaries shall, directly or indirectly solicit or intentionally encourage or, except as necessary for the Cost-U-Less board of directors to comply with its fiduciary obligations, engage in any discussions or negotiations with, or disclose any nonpublic information relating to Cost-U-Less or any of its subsidiaries to, or afford access to the books or records of Cost-U-Less or any of its subsidiaries to, any person that has advised Cost-U-Less that it may be considering making, or that has made, an acquisition proposal (as defined below).

Notwithstanding the restrictions described above, if the Cost-U-Less board:

•	receives an unsolicited acquisition proposal that provides for consideration to be received by the holders of all of the outstanding shares of Cost-U-Less stock; and

•	determines in good faith after advice from its financial advisor and legal counsel that the acquisition proposal involves consideration that is, or is reasonably likely to lead to a proposal that is, more favorable from a financial point of view to the Cost-U-Less shareholders than the merger; and is reasonably capable of being completed and is not conditioned upon obtaining additional financing; and

•	determines in good faith after advice from legal counsel that it is necessary for the Cost-U-Less board to comply with its fiduciary obligations to the Cost-U-Less shareholders under applicable law;

then Cost-U-Less may furnish nonpublic information to the party making such acquisition proposal and engage in discussions and negotiations with such party, and the Cost-U-Less board may withdraw its recommendation to approve the merger and the merger agreement and instead endorse the acquisition proposal, subject to certain notification obligations to NWC.

As used in the merger agreement, an “acquisition proposal” means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Cost-U-Less or any of its subsidiaries or the acquisition of 50% or more of the outstanding shares of capital stock of Cost-U-Less, or all or substantially all of the assets of Cost-U-Less, other than the transactions contemplated by the merger agreement.

Termination

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

(1) by mutual written consent of Cost-U-Less and NWC.

(2) by either NWC or Cost-U-Less if:

(a) the merger shall not have been consummated on or before December 31, 2007, except that the date of termination will be automatically extended until January 31, 2008, if certain regulatory and/or third party approvals are the only conditions to the merger agreement that remain to be satisfied;

(b) any permanent injunction or other order of a court or other competent authority preventing the consummation of the merger shall have become final and nonappealable; or

(c) the special meeting of shareholders (including any adjournment thereof) is held and approval of the proposal to approve the merger and the merger agreement has not been obtained from a majority of the holders of outstanding Cost-U-Less common stock entitled to vote on the proposal.

(3) by NWC:

(a) if the representations and warranties of Cost-U-Less shall have become untrue, or upon a material breach of any covenant or agreement on the part of Cost-U-Less set forth in the merger agreement such that, as of the time of such breach, the condition to the consummation of the merger that Cost-U-Less shall have performed or complied in all material respects with each of its agreements and covenants required under the merger agreement to be performed or complied with at or prior to the consummation of the merger would not be satisfied, and such breach is not cured after notice and during a specified cure period;

(b) if:

•	an alternative acquisition proposal is made and the Cost-U-Less board does not, if so requested by NWC, reconfirm its recommendation to vote for approval of the merger and the merger agreement within a specified period;

•	A tender offer or exchange offer for shares of Cost-U-Less common stock is commenced and the Cost-U-Less board recommends that shareholders tender their shares in such offer, or fails to recommend against acceptance of such offer;

•	there occurs any change in the Cost-U-Less board’s recommendation for the merger in a manner materially adverse to NWC;

•	the Cost-U-Less board recommends, endorses, accepts or approves any acquisition proposal other than the merger described in this proxy statement;

•	Cost-U-Less has failed to comply with its obligations with regard to alternative acquisition proposals, and such failure is not cured after notice and during a specified cure period.

(4) by Cost-U-Less:

(a) if the representations and warranties of NWC and Merger Sub shall have become untrue, or upon a material breach of any covenant or agreement on the part of NWC or Merger Sub set forth in the merger agreement such that, as of the time of such breach, the condition to the consummation of the merger that NWC and Merger Sub shall have performed or complied in all material respects with each of their respective agreements and covenants required under the merger agreement to be performed or complied with at or prior to the consummation of the merger would not be satisfied, and such breach is not cured after notice and during a specified cure period;

(b) upon receipt by Cost-U-Less of a superior offer from a third party, provided that (A) the Cost-U-Less board has determined that it desires to approve entering into a written agreement providing for such superior offer and has notified NWC in writing of such desire; (B) Cost-U-Less has reasonably cooperated with NWC during a specified period to enable NWC to make an offer that is at least as favorable from a financial point of view to the Cost-U-Less shareholders as such superior offer; (C) NWC has not made a written offer that the Cost-U-Less board determines to be more favorable from a financial point of view to the Cost-U-Less shareholders than the superior offer during such specified period; and (D) at the end of the specified period the Cost-U-Less board continues to believe that the superior offer is more favorable from a financial point of view to the Cost-U-Less shareholders than the merger.

Fees and Expenses; Termination Fee

Except for the termination fee and the limited circumstances under which a party would be obligated to reimburse the other party for its fees and expenses described below, each party will pay all fees and expenses incurred by it in connection with the merger agreement and the transactions contemplated thereby, whether or not the merger is consummated.

Under the merger agreement, Cost-U-Less shall reimburse NWC for all of the out-of-pocket costs and expenses (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel and financing commitment fees) reasonably incurred by NWC in connection with the merger agreement the transactions contemplated thereby and the due diligence review of Cost-U-Less by NWC, up to a maximum amount of $500,000 in the aggregate (or $250,000 in the aggregate if NWC terminates the merger agreement because total capital expenditures by Cost-U-Less for the Cayman Islands store under construction exceeds a stated amount), if:

•	NWC terminates the merger agreement because Cost-U-Less shareholders fail to approve the merger;

•	NWC terminates the merger agreement because the representations and warranties of Cost-U-Less have become untrue, or Cost-U-Less has materially breached a covenant or agreement on the part of Cost-U-Less set forth in the merger agreement, and such breach is not cured after notice and during a specified cure period;

•	NWC terminates the merger agreement because any of the events described in paragraph 3(b) under “The Merger Agreement — Termination” above shall have occurred; or

•	Cost-U-Less terminates the merger agreement because the events described in paragraph 4(b) under “The Merger Agreement — Termination” above shall have occurred.

In addition, under the merger agreement, Cost-U-Less shall pay NWC a non-refundable fee equal to $1,500,000 if:

•	NWC terminates the merger agreement because any of the events described in paragraph 3(b) under “The Merger Agreement — Termination” above shall have occurred or Cost-U-Less terminates the merger agreement because the events described in paragraph 4(b) under “The Merger Agreement — Termination” above shall have occurred and, in each case, within 12 months following the termination of the merger agreement; and

•	prior to such termination of the merger agreement, either (i) any person or group acquires beneficial ownership of securities representing 25 percent or more of the outstanding shares of any class of capital stock or voting securities of Cost-U-Less, or a tender or exchange offer or other initiative or open market purchase program is publicly announced, following the successful consummation of which such person or group would have beneficial ownership of securities representing 25% or more of the outstanding shares of any class of capital stock or voting power of Cost-U-Less, any of which is referred to as a “trigger event,” or (ii) a superior offer has been made and not withdrawn or abandoned by the offeror; and

•	Within twelve months of such termination of the merger agreement the transaction contemplated by the trigger event, or the transaction contemplated by the superior offer if such transaction results in a merger or other business combination involving Cost-U-Less or the acquisition of 25% or more of the outstanding shares of capital stock of Cost-U-Less, or sale or transfer of all or substantially all assets of Cost-U-Less or any of its subsidiaries, is consummated.

In the event that Cost-U-Less terminates the merger agreement because the representations and warranties of NWC and Merger Sub shall have become untrue, or because NWC or Merger Sub materially breached a covenant or agreement on the part of NWC or Merger Sub set forth in the merger agreement, and such breach is not cured after notice and during a specified cure period, NWC shall reimburse Cost-U-Less for all of the out-of-pocket costs and expenses (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel) reasonably incurred by Cost-U-Less in connection with the merger agreement the transactions contemplated thereby and the due diligence review of NWC by Cost-U-Less, up to a maximum amount of $500,000 in the aggregate.

Directors’ and Officers’ Indemnification and Insurance

Pursuant to the terms of the merger agreement, NWC has agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger existing in favor of the current or former directors or officers of Cost-U-Less, as provided in the articles of incorporation and bylaws of Cost-U-Less or in separate agreements between Cost-U-Less and individual officers and directors, shall continue to be binding upon the surviving corporation. NWC has agreed to fulfill and honor in all respects such obligations, and not to amend, repeal or modify any of the rights to indemnification as they exist on August 27, 2007 so as to adversely affect any current or former officer or director of Cost-U-Less. NWC has also acknowledged that Cost-U-Less will, prior to the closing of the merger, obtain a policy of directors’ and officers’ liability insurance with a tail period of six years from the closing date of the merger, and agreed that neither NWC nor the surviving corporation shall take any action to amend, repeal or modify such policy in any manner.

Publicity

Cost-U-Less and NWC have agreed to consult with each other before issuing any press release or otherwise making any public statement or making any other public disclosure regarding the terms of the merger agreement and the transactions contemplated by the merger agreement, and have agreed that neither of Cost-U-Less or NWC shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or any listing agreement with or rules of the Nasdaq Capital Market or the Toronto Stock Exchange.

Consents and Approvals

NWC and Cost-U-Less have agreed to use their commercially reasonable efforts to take or cause to be taken all actions necessary, proper or advisable to comply with all legal requirements that may be imposed on such party or its subsidiaries with respect to the merger and to consummate the transactions contemplated under the merger agreement. NWC and Cost-U-Less have also agreed to obtain any consent, authorization, order or approval of, or any exemption by, any governmental entity and any other third party that is required to be obtained by Cost-U-Less or NWC or any of their respective subsidiaries in connection with the merger and the other transactions contemplated by the merger agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval.

Each of NWC and Cost-U-Less has agreed to use its commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable to consummate and make effective, as soon as practicable after August 27, 2007, the transactions contemplated by the merger agreement, including, without limitation, using commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the merger agreement and using commercially reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated by the merger agreement or seeking material damages.

Financing

Pursuant to the merger agreement, NWC has agreed to use its best efforts to cause sufficient funds required to pay the aggregate merger consideration to be and remain available under its existing working capital lines of credit until the effective time of the merger. NWC has agreed that it will promptly (and in any event within two business days) notify Cost-U-Less in writing if (i) any of its working capital lines of credit has been withdrawn, amended or terminated in any manner; (ii) NWC has become aware or has received notice (whether written or oral) that a lender or lenders under the lines of credit intends to withdraw, amend or terminate line of credit in any manner; or (iii) any of the representations and warranties of NWC relating to the availability of funds to enable NWC to meet its obligations under the merger agreement shall no longer be true and correct in any material respect.

In addition, The North West Company Inc. and the North West Company Fund have absolutely, irrevocably and unconditionally guaranteed (as primary obligor and not merely as surety) to Cost-U-Less the prompt and complete payment in full of all sums (including fees and expenses) which may become payable by NWC under the merger agreement with respect to (i) the merger consideration, and (ii) a breach of NWC’s representations, warranties and certain specified covenants under the merger agreement.

Director Resignations; Transfer of Qualifying Shares

Cost-U-Less agreed in the merger agreement that it shall use its best efforts to (i) obtain and deliver to NWC prior to the closing date of the merger the resignation of each director of Cost-U-Less and each of its subsidiaries (in each case, in their capacities as officers, directors, and not as employees) as NWC shall specify not less than 30 days prior to the closing date; and (ii) cause any shares of a subsidiary of Cost-U-Less owned by a Cost-U-Less director as qualifying shares to be transferred (effective as of the effective time of the merger) by such director without additional consideration to the person designated by NWC not less than 30 days prior to the closing date of the merger.

2007 Incentive Bonus Plan Awards

Under the merger agreement, NWC agreed that it shall authorize and pay all awards under the Cost-U-Less 2007 Incentive Bonus Plan following the completion of fiscal year 2007 consistent with the attainment of the specified levels of financial and individual performance approved by the Cost-U-Less board of directors in February 2007, consistent with Cost-U-Less’s past practice, except that such awards may be prorated with respect to any employee who is employed for less than the entire fiscal year 2007. Each executive officer entitled to receive a bonus payment may enforce this provision of the merger agreement.

Conditions to Completing the Merger

Conditions to Each Party’s Obligation.  The obligations of Cost-U-Less, NWC and Merger Sub to effect the merger are subject to the satisfaction or waiver of each of the following conditions:

•	the merger agreement and the merger shall have been approved at a special meeting of shareholders by the affirmative vote of the holders of a majority of the outstanding shares of Cost-U-Less common stock entitled to vote on the proposal;

•	no statute, rule, order, decree or regulation shall have been enacted or promulgated by any governmental entity or authority of competent jurisdiction that prohibits the consummation of the merger; and

•	no order or injunction of any governmental entity of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the merger exists.

Conditions to the Obligation of NWC and Merger Sub.  The obligation of NWC and Merger Sub to effect the merger is subject to the satisfaction or waiver of each of the following additional conditions, any or all of which may be waived by NWC and Merger Sub:

•	the representations and warranties of Cost-U-Less in the merger agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) both on August 27, 2007 and on and as of the effective time of the merger as though such representations and warranties were made on and as of such time, and Cost-U-Less shall have performed and complied in all material respects with all covenants, obligations and conditions of the merger agreement required to be performed and complied with by it as of the effective time of the merger;

•	no change that, individually or when aggregated with other similar changes, is materially adverse to (x) the ability of Cost-U-Less to perform obligations under, or to consummate the transactions contemplated by, the merger agreement or (y) the operations, properties, assets, liabilities, condition (financial or otherwise), operating results or cash flow of Cost-U-Less, shall have occurred since August 27, 2007;

•	The Cost-U-Less stock option plan shall have been terminated effective as of or prior to the effective time of the merger, and all options granted thereunder shall have been exercised or shall terminate not later than the effective time of the merger;

•	Cost-U-Less shall have received or obtained certain specified third-party consents and approvals, in each case on terms reasonably satisfactory to NWC;

•	Cost-U-Less shall have received and delivered to NWC an estoppel certificate with respect to certain specified store leases, dated no more than sixty (60) days prior to the closing date of the merger;

•	NWC or its affiliates and Cost-U-Less shall have received or obtained certain specified governmental and regulatory consents, approvals, licenses and authorizations;

•	with respect to the Cost-U-Less store under construction in the Cayman Islands, (i) total capital expenditures (excluding capitalized interest) by Cost-U-Less for the store and related facilities shall not have exceeded $15,600,000, (ii) that certain Shareholders Agreement dated July 11, 2005, shall be in full force and effect on the closing date of the merger, and the parties to the Shareholders Agreement shall have entered into the a management services agreement in form and substance reasonably satisfactory to NWC, and (iii) all material business licenses required to operate Cost-U-Less’s warehouse store and any related facilities in the Cayman Islands shall have been obtained and any consents required for such licenses to continue in full force and effect upon consummation of the merger shall have been obtained; and

•	Cost-U-Less shall have delivered to NWC a legal opinion from DLA Piper US LLP, counsel to Cost-U-Less, on the closing date of the merger, addressed to NWC.

Conditions to the Obligation of Cost-U-Less.  The obligation of Cost-U-Less to complete the merger is subject to the following additional conditions, any or all of which may be waived by Cost-U-Less:

•	each of the representations and warranties of NWC and Merger Sub in the merger agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) both on August 27, 2007 and on and as of the effective time of the merger as though such representations and warranties were made on and as of such time and NWC and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of the merger agreement required to be performed and complied with by them as of the effective time of the merger; and

•	NWC shall have delivered to Cost-U-Less a legal opinion from Heller Ehrman LLP, counsel to NWC and Merger Sub, on the closing date of the merger, addressed to Cost-U-Less.

Amendment

The merger agreement may be amended only by written agreement of NWC, Merger Sub and Cost-U-Less. After the merger is approved by the Cost-U-Less shareholders, no amendment shall alter or change (i) the amount or kind of consideration to be received on conversion of Cost-U-Less common stock, (ii) any term of the articles of incorporation of the surviving corporation to be effected by the merger, (iii) the indemnification provisions in the merger agreement; or (iv) any other terms or conditions of the merger agreement if such alteration or change would materially adversely affect the holders of Cost-U-Less common stock or Merger Sub common stock.

Waiver

At any time prior to the effective time of the merger, any party to the merger agreement may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, waive any inaccuracies in the representations and warranties made to such party in the merger agreement and waive compliance with any of the agreements or conditions for the benefit of such party in the merger agreement. No failure or delay by any party in exercising any right under the merger agreement shall operate as a waiver of those rights. The rights and remedies provided in the merger agreement are cumulative and not exclusive of any rights or remedies provided by law.

Assignment

No party to the merger agreement may assign the merger agreement or any of its rights, interests or obligations under the merger agreement without the prior written consent of the other parties to the merger agreement, except that NWC may assign, in its sole discretion, any or all of its rights, interests and obligations under the merger agreement to any direct or indirect wholly owned subsidiary of NWC.

RELATED AGREEMENTS

Voting Agreements

In connection with the merger, certain directors and other shareholders of Cost-U-Less have entered into voting agreements with NWC. The terms of the voting agreements provide that the shareholders will vote all shares of Cost-U-Less common stock beneficially owned by them in favor of the approval of the merger and the merger agreement and against any competing proposal.

The voting agreements also required the shareholders to deliver an irrevocable proxy to NWC. The irrevocable proxy enables NWC to vote the shareholders’ shares at every annual, special or adjourned meeting of the shareholders of Cost-U-Less and in every written consent in lieu of such meeting to approve the merger. As of the record date for the special meeting, the Cost-U-Less shareholders who entered into the voting agreements collectively held 1,045,544 shares of Cost-U-Less common stock which represents approximately 25.9% of the outstanding Cost-U-Less common stock entitled to vote at the special meeting. None of the shareholders who are parties to the voting agreements was paid additional consideration in connection with the voting agreements.

OTHER IMPORTANT INFORMATION REGARDING COST-U-LESS

Price Range of Common Stock

Our common stock is quoted on the Nasdaq Capital Market under the symbol “CULS.” The following table sets forth for the periods indicated the high and low sale prices per share of our common stock as reported on the Nasdaq Capital Market, the principal market in which the common stock is traded. Such prices reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Stock Price
Year	High	Low

Fiscal 2007
First Quarter	$9.50	$7.97
Second Quarter	11.60	8.79
Third Quarter	11.64	9.21
Fourth Quarter (through October 17, 2007)	11.75	11.53
Fiscal 2006 (ended December 31, 2006)
First Quarter	$8.75	$7.13
Second Quarter	8.72	7.65
Third Quarter	9.41	7.27
Fourth Quarter	9.45	7.75
Fiscal 2005 (ended January 1, 2006)
First Quarter	$10.96	$6.26
Second Quarter	11.94	7.05
Third Quarter	9.05	6.01
Fourth Quarter	7.85	5.58

On August 27, 2007, the last trading day prior to the public announcement of the execution of the merger agreement, the high and low sales prices of our common stock were $10.60 and $10.51 per share, respectively, and the closing price was $10.51 per share. On October 17, 2007, the high and low reported sales prices of our common stock were $11.59 and $11.55, respectively, and the closing price was $11.55 per share.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of October 17, 2007, certain information regarding the beneficial ownership of Cost-U-Less common stock by:

•	each shareholder known by us to be the beneficial owner of 5% or more of our common stock;

•	each director and nominee for our board of directors;

•	each executive officer whom compensation information is given in the summary compensation table in this proxy statement; and

•	all of our directors and executive officers as a group.

To our knowledge, except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

	Outstanding Shares
	of Common Stock	Percent of
Beneficial Owner(1)	Beneficially Owned(2)	Class(3)

Whitebox Advisors, LLC(4) 3033 Excelsior Boulevard, 300 Minneapolis, Minnesota 55416	274,587	6.8%
Chadwick Capital Management, LLC(5) 4510 Executive Drive, Suite 200 San Diego, CA 92121	266,946	6.6%
Delafield Hambrecht, Inc.(6) 701 Fifth Avenue, Suite 3800 Seattle, Washington 98104	237,683	5.9%
Loeb Partners Corporation(7) 61 Broadway New York, New York 10006	205,360	5.07%
Advisory Research, Inc.(8) 180 North Stetson Street, Suite 5500 Chicago, Illinois 60601	202,505	5.0%
John D. Delafield(9)	232,383	5.7%
J. Jeffrey Meder(10)	261,334	6.5%
Gary W. Nettles(11)	77,076	1.9%
Roy W. Sorensen(12)	68,000	1.7%
Martin P. Moore(13)	64,000	1.6%
Michael T. Scalzo(14)	52,451	1.3%
George C. Textor(15)	21,282	*
William W. Lofgren(16)	20,000	*
Robert C. Donegan(17)	12,000	*
David A. Enger(18)	7,000	*
All directors and executive officers as a group (10 persons)(19)	815,526	20.1%

*	Less than 1% of the outstanding shares of common stock.
(1)	Except as noted above, all beneficial owners can be reached c/o Cost-U-Less, Inc., 3633 136th Place SE, Suite 110, Bellevue, Washington 98006.
(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options or warrants.

(3)	Calculated on the basis of 4,050,618 shares of common stock outstanding as of October 17, 2007, provided that any additional shares of common stock that a shareholder has the right to acquire within 60 days after October 17, 2007, are deemed to be outstanding for the purpose of calculating that shareholder’s percentage beneficial ownership.

(4)	Based on a Schedule 13G/A filed by Whitebox Advisors, LLC with the SEC on February 14, 2007. Includes 228,731 shares of common stock held by Whitebox Intermarket Partners, L.P. and 45,856 shares of common stock held by HFR RVA Combined Master Trust. Whitebox Advisors is an investment advisor to HFR RVA Combined Master Trust and is the managing member and sole owner of Whitebox Intermarket Advisors, LLC, a Delaware limited liability company. Whitebox Intermarket Advisors manages accounts for the benefit of its clients Whitebox Intermarket Partners, L.P., a British Virgin Islands limited partnership, Whitebox Intermarket Fund, L.P., a Delaware limited partnership, and Whitebox Intermarket Fund, Ltd., a British Virgin Islands international business company. Each of these entities shares voting and dispositive power over the shares held by Whitebox Advisors. Jonathon D. Wood is the Chief Financial Officer of Whitebox Advisors LLC, Whitebox Intermarket Advisors LLC, Whitebox Intermarket Partners LP, Whitebox Intermarket Fund LP, and Whitebox Intermarket Fund Ltd.

(5)	Based on a Schedule 13D/A filed by Chadwick Capital Management, LLC with the SEC on March 8, 2007. James M. Chadwick and Sohail Malad are Managers of Chadwick Capital Management, LLC. Includes 259,746 shares of common stock held by Chadwick Capital Management, LLC and Monarch Activist Partners, LP and 7,200 shares of common stock held by Nadel and Gussman Combined Funds, LLC. Chadwick Capital Management, LLC is the General Partner of Monarch Activist Partners, LP.
(6)	Based on a Schedule 13D/A filed by Delafield Hambrecht, Inc. with the SEC on September 10, 2007. Includes shares held by Delafield Hambrecht, Inc., Delafield Hambrecht Partners, LLC, Delafield Hambrecht Partners Fund, LP, John D. Delafield, Colin M. Hutchinson, and Delafield Hambrecht Micro-Cap Value Fund, LP. Delafield Hambrecht Partners is a wholly-owned subsidiary of Delafield Hambrecht, Inc. and is the general partner of Delafield Hambrecht Partners Fund and Delafield Hambrecht Micro-Cap Value Fund. John D. Delafield is the chairman, chief executive officer and president of Delafield Hambrecht, Inc. and a managing member of Delafield Hambrecht Partners and Delafield Hambrecht Partners Fund. Andrew H. Lufkin is managing member of Delafield Hambrecht Partners and Delafield Hambrecht Micro-Cap Value Fund. Colin M. Hutchinson is a principal with Delafield Hambrecht, Inc. Delafield Hambrecht shares voting and dispositive power over the shares with these entities and individuals, except where noted in the Schedule 13D/A filing.

(7)	Based on a Schedule 13D filed by Loeb Partners Corporation with the SEC on October 12, 2007. Includes 12,572 shares held by Loeb Partners Corporation, 116,153 shares held by Loeb Arbitrage Fund, 28,221 shares held by Loeb Offshore Fund Ltd., 37,449 shares held by Loeb Arbitrage B Fund LP, and 10,965 shares held by Loeb Offshore B Fund Ltd. The general partner of Loeb Arbitrage Fund is Loeb Arbitrage Management, Inc. The general partner of Loeb Arbitrage B Fund LP is Loeb Arbitrage B Management, LLC. The sole stockholder of Loeb Arbitrage Management, Inc. and Loeb Partners Corporation is Loeb Holding Corporation. The investment advisor of Loeb Offshore Fund, Ltd. and Loeb Offshore B Fund Ltd. is Loeb Offshore Management, LLC.

(8)	Based on a Schedule 13G filed by Advisory Research, Inc. with the SEC on February 21, 2007. Brien M. O’Brien is President of Advisory Research, Inc.

(9)	Based on a Schedule 13D/A filed by Delafield Hambrecht, Inc. with the SEC on September 10, 2007. Includes shares held by Delafield Hambrecht, Inc., Delafield Hambrecht Partners, LLC, Delafield Hambrecht Partners Fund, LP, John D. Delafield, and Delafield Hambrecht Micro-Cap Value Fund, LP. Delafield Hambrecht Partners is a wholly-owned subsidiary of Delafield Hambrecht, Inc. and is the general partner of Delafield Hambrecht Partners Fund and Delafield Hambrecht Micro-Cap Value Fund. John D. Delafield is the chairman, chief executive officer and president of Delafield Hambrecht, Inc. and a managing member of Delafield Hambrecht Partners and Delafield Hambrecht Partners Fund. Andrew H. Lufkin is managing member of Delafield Hambrecht Partners and Delafield Hambrecht Micro-Cap Value Fund. Colin M. Hutchinson is a principal with Delafield Hambrecht, Inc. Mr. Delafield shares voting and dispositive power over the shares with these entities and individuals, except where noted in the Schedule 13D/A filing.

(10)	Includes 241,334 shares subject to options exercisable within 60 days of October 17, 2007.

(11)	Based on our most recent information and publicly filed information. Includes 11,807 shares held by the Alyce Christene Gangwish Irrevocable Trust of 1995, 20,000 shares held by The Lenz Grandchildren’s Irrevocable Trust of 2000, 8,855 shares held by the Brittney Elizabeth Lenz Irrevocable Trust of 1995, and 8,855 shares held by the Cody Allan Lenz Irrevocable Trust of 1995 (for each of which Mr. Nettles acts as Co-Trustee), 677 shares held by Guchereau & Nettles SEP and 20,282 shares subject to options exercisable within 60 days of October 17, 2007.

(12)	Represents 68,000 shares subject to options exercisable within 60 days of October 17, 2007.

(13)	Includes 53,000 shares subject to options exercisable within 60 days of October 17, 2007.

(14)	Includes 48,000 shares subject to options exercisable within 60 days of October 17, 2007.

(15)	Includes 19,282 shares subject to options exercisable within 60 days of October 17, 2007.

(16)	Represents 20,000 shares subject to options exercisable within 60 days of October 17, 2007.

(17)	Represents 12,000 shares subject to options exercisable within 60 days of October 17, 2007.

(18)	Represents 7,000 shares subject to options exercisable within 60 days of October 17, 2007.

(19)	Includes 517,349 shares subject to options exercisable within 60 days of October 17, 2007.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of our common stock to dissent from the merger and receive cash equal to the fair value of their shares of common stock. This summary is not a complete statement of the law, and you should read the applicable sections of Chapter 23B.13 of the Washington Business Corporation Act, which is attached as Appendix C to this proxy statement in its entirety. If you are contemplating the possibility of dissenting from the merger, you should carefully review the text of Appendix C, particularly the procedural steps required to perfect dissenters’ rights, which are complex. You should also consult your legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Washington Business Corporation Act, you will lose your dissenters’ rights.

Requirements for Exercising Dissenters’ Rights

To exercise dissenters’ rights, you must:

•	deliver to us before the vote is taken at the special meeting written notice of your intent to demand the fair value for your shares of common stock if the merger is consummated; and

•	not vote your shares of our common stock at the special meeting in favor of the proposal to approve the merger and the merger agreement.

If you do not satisfy each of these requirements, you cannot exercise dissenters’ rights and will be bound by the terms of the merger agreement. Submitting a proxy card that does not direct how the shares of common stock represented by that proxy is to be voted will constitute a vote in favor of the merger and the merger agreement and a waiver of your statutory dissenters’ rights. In addition, voting against the proposal to approve the merger and the merger agreement will not satisfy the notice requirement referred to above. You must file the written notice of your intent to exercise dissenters’ rights with Cost-U-Less, Inc. at 3633 136th Place SE, Suite 110, Bellevue, Washington 98006, Attention: Secretary.

Appraisal Procedure

Within ten days after the effective time of the merger, we will send a written notice to all shareholders who have given written notice under the dissenters’ rights provisions and have not voted in favor of the merger as described above. The notice will contain:

•	the address where the demand for payment must be sent and where and when certificates representing shares of common stock must be deposited;

•	any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

•	a form for demanding payment that states the date of the first announcement to the news media or to shareholders of the terms of the proposed merger and requires certification of the date the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares of common stock or an interest in it;

•	the date by which we must receive the demand for payment; and

•	a copy of Chapter 23B.13 of the Washington Business Corporation Act.

If you wish to assert dissenters’ rights, you must demand payment and deposit your share certificates within 30 days after the notice is given. If you fail to make demand for payment and deposit your share certificates within the 30-day period, you will lose the right to receive fair value for your shares under the dissenters’ rights provisions, even if you filed a timely notice of intent to demand payment.

Except as provided below, within 30 days of the later of the effective time of the merger or our receipt of a valid demand for payment, we will remit to each dissenting shareholder who complied with the requirements of the Washington Business Corporation Act the amount we estimate to be the fair value of the shareholder’s common stock, plus accrued interest. We will include the following information with the payment:

•	financial data relating to us;

•	an explanation of how we estimated the fair value of the shares;

•	an explanation of how the interest was calculated;

•	a copy of Chapter 23B.13 of the Washington Business Corporation Act; and

•	a brief description of the procedures to be followed in demanding supplemental payment.

For dissenting shareholders who were not the beneficial owner of the shares of our common stock before August 28, 2007, we may withhold payment and instead send a statement setting forth our estimate of the fair value of their shares and offering to pay such amount, with interest, as a final settlement of the dissenting shareholder’s demand for payment.

If you are dissatisfied with your payment or offer, you may, within 30 days of the payment or offer for payment, notify us in writing of and demand payment of your estimate of fair value of your shares and the amount of interest due. If any dissenting shareholder’s demand for payment is not settled within 60 days after receipt by us of his or her payment demand, we must commence a proceeding in King County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all the dissenting shareholders whose demands remain unsettled as parties to the proceeding. The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. The fair value of the shares as determined by the court is binding on all dissenting shareholders.

If the court determines that the fair value of the shares is in excess of any amount remitted by us then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted.

The court will determine the costs and expenses of the court proceeding and assess them against us except that the court may assess part or all of the costs against any dissenting shareholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that we did not substantially comply with the relevant provisions of sections 23B.13.200 through 23B.13.280 of the Washington Business Corporation Act, the court may also assess against us any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith in bringing the proceedings. The court may award, in its discretion, fees and expenses of the attorney for any dissenting shareholders out of the amount awarded to the shareholders if it finds the services of the attorney were of substantial benefit to the other dissenting shareholders and that those fees should not be assessed against us.

A shareholder of record may assert dissenters’ rights as to fewer than all of the shares registered in the shareholder’s name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies us in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of the partially dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders. Beneficial owners of our common stock who desire to exercise dissenters’ rights themselves must obtain and submit the registered owner’s written consent to the dissent at or before the time they file the notice of intent to demand fair value and must exercise those rights with respect to all shares of which they are beneficial owners or over which they have the power to direct the vote.

For purposes of the Washington Business Corporation Act, “fair value” means the value of our common stock immediately before the effective time of the merger, excluding any appreciation or depreciation in anticipation of the merger, unless that exclusion would be inequitable. Under section 23B.13.020 of the Washington Business Corporation Act, a shareholder has no right, at law or in equity, to set aside the approval of the merger agreement or the consummation of the merger except if the approval, adoption or consummation fails to comply with the procedural requirements of Chapter 23B.13 of the Washington Business Corporation Act, Revised Code of Washington sections 25.10.900 through 25.10.955, our articles of incorporation or bylaws, or was fraudulent with respect to that shareholder or Cost-U-Less.

Additional Information

You should be aware that, although the board of directors has not made a determination of the current fair value of shares of our common stock, if it were required to do so it would likely take into account a number of factors, including but not limited to:

•	general economic conditions and the uncertain outlook for improvement within the mid-sized warehouse club-style retail stores industry;

•	our relative strength in comparison to our competitors; and

•	the fact that the trading price of our stock has been below $11.75 per share.

In addition, our board of directors will likely consider the risks and limitations of our business that led us to seek an acquirer, as described in further detail under “The Merger — Background of the Merger” beginning on page 12. Our board of directors will make its “fair value” determination after considering all relevant information and obtaining valuation advice. We cannot offer any assurance to dissenting shareholders that the “fair value” determined by the board will bear any relationship to the book value of our shares, or will not be less than the quoted trading prices for our shares in public securities markets. While statutory procedures exist for shareholders to contest the board’s determination of “fair value,” there is little certainty of outcome in such proceedings, which may involve considerable time and legal expense.

OTHER MATTERS

Other Business at the Special Meeting

Under our bylaws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov and our investor relations website at http://www.costuless.com/investors.php.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to Cost-U-Less to 3633 136th Place SE, Suite 110, Bellevue, Washington 98006, Attention: Secretary, telephone: (425) 945-0213.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained in this proxy statement or incorporated by reference in this proxy statement to vote your shares at the special meeting. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated          , 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
by and among
NWC (US) HOLDINGS, INC.,
a Delaware corporation
COUGAR ACQUISITION CORPORATION,
a Washington corporation
and
COST-U-LESS, INC.,
a Washington corporation

Dated as of August 27, 2007

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), is made and entered into as of August 27, 2007, by and among NWC (US) Holdings, Inc., a Delaware corporation (“Parent”), Cougar Acquisition Corporation, a Washington corporation (“Merger Sub”) and wholly owned subsidiary of Parent, and Cost-U-Less, Inc., a Washington corporation (“Company”).

RECITALS

A. The Boards of Directors of Company, Parent and Merger Sub believe that it is in the best interests of their respective companies and the shareholders of their respective companies that Company and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Company (the “Merger”) and, in furtherance thereof, have approved the Merger.

B. Pursuant to the Merger, among other things, the outstanding shares of common stock of Company, par value $0.001 per share (“Company Common Stock”), will be converted into the right to receive the Merger Consideration (as defined in Section 2.1(a)).

C. Contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain shareholders of Company (each, a “Shareholder”) are entering into a Voting Agreement in substantially the form of Exhibit A attached hereto (the “Voting Agreement”), pursuant to which each such Shareholder has agreed, among other things, to grant Parent a proxy with respect to the voting of the shares of Company Common Stock owned by such Shareholder in favor of the Merger upon the terms and subject to the conditions set forth therein.

D. Concurrently with the execution of this Agreement, and as a condition and inducement to Company’s willingness to enter into this Agreement, the North West Company Fund and The North West Company Inc. (collectively, “Guarantor”) has provided a guarantee (the “Guarantee”) in favor of Company, in the form of Exhibit B attached hereto, with respect to the performance by Parent and Merger Sub, respectively, of their obligations under this Agreement.

E. Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.  At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the Articles of Merger (as defined in Section 1.2), and in accordance with the applicable provisions of the Washington Business Corporation Act (“Washington Law”), Merger Sub shall be merged with and into Company and the separate corporate existence of Merger Sub shall cease and Company shall continue as the successor or surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time.  The parties hereto shall cause the Merger to be consummated by filing Articles of Merger, in a form reasonably satisfactory to Parent and Company (the “Articles of Merger”), with the Secretary of State of the State of Washington, in accordance with the relevant provisions of Washington Law (the time of such filing being the “Effective Time”).

1.3 Closing.  The closing of the Merger (the “Closing”) shall take place as soon as practicable after satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of DLA Piper US LLP, 701 Fifth Avenue, Suite 7000, Seattle, Washington 98104, or at such other location as the parties hereto agree.

1.4 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of Washington Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall remain vested in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall remain as debts, liabilities and duties of the Surviving Corporation.

1.5 Articles of Incorporation; Bylaws.

(a) At the Effective Time, the Articles of Incorporation of Company shall be amended so as to read in its entirety as set forth in Exhibit A-1 to the Articles of Merger and as so amended shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by Washington Law and such Articles of Incorporation.

(b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

1.6 Directors and Officers of the Surviving Corporation.  At the Effective Time, the directors of the Surviving Corporation shall be those persons who were the directors of Merger Sub, in each case until their successors are elected or appointed and qualified or until their earlier resignation or removal. The officers of the Surviving Corporation shall be those persons who were the officers of Merger Sub, in each case until their respective successors are duly elected or appointed and qualified or until their earlier resignation or removal.

1.7 Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II

EFFECT OF MERGER ON CAPITAL STOCK

2.1 Effect on Capital Stock.  By virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock.  At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b) and any Dissenting Common Stock (as defined in Section 2.3)), will be converted automatically into the right to receive $11.75 in cash (the “Merger Consideration”), payable to the holder thereof, without interest thereon, less any applicable withholding of taxes, upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and extinguished and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2.

(b) Cancellation of Company Common Stock Owned by Parent or Company.  At the Effective Time, each share of Company Common Stock owned by Parent or any direct or indirect affiliate or subsidiary of Parent or of Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof. As used in this Agreement, the word “subsidiary,” when used with respect to any party, means any corporation, partnership or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

(c) Capital Stock of Merger Sub.  At the Effective Time, each share of common stock of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned subsidiary of Parent. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(d) Adjustments to Merger Consideration.  The Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring after the date hereof and prior to the Effective Time, so as to provide holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such stock split, reverse split, stock dividend, reorganization, recapitalization or like change.

2.2 Exchange of Certificates.

(a) Paying Agent.  At or prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to Company to act as exchange and paying agent (the “Paying Agent”) for the purpose of (i) making the payments of the funds to which holders of shares of Company Common Stock (the “Company Shareholders”) shall become entitled pursuant to Section 2.1(a), and (ii) making payment of the aggregate Option Consideration (as defined in Section 2.4(b)) to which holders of Options (as defined in Section 2.4(a)) (the “Company Option Holders”) shall become entitled pursuant to Section 2.4(b).

(b) Parent and Merger Sub to Provide Cash.  Prior to the Effective Time, Merger Sub shall deposit with the Paying Agent, or Parent shall otherwise take all steps necessary to cause to be deposited with the Paying Agent, in trust for the benefit of the Company Shareholders and the Company Option Holders, cash in an aggregate amount equal to the sum of (i) the product of (A) the number of shares of Company Common Stock issued and outstanding at the Effective Time and (B) the Merger Consideration, and (ii) the amount necessary for the payment in full of the Option Consideration (such aggregate amount being hereinafter referred to as the “Payment Fund”). For purposes of determining the Merger Consideration to be deposited, Merger Sub and Parent shall assume that no Company Shareholder will perfect his, her or its right to appraisal of his, her or its shares of Company Common Stock under Washington Law. The Paying Agent shall, pursuant to instructions provided by Merger Sub and Parent, make the payments provided for in Sections 2.2 and 2.4 out of the Payment Fund (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to the Surviving Corporation). The Payment Fund shall not be used for any other purpose except as provided in this Agreement. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation.

(c) Exchange Procedures.  Promptly after the Effective Time, but in no event more than five (5) days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”), whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a), (i) a letter of transmittal in a form reasonably satisfactory to Parent and Company (the “Letter of Transmittal”), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to subsection (g), below) for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. Notwithstanding any other provision of this Agreement, no interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment shall have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of Parent or any agent designated by it that such tax either has been paid or is not payable. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing Dissenting Common Stock (as defined in Section 2.3) or shares of Company Common Stock to be cancelled pursuant to Section 2.1(b)) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

(d) Lost, Stolen or Destroyed Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

(e) Transfer Books; No Further Ownership Rights in Company Common Stock.  At the Effective Time, the stock transfer books of Company shall be closed and thereafter there shall be no further registration of transfers on the records of Company or the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(f) Return of Funds; No Liability.  At any time following 180 calendar days after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any portion of funds (including any interest earned thereon) which have not been disbursed to holders of Certificates or Company Option Holders pursuant to this Article II, and holders of Certificates who have not theretofore complied with the exchange procedures set forth in and contemplated by Section 2.2(c) shall thereafter look only to Parent (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates such shareholder holds, as determined pursuant to this Agreement, without any interest thereon. Notwithstanding anything to the contrary in this Section 2.2, none of the Paying Agent, the Surviving Corporation, Parent or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Withholding Taxes.  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a Company Shareholder or Company Option Holder pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or the rules and regulations promulgated thereunder (the “Code”) or any provision of state, local, provincial or foreign tax law. To the extent amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Shareholder or Company Option Holder in respect of which such deduction and withholding was made.

2.3 Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders of such shares of Company Common Stock who as of the Effective Time have properly exercised appraisal rights with respect thereto (“Dissenting Common Stock”) in accordance with Washington Law shall not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Dissenting Common Stock shall be entitled to receive payment of the appraised value of such shares of Dissenting Common Stock in accordance with the provisions of Washington Law unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under Washington Law. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Dissenting Common Stock shall thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Notwithstanding anything to the contrary contained in this Section 2.3, if this Agreement is terminated prior to the Effective Time, then the right of any Company Shareholder to be paid the fair value of such holder’s Dissenting Common Stock pursuant to Washington Law shall cease. Company shall give Parent (i) prompt written notice of any demands received by Company for appraisals of, or payment of the fair value for, shares of Dissenting Common Stock, withdrawals of such demands, and any other instruments served pursuant to Washington Law received by Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Washington Law. Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals or offer to settle or settle any such demands.

2.4 Stock Options and Company Stock Option Plan.

(a) Subject to the provisions of this Agreement and the terms of the instruments granting Options (as defined below), by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of options to purchase Company Common Stock (an “Option”) outstanding under the Company Stock Option Plan (as defined in Section 3.2), each Option that is outstanding as of the Effective Time shall automatically accelerate so that each Option shall, immediately before the Effective Time, become 100% vested and exercisable in accordance with the provisions of the Company Stock Option Plan. Shares of Company Common Stock shall be issued upon exercise of all Options exercised any time prior to, or contingent upon, the Effective Time, and such shares of Company Common Stock shall be subject to the terms of this Agreement.

(b) Company shall use its commercially reasonable efforts to cause each holder of an Option that has an exercise price per share lower than the Merger Consideration to execute, prior to and effective conditionally on consummation of the Merger, an agreement in the form approved by Parent and Company (the “Option Cash-Out Agreement”) providing that such Option be cancelled as of the consummation of the Merger, and that such holder be entitled to receive from Parent upon consummation of the Merger, in respect of each share of Company Common Stock subject to such Option, an amount in cash equal to the excess of the Merger Consideration over the exercise price per share thereof (the “Option Consideration”) (such payment to be net of applicable withholding taxes). With respect to any such holder who does not execute an Option Cash-Out Agreement prior to the consummation of the Merger with respect to an Option with an exercise price per share lower than the Merger Consideration, and with respect to any holder of an Option which has an exercise price per share equal to or greater than the Merger Consideration, such holder’s Options shall, if not properly exercised prior to, or contingent on, the Effective Time, expire, terminate and be cancelled at the time provided by the terms thereof, but in no event later than the Effective Time.

(c) Promptly after the Effective Time, but in no event more than five (5) days thereafter, Parent shall cause the Paying Agent to mail to each holder of an Option Cash-Out Agreement who is entitled to receive the Option Consideration pursuant to Section 2.4(b), appropriate materials and instructions for use in effecting the surrender of such Option Cash-Out Agreement in exchange for payment of the Option Consideration. Upon surrender of an Option Cash-Out Agreement to the Paying Agent or to such other agent or agents as may be appointed by Parent, the holder of such Option Cash-Out Agreement shall be entitled to receive in exchange therefor the Option Consideration for each share of Company Common Stock subject to the Option referenced in the Option Cash-Out Agreement. Notwithstanding any other provision of this Agreement, no interest will be paid or accrue on any cash payable to Company Option Holders pursuant to the provisions of this Article II. If any Company Option Holder is unable to surrender such holder’s Option Cash-Out

Agreement because such Option Cash-Out Agreement has been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Parent.

(d) Company shall use its commercially reasonable efforts to cause the Company Stock Option Plan and all Options to terminate as of the Effective Time, and all rights under any provision of any other plan, program, agreement or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company or any subsidiary of Company shall be terminated as of the Effective Time. Company shall take all actions necessary to ensure that, upon termination of the Company Stock Option Plan as provided in the immediately preceding sentence, no person shall have any right under the Company Stock Option Plan or any other plan, program, agreement or arrangement with respect to equity securities of Company, or any direct or indirect subsidiary of Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any person means any material event, change, condition, occurrence, development or effect (each, a “Change”) related to the operations, properties, assets, liabilities, condition (financial or otherwise), operating results or cash flow of such person and its subsidiaries, taken as a whole. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Company, any Change that, individually or when aggregated with other similar Changes, is materially adverse to (x) the ability of Company to perform obligations under, or to consummate the transactions contemplated by, this Agreement or, with respect to any person (y) the operations, properties, assets, liabilities, condition (financial or otherwise), operating results or cash flow of such person; provided, however, that a “Material Adverse Effect” with respect to Company shall not include any of the following or any combination of the following: (i) any event, change, condition, effect or circumstance that results from or is attributable to the announcement, pendency or consummation of this Agreement or the transactions contemplated hereby; (ii) any change in the market price or trading volume of Company’s common stock after the date hereof; or (iii) any event, change, condition, effect or circumstance resulting primarily from changes in general economic, regulatory or political conditions, conditions in the United States or worldwide capital markets, any act of terrorism, any decrease in tourism or air travel, any increase in energy or fuel surcharges, any volatile weather conditions or natural disasters, or any outbreak or continuation of hostilities or war, except to the extent that any such event, change, condition, effect or circumstance has a disproportionately adverse effect on Company as compared to other comparable businesses. With respect to Company, for purposes of determining whether or not something is “material” or there has been a “Material Adverse Effect”, the term “Company” shall mean Company and its subsidiaries, taken as a whole.

In this Agreement, any reference to a party’s “knowledge” means such party’s actual knowledge assuming a reasonable level of inquiry appropriate to the responsibilities of the executive officers identified on Schedule 3 hereto and directors of such party.

Except as set forth in that section of the disclosure schedule of even date herewith delivered by Company to Parent in connection with delivery of this Agreement (the “Company Disclosure Schedule”) corresponding to the section of this Agreement to which any of the following representations and warranties specifically relate, or as disclosed in another section of the Company Disclosure Schedule if it is readily apparent from such disclosure that it is applicable to another section of this Agreement, Company represents and warrants to Parent and Merger Sub as follows:

3.1 Corporate Organization, Standing and Power.  Each of Company and its subsidiaries is a corporation duly organized and validly existing and no articles of dissolution have been filed under the laws of its jurisdiction of organization. Each of Company and its subsidiaries has the requisite power and authority to own or lease its properties and to carry on its business as it is now being conducted and is duly authorized or qualified to do business in each jurisdiction in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Company. The copies of the Articles of Incorporation (the “Company Articles of Incorporation”) and Bylaws (the “Company Bylaws”) of Company, as most recently filed with Company SEC Documents (as defined in Section 3.5), are true and correct copies of such documents, each as amended to date, and are in full force and effect. Neither Company nor any of its subsidiaries is in violation of any of the provisions of its respective charter or bylaws or equivalent organizational documents.

3.2 Capitalization.

(a) The authorized capital stock of Company consists of 25,000,000 shares of Company Common Stock and 2,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”). At the date hereof, there are 4,050,618 shares of Company Common Stock issued and outstanding and no shares of Preferred Stock issued or outstanding. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities as of or after the date hereof, other than pursuant to the exercise of options outstanding as of such date under Company’s Amended and Restated 1998 Stock Incentive Compensation Plan (the “Company Stock Option Plan”), or pursuant to Company’s Rights Agreement, dated March 15, 1999, between Company and Chase Mellon Shareholder Services, L.L.C., as Rights Agent (the “Rights Agreement”). All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Company Articles of Incorporation or Company Bylaws or any agreement to which Company is a party. As of the close of business on August 24, 2007, Company has reserved (i) 1,000,000 shares of Company Common Stock for issuance to employees, consultants and directors pursuant to the Company Stock Option Plan, of which 444,242 shares have been issued pursuant to stock option exercises or direct stock purchases, 555,401 shares are subject to outstanding, unexercised options, and 357 shares are available for issuance thereunder, and (ii) 40,506 shares of Preferred Stock for issuance pursuant to the Rights Agreement, of which no shares have been issued. Except for the rights created pursuant to this Agreement, the Company Stock Option Plan, the Rights Agreement and Company’s rights to repurchase any unvested shares under the Company Stock Option Plan or the stock option agreements thereunder, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Company. There are no contracts, commitments or agreements relating to voting, purchase or sale of Company’s capital stock between or among Company and any of its shareholders and, to Company’s knowledge, between or among any of Company’s shareholders.

(b) Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its subsidiaries (as defined below), free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares are duly authorized and validly issued and are fully paid and non-assessable. None of the subsidiaries of Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any security of such subsidiary, including any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such subsidiary. Except as disclosed in the Company SEC Documents (as defined in Section 3.5), Company does not directly or indirectly own any corporation, partnership, joint venture or other business association or entity.

3.3 Authority.  Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject only to obtaining the approval of holders of a majority of the shares of Company Common Stock prior to the consummation of the Merger in accordance with Washington Law and the Company Articles of Incorporation. The execution, delivery and performance by Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Company, subject only to the adoption of this Agreement by the Company Shareholders as contemplated by Section 5.3. This Agreement has been duly executed and delivered by Company and, assuming due and valid authorization, execution and delivery hereof by the other parties thereto, constitutes a valid and binding obligation of Company enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally or general principles of equity.

3.4 Consents and Approvals; No Conflict.

(a) Except for (i) the filing with the Securities and Exchange Commission (the “SEC”) and the National Association of Securities Dealers, Inc. (the “NASD”) of the Proxy Statement (as defined in Section 5.3); (ii) the filing of the Articles of Merger with the Secretary of State of the State of Washington; (iii) the adoption of this Agreement by the requisite vote of Company Shareholders; (iv) the filing of a Current Report on Form 8-K with the SEC; and (v) such other filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), state securities laws and the securities laws of any foreign country or the rules of The Nasdaq Stock Market, Inc.; no consents or approvals of, or filings, declarations or registrations with, any federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (each a “Governmental Entity”), or other third party, are necessary for the consummation by Company of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a Material Adverse Effect on Company.

(b) Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Articles of Incorporation or Company Bylaws or any of the similar organizational documents of any of its subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4(a) and the authorization hereof by the Company Shareholders are duly obtained in accordance with Washington Law, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its subsidiaries or any of their respective properties or assets.

3.5 SEC Documents.  Since the beginning of fiscal 2006, Company has filed all required reports, schedules, forms and registration statements with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Company SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed SEC Document. Each of the financial statements of Company contained or incorporated by reference in the Company SEC Documents (the “Company Financial Statements”), as of their respective dates, complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto or, in the case of unaudited financial statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the Exchange Act). The Company Financial Statements fairly present the consolidated financial condition and operating results of Company and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited quarterly statements, to normal year-end adjustments). There has been no change in Company accounting policies since December 31, 2006, except as described in the notes to the Company Financial Statements. The chief executive officer and chief financial officer of Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct. Company and its subsidiaries have implemented and maintained a system of internal accounting controls and financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that are designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.

3.6 Absence of Undisclosed Liabilities.  Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the unaudited balance sheet included in Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2007 (including the notes thereto) (the “Company Balance Sheet”), (ii) those incurred in the ordinary course of business and not required to be set forth in the Company Balance Sheet, (iii) those described in the Company SEC Documents, (iv) those incurred in the ordinary course of business since July 1, 2007 (the “Company Balance Sheet Date”) and not reasonably likely to have a Material Adverse Effect on Company, and (v) those incurred in connection with or in preparation for the execution of this Agreement and the transactions contemplated herein.

3.7 Absence of Certain Changes.  Except as set forth in the Company SEC Documents, since the Company Balance Sheet Date, Company has conducted its business in the ordinary course consistent with past practice and there has not occurred (i) any change, event or condition (whether or not covered by insurance) that has resulted in a Material Adverse Effect on Company; (ii) any declaration, payment or setting aside for payment of a dividend or other distribution (whether in cash, stock or property) or any redemption or other acquisition by Company of any shares of capital stock or securities of Company; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Company or any revaluation by Company of any of its material assets; (iv) any amendment or change to the Company Articles of Incorporation or Company Bylaws; (v) any acquisition, sale or transfer of any material asset of Company; (vi) any increase in or modification of the compensation or benefits payable, or to become payable, by Company to any of its directors or employees, other than in connection with the Merger or pursuant to scheduled annual performance reviews, provided that any resulting modifications are in the ordinary course of business and consistent with Company’s past practices; (vii) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of Company that would reasonably be expected to have a Material Adverse Effect on Company; (viii) any incurrence of indebtedness for borrowed money or any issuance of any debt securities by Company; (ix) any loan or advance by Company to any third party, except for advances to employees of business expenses in the ordinary course of business and consistent with past practice; (x) any authorization of, or commitment to make, any material capital expenditures; (xi) any revaluation by Company of any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice, in terms of both frequency and amount; (xii) any delay or postponement by Company of the payment of any accounts payable or commissions or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or accelerated the collection of (or discounted) any accounts or notes receivable; (xiii) any agreement or arrangement by Company prohibiting or restricting it from freely engaging in any business or otherwise restricting the conduct of its business anywhere in the world; (xiv) any facility closing or other layoff of employees by company that could implicate the Worker Adjustment and Retraining Notification Act, as amended, or to Company’s knowledge, any similar foreign, state or local law, regulation or ordinance; (xv) any settlement with tax authorities regarding audits, reviews or other tax related matters; or (xvi) to Company’s knowledge, any other material transaction by Company, other than those relating to sales of products or purchases of supplies or inventory in the ordinary course of business. Company has not agreed since the Company Balance Sheet Date to do any of the things described in the preceding clauses (i) through (xvi) and is not currently involved in any negotiations to do any of the things described in the preceding clauses (i) through (xvi) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

3.8 Legal Proceedings.  Except as set forth in Company SEC Documents, there are no claims, actions, suits, proceedings or, to the knowledge of Company, governmental investigations, inquiries or subpoenas (other than any actions, suits, proceedings, investigations, inquiries or subpoenas challenging or otherwise arising from or relating to the Merger or any of the other transactions contemplated by this Agreement) (a) pending against Company or any of its subsidiaries or any properties or assets of Company or of any of its subsidiaries, (b) to the knowledge of Company, threatened against Company or any of its subsidiaries, or any properties or assets of Company or of any of its subsidiaries, or (c) whether filed or threatened, that have been settled or compromised by Company or any subsidiary within the three (3) years prior to the date of this Agreement; other than such claims, actions, suits, proceedings, investigations, inquiries or subpoenas that would not be reasonably likely to have a Material Adverse Effect on Company. Neither Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to have a Material Adverse Effect on Company or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. There has not been since January 1, 2005, nor are there currently any internal investigations or inquiries being conducted by Company, its Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.9 Compliance with Applicable Law.  Company and its subsidiaries are and have been in compliance with and are not in default or violation of (and have not received any notice of non-compliance, default or violation with respect to) any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which any of their respective properties is bound, except where such non-compliance, default or violation thereunder would not be reasonably likely to have a Material Adverse Effect on Company. Company and each of its subsidiaries hold all licenses, franchises, permits and authorizations from any Governmental Entity necessary for the lawful conduct of its business as presently conducted and are in compliance with the terms thereof, except where the failure to hold such license, franchise, permit or authorization or such noncompliance would not, when aggregated with all other such failures or noncompliance, reasonably be expected to have a Material Adverse Effect on Company (such material licenses, franchises, permits and authorizations held by Company and its subsidiaries, the “Company Permits”). A complete list of Company Permits is set forth on Schedule 3.9. The Company Permits are in full force and effect, have not been violated in any material respect and, to Company’s knowledge, no suspension, revocation or cancellation thereof has been threatened, and there is no action, proceeding or investigation pending or, to Company’s knowledge, threatened, seeking the suspension, revocation or cancellation of any Company Permits. No Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement, except where such cessation would not reasonably be expected to have a Material Adverse Effect on Company.

3.10 Proxy Statement.  The information supplied by Company for inclusion in the proxy statement to be sent to the shareholders of Company in connection with the meeting of Company’s shareholders to consider the Merger and the transactions contemplated by this Agreement (the “Company Shareholder Meeting”) (such proxy statement as amended or supplemented is referred to herein as the “Proxy Statement”), on the date the Proxy Statement is first mailed to Company’s shareholders and at the time of the Company Shareholder Meeting and at the Effective Time, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the Proxy Statement, and the Proxy Statement as of such dates will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein pursuant to applicable SEC disclosure requirements. If at any time prior to the Effective Time any material event or information should be discovered by Company that should be set forth in an amendment or supplement to the Proxy Statement, Company shall promptly inform Parent and Merger Sub. Notwithstanding the foregoing, Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub or any other third party which contained in any of the foregoing documents.

3.11 Employee Benefit Plans.

(a) Schedule 3.11 lists, with respect to Company, all employment, severance, bonus, change-in-control, compensation, stock option, stock purchase or other employee benefit agreements or other arrangements currently maintained or contributed to or required to be contributed to by Company or any of its ERISA Affiliates (as defined below), for the benefit or welfare of any director, officer, employee or former employee of Company or any of its ERISA Affiliates (such plans and arrangements being collectively the “Company Benefit Plans”). Each of the Company Benefit Plans is in compliance with all applicable laws including ERISA and the Code except where such noncompliance could not reasonably be expected to have a Material

Adverse Effect on Company. Company has made available to Parent a copy of each of the Company Benefit Plans and related material plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Company Benefit Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three (3) plan years. “ERISA Affiliate” means, with respect to any person, any trade or business, whether or not incorporated, that together with such person would be deemed a “single employer” within the meaning of Section 4001(a)(15) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(b) Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code (i) has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter, or (ii) uses a prototype or volume submitter plan document that is the subject of a favorable Internal Revenue Service opinion or advisory letter, as applicable. All required reports of the Company Benefit Plans have been timely filed with the applicable governmental entity, and all notices required by ERISA or the Code with respect to the Company Benefit Plans have been appropriately given.

(c) The liabilities accrued under each such plan are reflected on the Company Balance Sheet in accordance with GAAP. There are no pending or, to Company’s knowledge, threatened, claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that could reasonably be expected to have a Material Adverse Effect on Company.

(d) Neither Company nor any of its ERISA Affiliates maintains, contributes to, or has ever maintained or contributed to, a pension plan subject to Title IV of ERISA or a multiemployer plan as defined in Section 3(37) of ERISA, and no Company Benefit Plan provides health or welfare benefits to former employees of Company or any of Company’s ERISA Affiliates other than as necessary to comply with Section 4980B of the Code or other similar law.

(e) No “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Company Benefit Plan and that is reasonably likely to subject Company, any of Company’s ERISA Affiliates, or any of their employees to a material tax or penalty on prohibited transactions imposed by Section 4975 of the Code or a material sanction imposed under Title I of ERISA.

(f) Other than routine claims for benefits, there are no actions, audits, investigations, suits, or claims pending, or threatened against any Company Benefit Plan, or to Company’s knowledge, any fiduciary of any Company Benefit Plan or against the assets of any Company Benefit Plan.

(g) Each Company Benefit Plan (other than individual severance arrangements) may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in connection with the termination of employment or change of position of any employee following or in connection with the consummation of the sale of the Shares) constitute an event under any Company Benefit Plan that will or may result in any material payment (whether severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits.

(h) Each Company Benefit Plan that satisfies the requirements to avoid the consequences set forth in Section 409A(a)(1) of the Code and neither the Company nor an ERISA Affiliate has: (i) since October 4, 2004, granted to any person an interest in any Company Benefit Plan which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the additional tax (including interest) imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code; (ii) granted to any person an interest in any Company Benefit Plan which interest has been or will be, because of the lapse of a substantial risk of forfeiture with respect to such interest after December 31, 2004, or because such interest is earned after

December 31, 2004, subject to the additional tax (including interest) imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code; or (iii) since October 4, 2004, modified the terms of any Company Benefit Plan in a manner that could cause an interest previously granted under such Company Benefit Plan to become subject to the additional tax (including interest) imposed by Section 409A(1)(B) or (b)(4) of the Code.

3.12 Employee Matters.  Schedule 3.12 contains a true and complete list of (i) the names and titles of all consultants, independent contractors, full-time, part-time or casual employees employed by Company or any of its subsidiaries (collectively, “Employees”), together with their status and location of their employment; (ii) a list of all written employment, consulting or service contracts between Company or any of its subsidiaries and Employees; (iii) the rate of annual remuneration of each Employee at the date hereof, any bonuses paid with respect to the last completed fiscal year and all other bonuses, incentive schemes and benefits to which such Employee is entitled as of the date hereof; (iv) the amount of vacation pay or number of weeks of vacation to which each Employee is entitled as of the date hereof; and (v) particulars of all other material terms and conditions of employment or engagement of Employees and the positions, title or classification held by them. There are no pending claims against Company or any of its subsidiaries for any material amounts under any workers compensation plan or policy or for long term disability. Neither Company nor any of its subsidiaries has any obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985 with respect to any former Employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. Company and each of its subsidiaries are in compliance in all material respects with all applicable laws respecting employment, employment practices and occupational safety and health, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practices; (b) there are no controversies pending or, to Company’s knowledge, threatened, between Company or any of its subsidiaries and any of their respective employees, consultants or independent contractors, which controversies would reasonably be expected to have a Material Adverse Effect on Company; (c) neither Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Company or its subsidiaries, nor does Company know of any activities or proceedings of any labor union to organize any such employees; and (d) there are no, and Company has no knowledge of, any labor disputes, strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of, or consultants or independent contractors to, Company or any of its subsidiaries.

3.13 Environmental Matters.  (i) Company and its subsidiaries are and have been in material compliance with all Environmental Laws; (ii) there has been no release or, to Company’s knowledge, threatened release, of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by Company or its subsidiaries; (iii) there have been no Hazardous Substances generated by Company or its subsidiaries that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Entity within or outside the United States; (iv) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by Company or its subsidiaries, except for the storage of hazardous waste in compliance with Environmental Laws; and (v) Company and its subsidiaries have made available to Parent true and correct copies of all environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments in the possession of Company, any of its subsidiaries, or any of their respective representatives or advisors. For purposes of this Section 3.13, “Environmental Laws” means any law, regulation, or other applicable requirement (whether domestic or foreign) relating to (i) releases or threatened release of Hazardous Substance; (ii) pollution or protection of employee health or safety, public health or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

3.14 Taxes.  Company and each of its subsidiaries have filed all Tax Returns (as defined below) required to be filed by them and have paid all Taxes (as defined below) shown to be due on such Tax Returns or have provided (or, as to subsidiaries, Company has made provision on behalf of such subsidiaries) reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax

Returns. Company and each of its subsidiaries have withheld with respect to its employees all federal and state Taxes required to be withheld. The accruals and reserves for Taxes (exclusive of any accruals for “deferred taxes” or similar items that reflect timing differences between tax and financial accounting principles) reflected in Company Balance Sheet are adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested). Neither Company nor any of its subsidiaries has granted any request that remains in effect for waivers of the time to assess any Taxes. No claim for unpaid Taxes has been asserted against Company or any of its subsidiaries in writing by a Tax authority that, if resolved in a manner unfavorable to Company or any of its subsidiaries, as the case may be, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. There are no Liens for Taxes upon the assets of Company or any subsidiary of Company, except for Liens for Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate proceedings and with respect to which adequate reserves have been taken. No audit of any Tax Return of Company or any of its subsidiaries is being conducted by a Tax authority. As used herein, “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

3.15 Intellectual Property.

(a) Company or one of its subsidiaries owns or is licensed to use the following material to conduct its business as now conducted: (i) all computer programs, specifications, source code, object code, databases, data compilations, graphics, devices, techniques, algorithms, methods, processes, procedures, formulae, drawings, designs, improvements, discoveries, concepts, user interfaces, hardware, software, development tools, inventions (whether or not patentable or copyrightable and whether or not reduced to practice), know-how, concepts and other technology and content with respect to all of the foregoing, with respect to all products or services marketed or sold by Company or one of its subsidiaries; (ii) all rights in the items set forth in clause (i), above, including, without limitation, all trade names, trademarks, domain names, service marks, logos, brand names and other identifiers, trade secrets, trade dress, copyrights, and domestic and foreign letters patent, and the registrations, applications, renewals, extensions and continuations (in whole or in part) thereof, all goodwill associated therewith, and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated therewith (collectively, the “Company Technology”).

(b) Company owns all right, title and interest in all material software and databases used by Company or any of its subsidiaries (collectively, the “Company Third Party Technologies”), and all license agreements or other contracts pertaining thereto (the “Company Third Party Licenses”). Company or one of its subsidiaries has the lawful right to use (free of any material restriction not expressly set forth in Company Third Party Licenses) (i) all Company Third Party Technology that is incorporated in or used in the development or production of Company Technology and (ii) all other Company Third Party Technology necessary for the conduct of the business of Company and its subsidiaries as now conducted, except where such failure to obtain such lawful right could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(c) All Company Third Party Licenses are valid, binding and in full force and effect subject to the effect of applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and to general principles of equity. Each other party thereto has performed in all material respects their obligations thereunder, and neither Company nor any of its subsidiaries, or, to Company’s knowledge, any other party thereto, is in default under any of Company Third Party Licenses, nor has there occurred any event or circumstance that with notice or lapse of time or both would constitute a default or event of default on the part of Company or any of its subsidiaries or any other party thereto or give to any other party thereto the right to terminate or modify any Company Third Party License. Neither Company nor any of its subsidiaries has received notice that any party to any Company Third Party License intends to cancel, terminate or refuse to renew (if renewable) such Company Third Party License or to exercise or decline to exercise any option or right thereunder.

(d) Company owns all material registered trademarks, trade names, brand names, service marks, logos or other identifiers currently used by Company or its subsidiaries in their businesses, each of which is identified and set forth on Schedule 3.15 hereto.

(e) Company or one of its subsidiaries owns all right, title and interest, free and clear of any Liens, in and to Company patents, patent applications, copyright registrations (and applications therefor) and trademark or service mark registrations (and applications therefor) collectively, the “Company IP Registrations”), each of which is identified and set forth on Schedule 3.15 hereto.

(f) Neither Company nor any of its subsidiaries has conducted its business in a manner that would result in the abandonment, cancellation or unenforceability of any item of Company IP Registrations, and neither Company nor any of its subsidiaries has taken (or failed to take) any action that would result in the forfeiture or relinquishment of any Company IP Registrations, in each case where such abandonment, cancellation, unenforceability, forfeiture or relinquishment could reasonably be expected to have a Material Adverse Effect on Company.

(g) Neither Company nor any of its subsidiaries has received any written notice or claim challenging Company’s ownership or rights in Company Technology, Company IP Registrations or Company Domain Names (as defined below) alleging any conflict or infringement of any third party property rights; and, to Company’s knowledge, no other person or entity is infringing or misappropriating or otherwise making any unauthorized use of Company Technology or Company IP Registrations.

(h) All officers and all other employees of, and consultants to, Company have entered into a valid and binding written agreement with Company sufficient to vest title in Company of all Company Technology, including all accompanying intellectual property rights, created by such employee or consultant in the scope of his or her employment with, or provision of services to, Company, except where such failure to enter into such agreement would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(i) Company or one of its subsidiaries owns all right, title and interest, free and clear of any Liens, in and to all Internet domain name registrations used by Company or any of its subsidiaries to conduct its business on the Internet (collectively, the “Company Domain Names”) currently used in the operation of its business, each of which is identified and set forth on Schedule 3.15 hereto.

3.16 Material Agreements.  Schedule 3.16 lists all agreements to which Company or any of its subsidiaries is a party which are not disclosed in the Company SEC Documents and (i) is outside of the ordinary course of business of Company or its subsidiaries, (ii) involves the payment or receipt by Company or one of its subsidiaries, subsequent to the date of this Agreement, of more than $100,000, or (iii) is not terminable without penalty by Company or such subsidiary party thereto on fewer than 180 days’ notice (together with the agreements filed as exhibits to the Company SEC Documents, the “Material Agreements”). Each of the agreements set forth in the Company SEC Documents has not been amended or modified in any respect since the date of its filing. Except for any such breaches or defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, neither Company nor any of its affiliates is in breach or default under any Material Agreement, nor, to the knowledge of Company, is there any basis for any valid claim of breach or default.

3.17 Insurance.  Schedule 3.17 lists all of Company’s insurance policies relating to the assets, business, officers or directors of Company and its subsidiaries. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by Company or any of its subsidiaries are in character and amount and with such deductibles and retained amounts as are generally carried by persons engaged in similar businesses and subject to the same or similar perils or hazards. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. All premiums due and payable under all such policies have been paid and Company is otherwise in compliance in all material respects with the terms of such policies. Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.18 Properties; Encumbrances.   Company and each of its subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in Company Balance Sheet (except for personal property sold since the date of Company Balance Sheet in the ordinary course of business consistent with past practice). All properties and assets reflected in Company Balance Sheet are free and clear of all Liens, except for Liens reflected on Company Balance Sheet and Liens for current taxes not yet due and other Liens would not reasonably be expected to have a Material Adverse Effect on Company. The consummation of the Merger will not constitute a breach of or a default under any of Company’s leaseholds. Schedule 3.18 sets forth a true, complete and correct list of all real property owned, leased, subleased or licensed by Company and the location of such premises. Company and each of its subsidiaries is and has been in compliance with the material provisions of each lease or sublease for the real property which is set forth in Schedule 3.18.

3.19 Related Party Transactions.   Except as disclosed in the Company SEC Documents, there are no material contracts, commitments, agreements or arrangements between Company or any of its subsidiaries, on the one hand, and any (i) present or former officer or director of Company or any of its subsidiaries or any of their immediate family members (including their spouses), (ii) record or beneficial owner of five percent or more of the voting securities of Company, or (iii) affiliate of any such officer, director, family members or beneficial owner, on the other hand.

3.20 Broker’s Fees.   Except for the services of Cascadia Capital LLC, neither Company nor any subsidiary of Company nor any of its officers or directors on behalf of Company or such subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby. Company has provided to Parent a copy of all agreements between Company and Cascadia Capital LLC pursuant to which such firm would be entitled to any payment relating to the Merger.

3.21 Rights Agreement.   The Board of Directors of Company has taken all actions necessary such that the Rights Agreement will not apply to the execution and delivery of this Agreement, and will not apply, as of the Effective Time, to Parent, Merger Sub, or the consummation of the Merger or the other transactions contemplated by this Agreement. Company has not redeemed any rights under the Rights Agreement.

3.22 Vote Required.   The affirmative vote of the holders of at least a majority of the shares of Company Common Stock outstanding on the record date set for the Company Shareholder Meeting is the only vote of the holders of any of Company’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.

3.23 Complete Copies of Materials.   Company has delivered or made available true and complete copies of each document that has been requested by Parent or its counsel in connection with their legal and accounting review of Company and its subsidiaries.

3.24 Opinion of Financial Advisor.   Company has received the written opinion of its financial advisor, Cascadia Capital LLC, to the effect that, as of the date hereof, the consideration to be received by the Company Shareholders is fair, from a financial point of view, to the Company Shareholders. Company has provided a true, complete and correct copy of such opinion to Parent. Such opinion has not been withdrawn, revoked or modified.

3.25 Board Approval.   Subject to Section 5.2, the Board of Directors of Company has (i) approved this Agreement and the Merger; (ii) determined that this Agreement and the Merger are advisable and in the best interests of the Company Shareholders and are on terms that are fair to such shareholders, (iii) recommended that the Company Shareholders approve this Agreement and the consummation of the Merger; and (iv) taken all action necessary to provide that the restrictions applicable to business combinations contained in RCW 23B.19.040 are not, and will not be, applicable to the Merger.

3.26 Representations Complete.   None of the representations or warranties made by Company herein or in any Schedule hereto, including the Company Disclosure Schedule, or certificate furnished by Company pursuant to this Agreement, or the Company SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB

Except as set forth in that section of the disclosure schedule of even date herewith delivered by Parent to Company in connection with delivery of this Agreement (the “Parent Disclosure Schedule”) corresponding to the section of this Agreement to which any of the following representations and warranties specifically relate or as disclosed in another section of the Parent Disclosure Schedule if it is readily apparent from such disclosure that it is applicable to another section of this Agreement, Parent and Merger Sub represent and warrant to Company as follows:

4.1 Corporate Organization, Standing and Power.   Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own or lease its properties and to carry on its business as it is now being conducted and is duly authorized or qualified to do business in each jurisdiction in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub, as the case may be. Neither Parent nor Merger Sub is in violation of any of the provisions of its respective charter or bylaws or equivalent organizational documents.

4.2 Authority.   Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Boards of Directors of Parent and Merger Sub and the shareholders of Merger Sub have duly authorized and approved this Agreement and the Merger. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by Parent and Merger Sub and no other corporate action on the part of Parent, Merger Sub or the shareholders of Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by it of the transactions contemplated hereby. No vote or consent of any holders of Parent’s capital stock is required to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally or general principles of equity.

4.3 Consents and Approvals; No Conflict.

(a) Except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Washington, and (ii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and the Securities Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent and Merger Sub of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a Material Adverse Effect on Parent. No vote or consent of any holders of Parent’s capital stock is required to consummate the transactions contemplated by this Agreement.

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the organizational documents of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3(a) are obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or Merger Sub or any of their properties or assets.

4.4 Broker’s Fees.   Neither Parent nor any subsidiary of Parent nor any of their respective officers or directors on behalf of Parent or such subsidiaries has employed any financial advisor, broker or finder in a manner that would result in any liability of Company (if the Merger is not consummated) for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby or that would result in any reduction of the consideration payable to the shareholders of Company.

4.5 Proxy Statement Information.   The information supplied by Parent for inclusion in the Proxy Statement, or in any other document filed with any other Governmental Entity in connection herewith, at the respective time filed with the SEC or such other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to holders of the Shares, at the time of the Company Shareholder Meeting and at the Effective Time, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholder Meeting which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, Parent or Merger Sub will promptly inform Company.

4.6 Financing; Solvency.   Parent has sufficient funds to enable Parent to pay the maximum out-of-pocket costs and expenses specified in Section 7.3(c). Parent will have at the Effective Time sufficient funds to enable Parent to pay for all outstanding shares of Company Common Stock (including the Option Consideration) converted into the right to receive cash pursuant to the Merger, to perform Parent’s obligations under this Agreement and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by it. Parent has received and furnished to Company letters from the lenders under its various working capital lines (the “Financing”) setting forth the maximum amount available under such lines, the amount outstanding under the lines as of August   , 2007, and confirming that the Financing is available for use in the transactions contemplated by this Agreement. The Financing will be available to deposit the aggregate Merger Consideration with the Paying Agent pursuant to Section 2.2(b) hereof. Parent does not intend, to use, directly or indirectly, pledge or grant any security interest in, any of Company’s assets principally to fund, repay or secure any portion of the Financing, or any replacement thereof, or any portion of the Merger Consideration. Based on Parent’s knowledge of Company’s liabilities, financial condition and projected capital requirements, and Parent’s knowledge of its own financial condition, the details of the Financing, and Parent’s intent with respect to the operation of the Surviving Corporation, after giving effect to the Merger, the Surviving Corporation will be able to pay its debts as they mature, and will not be left with unreasonably small capital with which to satisfy its debts. Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge and agree that any event, action or change in circumstance inconsistent in a material way with any of the representations or warranties set forth in this Section 4.6, whether or not resulting from any action by Parent or Merger Sub, shall be deemed to constitute a breach of this Section 4.6 by Parent and Company may terminate this Agreement pursuant to Section 7.1(d) as a result of such breach.

4.7 Litigation.   As of the date hereof, there are no legal, administrative, arbitration or other formal proceedings or governmental investigations pending or, to the knowledge of Parent or Merger Sub, threatened (i) against Parent or Merger Sub or any of their subsidiaries that seek to restrain or enjoin the consummation of the Merger or seek other relief that would reasonably be expected to have a Material Adverse Effect or (ii) that challenge the validity of this Agreement or any action taken or to be taken by Parent or Merger Sub or any of their subsidiaries in connection with this Agreement, other than such of the foregoing that would not reasonably be expected to have a Material Adverse Effect.

4.8 Rights Agreement and Washington Anti-takeover Statute.   Neither Parent nor Merger Sub nor any of their respective affiliates have taken any action such that (i) Parent or Merger Sub or any of their respective affiliates may be deemed to be an Acquiring Person under the Rights Agreement, or (ii) the restrictions set forth in Chapter 23B.19 of Washington Law applicable to “significant business transactions” (as defined in

Chapter 23B.19) will apply to the execution and delivery of this Agreement or to the consummation of the Merger or the other transactions contemplated by this Agreement.

4.9 Guarantee.   Concurrently with the execution of this Agreement, the Guarantor has delivered to Company the Guarantee dated as of the date of this Agreement, in favor of Company, with respect to the performance by Parent and Merger Sub, respectively, of their obligations under this Agreement.

4.10 Representations Complete.   None of the representations or warranties made by Parent or Merger Sub herein or in any Schedule hereto, including the Parent Disclosure Schedule, or certificate furnished by Parent or Merger Sub pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they are made, not misleading.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Conduct of Businesses Prior to the Effective Time.   Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, unless Parent otherwise agrees in writing, Company shall, and shall cause the subsidiaries of Company to, in all material respects, (i) conduct its business and maintain its books of account and records in the usual, regular and ordinary course consistent with past practice and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees. Without limiting the generality of the foregoing, and except as set forth in Schedule 5.1 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or pursuant to the Company Stock Option Plan, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time (or the earlier termination of this Agreement pursuant to Article VII), Company shall not, and shall not permit any subsidiary of Company to, without the prior written consent of Parent:

(a) Charter Documents.   Amend the Company Articles of Incorporation or Company Bylaws;

(b) Issuance of Securities.   Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants, or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date hereof.

(c) Dividends; Changes in Capital Stock.   Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or, except as set forth in Section 6.2, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

(d) Indebtedness.   Incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person other than Company or its subsidiaries other than for working capital purposes in the ordinary course of business consistent with past practice or for capital expenditures in accordance with Schedule 5.1(d);

(e) Dispositions.   Sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets in an aggregate amount in excess of $50,000 (other than to a direct or indirect wholly-owned subsidiary of Company), except those relating to those relating to sales of products or inventory in the ordinary course of business and with respect to obsolete or worthless assets;

(f) Acquisitions.   Make any acquisition or investment in another business entity either by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchases of any property or assets of any other individual, corporation or other entity, other than a wholly-owned subsidiary of Company;

(g) Accounting Policies and Procedures.   Make any change to its accounting methods, principles, policies, procedures or practices in effect at December 31, 2006, except as may be required by GAAP, Regulation S-X promulgated by the SEC or applicable statutory accounting principles;

(h) Taxes.   Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(i) Insurance.   Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

(j) Material Contracts.   Enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its contracts, other than in the ordinary course of business consistent with past practice and in no event shall such contract, commitment, amendment, modification or waiver (other than those relating to sales of products or purchases of supplies or inventory in the ordinary course of business) involve the payment by Company or its subsidiaries in excess of $100,000;

(k) Payment of Obligations.   Pay, discharge or satisfy an amount in excess of $100,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than those relating to sales of products or purchases of supplies or inventory in the ordinary course of business, or fail to pay accounts payable or other obligations in the ordinary course of business;

(l) Collection of Receivables.   Accelerate the collection of receivables or modify the payment terms of any receivables;

(m) Capital Expenditures.   Other than as set forth on Schedule 5.1(m), make any capital expenditures, capital additions or capital improvements that exceed $50,000 individually or $250,000 in the aggregate;

(n) Lawsuits.   Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit, (iii) for a breach of this Agreement, or (iv) to clarify its obligations under this Agreement;

(o) Employee Matters.   Increase the compensation payable or to become payable to its directors, officers or employees (other than increases payable to non-officer employees made in the ordinary course of business consistent with past practice), make any loan, advance or capital contribution, or grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or other employee of Company or any of its subsidiaries, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of Company or any of its subsidiaries, pay any discretionary bonuses to any officer of Company (including under any of the Company’s bonus plans), materially change any actuarial assumption or other assumption used to calculate funding obligations with respect to any pension or retirement plan, or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, except, in each case, as may be required by law or contractual commitments which are existing as of the date of this Agreement and listed in Schedule 3.11;

(p) Other.   Take or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (o) above, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect. Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the operations of Company prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its subsidiaries’ business and operations.

5.2 No Solicitation.

(a) Company and its subsidiaries and the officers, directors, employees or other agents of Company and its subsidiaries (collectively, the “Company Representatives”) will not, directly or indirectly, (i) take any action to solicit or intentionally encourage an Acquisition Proposal (as defined in Section 5.2(b)) or (ii) subject to the terms of the immediately following sentence, engage in any discussions or negotiations with, or disclose any nonpublic information relating to Company or any of its subsidiaries to, or afford access to the books or records of Company or any of its subsidiaries to, any person (other than Parent or to any Company Shareholder as required by applicable law or legal process) that has advised Company that it may be considering making, or that has made, an Acquisition Proposal; provided, that nothing herein shall prohibit Company’s Board of Directors from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

(b) Notwithstanding Section 5.2(a), if, prior to approval of this Agreement by Company Shareholders, a written Acquisition Proposal that (i) provides for consideration to be received by the holders of all, but not less than all, of the outstanding shares of Company and (ii) was submitted on an unsolicited basis and not in any violation of this Section 5.2 shall be received by the Board of Directors of Company, then, to the extent the Board of Directors determines in good faith (after advice from its financial advisor and legal counsel) that the Acquisition Proposal (x) involves consideration to the holders of the Shares that is, or is reasonably likely to lead to a proposal that is, more favorable from a financial point of view to the Company Shareholders than the consideration from the transaction contemplated by this Agreement, (y) is reasonably capable of being completed and is not conditioned upon obtaining additional financing, in each case taking into account, among other things, conditions to consummation, required regulatory approvals and any fees payable to Parent hereunder (any such more favorable Acquisition Proposal being referred to in this Agreement as a “Superior Proposal”), and the Board of Directors of Company determines in good faith after advice from legal counsel that it is necessary for the Board of Directors of Company to comply with its fiduciary obligations to the Company Shareholders under applicable law, Company Representatives may furnish in connection therewith nonpublic information to the party making such Superior Proposal and engage in discussions and negotiations with such party, and such actions shall not be considered a breach of this Section 5.2 or any other provisions of this Agreement; provided, that in each such event Company (i) notifies Parent of such determinations by the Board of Directors of Company and provides Parent with a true and complete copy of the Superior Proposal received from such third party, (ii) enters into a confidentiality agreement with such party on terms that are no less favorable to Company than that certain Nondisclosure Agreement dated as of April 11, 2007 (the “Confidentiality Agreement”), by and between Cascadia Capital, LLC and Alaska Commercial Company, and (iii) provides (or has provided) Parent with all documents containing or referring to nonpublic information of Company that are supplied to such third party; and provided, further, that Company may, and may permit any of its officers, directors, employees or other representatives, as agents, to agree to or endorse any Acquisition Proposal or withdraw its recommendation of the Merger and adoption of this Agreement if Company has provided Parent at least two (2) business days prior notice thereof. Company will promptly (and in any event within 24 hours) notify Parent in writing of any written Acquisition Proposal that is received by Company or by any of the Company Representatives from any third person or entity (other than Parent), of any request for nonpublic information in connection an Acquisition Proposal or for access to the properties, books or records of Company or any of its subsidiaries by any person or entity that informs Company that it is considering making, or has made , an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Company shall keep Parent informed on a current basis (and in any event within

24 hours) of all developments and the status of any Acquisition Proposal, any negotiations or discussions with respect to any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal or for access to the properties, books or records of Company or any of its subsidiaries by any person or entity that is considering making, or has made, an Acquisition P roposal. Company shall provide Parent with copies of all documents received from or delivered or sent to any person or entity that is considering making or has made an Acquisition Proposal. Company will promptly provide to Parent any non-public information concerning Company provided to any other person in connection with an Acquisition Proposal which was not previously provided to Parent. Company shall immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to a possible Acquisition Proposal.

(c) For purposes of this Agreement, “Acquisition Proposal” means any offer or proposal for, or any indication of interest in, a merger or other business combination involving Company or any of its subsidiaries or the acquisition of 50% or more of the outstanding shares of capital stock of Company, or all or substantially all of the assets of Company, other than the transactions contemplated by this Agreement.

5.3 Proxy Statement.   As promptly as practicable after the execution of this Agreement, Company shall prepare and file with the SEC, preliminary proxy materials relating to the approval of the Merger and the transactions contemplated hereby by the shareholders of Company. As promptly as practicable following receipt of SEC comments thereon, Company shall file with the SEC definitive proxy materials that comply in form with applicable SEC requirements. Parent shall provide Company with the information concerning Parent required to be included in the Proxy Statement. Company and Parent will notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional information and will supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or other filing. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, Company shall promptly inform Parent of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of Company, such amendment or supplement. Subject to the right of the Board of Directors of Company to withdraw its recommendation of the Merger and adoption of this Agreement as permitted under Section 5.2, the Proxy Statement shall solicit the adoption of this Agreement by shareholders of Company and shall include the approval of this Agreement and the Merger by the Board of Directors of Company and the recommendation of the Board of Directors of Company to Company’s shareholders that they vote in favor of adoption of this Agreement and the Merger.

5.4 Meeting of Shareholders.   Company shall as promptly as practicable after the date hereof take (and in any event within 90 days of the date hereof, or 105 days of the date hereof in the event Company receives SEC comments with respect to the Proxy Statement) all action necessary in accordance with Washington Law and the Company Articles of Incorporation and Company Bylaws to convene the Company Shareholder Meeting and shall use its commercially reasonable efforts to solicit from the Company Shareholders proxies in favor of adoption of this Agreement and the Merger and shall take all other commercially reasonable actions necessary or advisable to secure the vote or consent of the Company Shareholders required to effect the Merger. Subject to Section 5.2(b), to the fullest extent permitted by applicable law (including that pertaining to Company’s Board of Directors’ fiduciary duties), (i) Company’s Board of Directors shall recommend adoption and approval of this Agreement and the Merger by the Company Shareholders and include such recommendation in the Proxy Statement, and (ii) neither Company’s Board of Directors nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Parent, the recommendation of Company’s Board of Directors that the Company Shareholders vote in favor of the adoption and approval of this Agreement and the Merger. Unless such recommendation shall have been modified or withdrawn in accordance with Section 5.2(b), Company shall take all action that is both reasonable and lawful to solicit from its shareholders proxies in favor of the proposal to adopt and approve this Agreement and the Merger and shall take all other action necessary or advisable to secure the vote or consent of the Company Shareholders that are required by Washington Law. Notwithstanding anything to the contrary contained in this Agreement, Company, after consultation with Parent, may adjourn or postpone the Company Shareholder Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company Shareholders or, if as of the time for which the Company Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholder Meeting. Parent shall vote, or cause to be voted, all of the shares of Company Common Stock then owned by it or any of its subsidiaries and affiliates in favor of the approval of the Merger and the adoption of this Agreement. Notwithstanding anything to the contrary in this Section 5.4 or elsewhere in this Agreement, if Company or any of its officers, directors, employees or other representatives, as agents, agrees to or endorses any Acquisition Proposal or withdraws its recommendation of the Merger and adoption of this Agreement as permitted under Section 5.2, Company shall not be required to convene the Company Shareholder Meeting nor to solicit from the Company Shareholders proxies in favor of this Agreement and the Merger.

5.5 Publicity.   Unless otherwise permitted by this Agreement, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with NASDAQ or the Toronto Stock Exchange, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its commercially reasonable efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

5.6 Access to Information.   Upon reasonable notice and subject to applicable laws relating to the exchange of information, Company shall, and shall cause each of its subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent, during normal business hours during the period prior to the Effective Time, reasonable access to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, Company shall, and shall cause its subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

5.7 Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each of Parent and Company shall, and shall cause its subsidiaries to, use commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VI hereof, to consummate the transactions contemplated by this Agreement, including, without limitation, the Merger, as promptly as practicable and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Company or Parent or any of their respective subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval.

(b) Subject to the terms and conditions of this Agreement, each of Parent and Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using commercially reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

(c) Notwithstanding subsections (a) and (b) above, nothing in this Section 5.7 will prevent Company and/or its officers and directors from acting in accordance with Section 5.2 of this Agreement.

(d) Notwithstanding subsections (a) and (b) above, in no event shall Parent be required to guarantee any of the obligations of Company or the Surviving Corporation under any Lease or Material Agreement, or otherwise.

5.8 Indemnification.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor of the current or former directors or officers of Company (each, an “Indemnified Party”) as provided in the Company Articles of Incorporation, the Company Bylaws or in separate agreements between Company and individual officers and directors, shall continue to be binding upon by the Surviving Corporation, and, after the Effective Time, Parent will fulfill and honor in all respects such obligations in accordance with the terms thereof in each case in effect on the date hereof, and such rights will continue in full force and effect in accordance with their respective terms and shall not be amended, repealed or modified so as to adversely affect any Indemnified Party; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Any Indemnified Party wishing to claim indemnification under this Section 5.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation, and shall deliver to Parent and the Surviving Corporation the undertaking contemplated by Washington Law; provided that the failure to so notify shall not affect the obligations of the Surviving Corporation under this Section 5.8 except (and only) to the extent such failure to notify materially prejudices the Surviving Corporation. In addition to the foregoing, Parent acknowledges that, in connection with consummation of the Merger, Company will obtain prior to Closing a policy of directors’ and officers’ liability insurance with a tail period of six (6) years from the Closing Date. Neither Parent nor the Surviving Corporation shall take any action to amend, repeal or modify such policy in any manner.

(b) This Section 5.8 shall survive consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and Company (whether or not parties to this Agreement) and shall not be amended on or after the Effective Time without the consent of all Indemnified Parties. The rights of this Section 5.8 shall be in addition to any rights such persons may have under the Company Articles of Incorporation or Company Bylaws or the articles or certificate of incorporation or bylaws of any subsidiary of Company, or under Washington Law or any other applicable laws or under any agreement of any Indemnified Party with Company or any of its subsidiaries.

(c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such successors and assigns assume the obligations set forth in this Section 5.8.

5.9 Shareholder Litigation.   Unless and until the Board of Directors of Company has withdrawn its recommendation of the Merger, Company shall give Parent the opportunity to participate at its own expense in the defense of any shareholder litigation against Company and/or its directors relating to the transactions contemplated by this Agreement.

5.10 Confidentiality.   The parties acknowledge that (i) Cascadia Capital, LLC and Alaska Commercial Company have previously executed the Confidentiality Agreement, (ii) the terms and conditions of the Confidentiality Agreement inure to the benefit of and are binding upon Parent and Company, and (iii) the Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except that paragraphs 15 and 16 of the Confidentiality Agreement shall be superseded by the terms of this Agreement.

5.11 Financing.   Parent will use its best efforts to cause sufficient funds required to pay the aggregate Merger Consideration (including the Option Consideration) to be and remain available under the Financing until the Effective Time. Parent will promptly (and in any event within two (2) business days) notify Company in writing if (i) the Financing has been withdrawn, amended or terminated in any manner; (ii) Parent has become aware or has received notice (whether written or oral) that a lender or lenders under the Financing intends to withdraw, amend or terminate the Financing in any manner; or (iii) any of the representations and warranties contained in Section 4.6 (Financing; Solvency) shall no longer be true and correct in any material respect; provided, however, that such notice from Parent shall not prohibit Company from terminating this Agreement pursuant to Section 7.1(d).

5.12 Director Resignations.   Company shall use its best efforts to (i) obtain and deliver to Parent prior to the Closing Date (to be effective as of the Effective Time) the resignation of each director of Company and each of its subsidiaries (in each case, in their capacities as officers, directors, and not as employees) as Parent shall specify not less than thirty (30) days prior to the Closing Date; and (ii) cause any shares of a subsidiary of Company owned by a Company director as qualifying shares to be transferred (effective as of the Effective Time) by such director without additional consideration to the person designated by Parent not less than thirty (30) days prior to the Closing Date.

5.13 Additional Agreements.   In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

5.14 2007 Incentive Bonus Plan.   Parent shall authorize and pay all awards under Company’s 2007 Incentive Bonus Plan (the “Bonus Plan”) following the completion of fiscal year 2007 consistent with the attainment of the specified levels of financial and individual performance approved by the Company’s Board of Directors in February 2007, consistent with Company’s past practice, provided, that such awards may be prorated with respect to any employee who is employed for less than the entire fiscal year 2007. This Section 5.14 shall survive consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, each executive officer entitled to receive a bonus payment under the Bonus Plan, his or her heirs and representatives and Company (whether or not parties to this Agreement) and shall not be amended on or after the Effective Time without the consent of all Indemnified Parties.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to the Obligations of Each Party to Effect the Merger.   The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a) Shareholder Approval.   This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company Shareholders under Washington Law.

(b) Statutes.   No statute, rule, order, decree or regulation shall have been enacted or promulgated by any Governmental Entity or authority of competent jurisdiction that prohibits the consummation of the Merger.

(c) Injunctions.   There shall be no order or injunction of any Governmental Entity of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger; provided, however, that each of the parties hereto shall have used its commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

6.2 Additional Conditions to the Obligations of Parent and Merger Sub to Effect the Merger.   The obligations of Parent and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Parent:

(a) Representations, Warranties and Covenants.   (i) Each of the representations and warranties of Company in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time

(b) Certificate of Company.   Parent shall have been provided with a certificate executed on behalf of Company by its President and Chief Financial Officer certifying that the conditions set forth in Section 6.2(a) shall have been fulfilled.

(c) Material Adverse Effect.   No Material Adverse Effect with respect to Company shall have occurred since the date of this Agreement.

(d) Stock Option Plans.  The Company Stock Option Plan shall have been terminated effective as of or prior to the Effective Time, and all Options shall have been exercised or shall terminate not later than the Effective Time.

(e) Consents.   Company shall have received or obtained those third-party consents and approvals described on Schedule 6.2(e) (the “Third-Party Approvals”), in each case on terms reasonably satisfactory to Parent.

(f) Estoppel Certificates.  Company shall have received and delivered to Parent an estoppel certificate with respect to the store leases described on Schedule 6.2(f), dated no more than sixty (60) days prior to the Closing, and in the form attached hereto as Exhibit C, or in such other form that provides substantially similar information or is otherwise reasonably satisfactory to Parent.

(g) Permits and Approvals.  Parent (or any Affiliate of Parent) and Company shall have received or obtained those governmental and regulatory consents, approvals, licenses and authorizations described on Schedule 6.2(g) (the “Governmental Approvals”).

(h) Cayman Islands Store.  With respect to the store under construction in the Cayman Islands, the following shall have occurred:

(i) Total capital expenditures (excluding capitalized interest) by Company for the store and related facilities shall not have exceeded $15,600,000;

(ii) That certain Shareholders Agreement dated July 11, 2005 (the “Shareholders Agreement”), shall be in full force and effect on the Closing Date, and the parties to the Shareholders Agreement shall have entered into the Management Services Agreement in form and substance substantially as set forth in Exhibit D hereto with the formula in Section 3.1 of the Management Services Agreement reasonably satisfactory to Parent; and

(iii) All material business licenses required to operate Company’s warehouse store and any related facilities in the Cayman Islands shall have been obtained and any consents required for such licenses to continue in full force and effect upon consummation of the Merger shall have been obtained.

(i) Legal Opinion.  Company shall have delivered to Parent a legal opinion from DLA Piper US LLP, counsel to Company, on the Closing Date, addressed to Parent, in substantially the form of Exhibit E.

6.3 Conditions to Obligations of Company to Effect the Merger.  The obligations of Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Company:

(a) Representations, Warranties and Covenants.  (i) Each of the representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Parent and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Effective Time.

(b) Certificate of Parent.  Company shall have been provided with a certificate executed on behalf of Parent and Merger Sub by an authorized officer certifying that the conditions set forth in Section 6.3(a) shall have been fulfilled.

(c) Legal Opinion.  Parent shall have delivered to Company a legal opinion from Heller Ehrman LLP, counsel to Parent and Merger Sub, on the Closing Date, addressed to Company, in substantially the form of Exhibit F.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination.  At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the Company Shareholders, this Agreement may be terminated:

(a) by mutual written consent of Parent and Company;

(b) by either Parent or Company if the Merger shall not have been consummated on or before December 31, 2007 (the “Final Date”), provided, that if (x) the Effective Time has not occurred by the Final Date by reason of nonsatisfaction of any of the conditions set forth in Section 6.1(b), 6.1(c), 6.2(e), 6.2(f), 6.2(g) or 6.2(h), and (y) all other conditions set forth in Article VI have heretofore been satisfied or waived or are then capable of being satisfied, then such date shall automatically be extended to January 31, 2008, or such later date as may be agreed upon in writing by the parties hereto (which shall then be the “Final Date”) (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

(c) by either Parent or, if Company has not breached the provisions of Section 5.4, Company, if at the Company Shareholder Meeting (giving effect to any adjournment or postponement thereof), the requisite vote of the shareholders of Company in favor of this Agreement and the Merger shall not have been obtained, provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to Company if:

(i) at such time Company is in breach of or has failed to fulfill its obligations under this Agreement; or

(ii) Company shall have not paid to Parent in full the fee and expense reimbursement described in Section 7.3;

(d) by Parent, by written notice to Company, if (x)(i) any of Company’s representations and warranties in this Agreement would be inaccurate if made as of the time of such notice, or Company shall have materially breached any of its covenants, agreements or obligations in this Agreement, and (ii) the condition set forth in Section 6.2(a) would not be satisfied if such inaccuracy or breach were to remain uncured, and (iii) such inaccuracy or breach, if curable, shall not have been cured within fifteen (15) business days of receipt by Company of written notice of such inaccuracy or breach (and Parent shall not have willfully breached any of its covenants hereunder, which breach is not cured) or (y) any of the conditions in Sections 6.2 (e), (g) or (h) have not been satisfied or fulfilled by the Final Date;

(e) by Company, by written notice to Parent, if (i) any of Parent’s representations and warranties contained in Article IV of this Agreement would be inaccurate in any material respect if made as of the time of such notice, or Parent shall have materially breached any of its covenants, agreements or obligations in this Agreement, and (ii) the condition set forth in Section 6.3(a) would not be satisfied if such inaccuracy or breach were to remain uncured, and (iii) such inaccuracy or breach, if curable, shall not have been cured within fifteen (15) business days of receipt by Parent of written notice of such inaccuracy or breach (and Company shall not have willfully breached any of its covenants hereunder, which breach is not cured);

(f) by Parent, by written notice to Company, if: (i) an Acquisition Proposal shall have been made and shall not have been absolutely and unconditionally abandoned or withdrawn, and the Board of Directors of Company, if so requested by Parent, does not within ten (10) days of such request reconfirm its unanimous recommendation of this Agreement and the transactions contemplated hereby, (ii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by Parent or an Affiliate of Parent) and Company’s Board of Directors (or any committee thereof) recommends that the shareholders of Company tender their shares in such tender or exchange offer or, within ten (10) business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer; (iii) the Board of Directors (or any committee thereof) of Company shall have failed to recommend that the Company Shareholders vote to approve the Merger and adopt this Agreement (a “Recommendation”), or shall have withdrawn (including any failing to include such Recommendation in the Proxy Statement) or modified its Recommendation in a manner materially adverse to Parent, or shall have resolved to do any of the foregoing; (iv) the Board of Directors (or any committee thereof) shall have recommended, endorsed, accepted, approved, or otherwise agreed to an Acquisition Proposal (other than the Merger) or shall have resolved to do any of the foregoing; or (v) Company shall have failed in any material respect to comply with Section 5.2 and such failure to comply, if curable, shall not have been cured within five (5) business days of receipt by Company of written notice of such failure to comply;

(g) by either Parent or Company, by written notice to the other party, if: (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable (provided such party used commercially reasonable efforts to have such injunction or other order lifted); or (ii) the Company Shareholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company Shareholders shall have voted on a proposal to adopt this Agreement, and this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by the required shareholder vote; or

(h) by Company, by written notice to Parent and compliance with the provisions of this Section 7.1(h), if: (i) Company has received an Acquisition Proposal constituting a Superior Proposal, the Board of Directors in accordance with Section 5.2 has determined that it desires to approve entering into a written agreement providing for such Superior Proposal and has notified Parent in writing of such desire; (ii) five (5) business days have elapsed after Parent’s receipt of such written notification (which notification shall include a copy of such Superior Proposal and a description of any additional material modifications thereof), and during such five (5) business day period Company has reasonably cooperated with Parent with the intent of enabling Parent to make an offer that is at least as favorable from a financial point of view to the Company Shareholders as such Superior Proposal; (iii) prior to 6:00 p.m. Pacific time on the fifth business day of such five (5) business day period Parent has not made a written offer that the Board of Directors of Company determines to be more favorable from a financial point of view to the Company Shareholders than such Superior Proposal; and (iv) at the end of such five (5) business day period the Board of Directors of Company believes that such Acquisition Proposal continues to be a Superior Proposal.

7.2 Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or Company or their respective officers, directors, shareholders or affiliates; provided that, the provisions of Section 5.11 (Confidentiality), Section 7.3 (Expenses and Termination Fees), this Section 7.2 and Article VIII shall remain in full force and effect and survive any termination of this Agreement.

7.3 Expenses and Termination Fees.

(a) Subject to subsections (b), (c), (d), and (e) of this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

(b) In the event that: (i) Parent shall terminate this Agreement pursuant to Section 7.1 (c), (d) or (f) or (ii) Company shall terminate this Agreement pursuant to Section 7.1(h), then Company shall promptly reimburse Parent, but no more than $500,000 in the aggregate (or no more than $250,000 in the aggregate in the event Parent terminates this Agreement pursuant to Section 7.1(d) due to the non-satisfaction of the condition set forth in Section 6.2(h)(i)), for all of the out-of-pocket costs and expenses (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel and financing commitment fees) reasonably incurred by Parent in connection with this Agreement the transactions contemplated hereby and the due diligence review of Company by Parent. Any payment required to be paid pursuant to this Section 7.3(b) will be made promptly by wire transfer of same day funds but in no event later than three (3) business days following such termination pursuant to Section 7.1.

(c) In addition to any amount payable in accordance with Section 7.3(b), Company shall pay Parent a non-refundable fee equal to $1,500,000 but only if: (A) Parent shall terminate this Agreement pursuant to Section 7.1(f), or Company shall terminate this Agreement pursuant to Section 7.1(h); (B) prior to such termination pursuant to Section 7.1(f) or 7.1(h), there shall have been either (x) a Trigger Event with respect to Company, or (y) an Acquisition Proposal with respect to Company which shall not have been rejected by Company and which has been determined by the Board of Directors of Company to be a Superior Proposal, in either case which at the time of such termination shall not have been withdrawn or abandoned by the other party thereto; and (C) within twelve (12) months of such termination the transaction contemplated by such Trigger Event or Acquisition Proposal is consummated. Any payment required to be paid pursuant to this Section 7.3(c) will be made by wire transfer of same day funds within three (3) business days after the consummation of such Acquisition Proposal or Trigger Event.

(d) In the event that Company shall terminate this Agreement pursuant to Section 7.1(e), then Parent shall promptly reimburse Company, but no more than $500,000 in the aggregate, for all of the out-of-pocket costs and expenses (including, without limitation, the fees and expenses of its advisors, accountants and legal counsel) reasonably incurred by Company in connection with this Agreement and the transactions contemplated hereby and the due diligence review of Parent by Company. Any payment required to be paid pursuant to this Section 7.3(d) will be made promptly by wire transfer of same day funds but in no event later than three (3) business days following such termination pursuant to Section 7.1.

(e) As used herein, a “Trigger Event” means the acquisition by any person or group of beneficial ownership of securities representing twenty-five percent (25%) or more of the outstanding shares of any class of capital stock or voting securities of Company, or the commencement or public announcement of a tender or exchange offer, other publicly announced initiative or open market purchase program following the successful consummation of which such person or group would have beneficial ownership of securities representing twenty-five percent (25%) or more of the outstanding shares of any class of capital stock or voting power of Company. For purposes of this definition, the terms “person”, “group” and “beneficial ownership” have the meanings ascribed to them in the Exchange Act and the rules and regulations of the SEC thereunder.

(f) For purposes of Sections 7.3(c) and 7.3(e) above, (i) “consummation” of an Acquisition Proposal shall occur on the closing date with respect to a merger or other business combination involving Company or the acquisition of twenty-five percent (25%) or more of the outstanding shares of capital stock of Company, or sale or transfer of all or substantially all assets (excluding the sale or disposition of assets in the ordinary course of business) of Company or any of its subsidiaries, and (ii) “consummation” of a Trigger Event shall occur on the date any person or any of its affiliates or associates beneficially owns securities representing twenty-five percent (25%) or more of the outstanding shares of any class of capital stock or voting securities of Company, following a tender or exchange offer or other similar transaction.

7.4 Amendment.  The Boards of Directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the shareholders of Company or Merger Sub shall not (i) alter or change the amount or kind of consideration to be received on conversion of Company Common Stock, (ii) alter or change any term of the Articles of Incorporation of the Surviving Corporation to be effected by the Merger, (iii) alter or change any of the terms of Section 5.8, or (iv) alter or change any of the other terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Company Common Stock or Merger Sub Common Stock.

7.5 Extension; Waiver.

(a) At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-survival of Representations and Warranties.  None of the representations, warranties or agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement, nor any express or implied right or remedy arising thereunder, shall survive the Effective Time, except that the agreements set forth in Article I, Section 5.7 (Further Assurances), Section 5.8 (Indemnification), Section 5.10 (Confidentiality), Section 7.3 (Expenses and Termination Fees), Section 7.4 (Amendment), and this Article VIII shall survive the Effective Time.

8.2 Notices.  All notices and other communications hereunder shall be in writing (including facsimile transmission) and shall be deemed given (i) when delivered after mailing by certified mail (postage prepaid, return receipt requested), (ii) when delivered by hand, (iii) upon confirmation of receipt by facsimile or (iv) one business day after sending by overnight delivery service to the respective parties at the following addresses (or at such other address for a party as is specified in a notice given in accordance with this Section 8.2):

if to Parent or Merger Sub, to:

NWC (US) Holdings, Inc.
77 Main Street
Winnipeg, MB
Canada RC3 2R1
Attention: Leo Charriere
Telephone No.: (800) 782-0391
Facsimile No.: (204) 934-1455

with a copy to:

Heller Ehrman LLP
701 Fifth Avenue, Suite 6100
Seattle, WA 98104
Attention: David R. Wilson
Telephone No.: (206) 447-0900
Facsimile No.: (206) 447-0849

if to Company, to:

Cost-U-Less, Inc.
3633 136th Place SE, Suite 100
Bellevue, WA 98006
Attention: President
Telephone No.: (425) 945-0213
Facsimile No.: (425) 945-0214

with a copy to:

DLA Piper US LLP
701 Fifth Avenue, Suite 7000
Seattle, WA 98104
Attention: W. Michael Hutchings
Telephone No.: (206) 839-4800
Facsimile No.: (206) 839-4801

8.3 Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.4 Entire Agreement; Third Party Beneficiaries.  This Agreement (including the Guarantee and the other documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 5.8 and 5.14, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

8.5 Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination by mutual agreement of the parties, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

8.6 Governing Law and Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with the laws of the State of Washington without giving effect to any choice of law or conflict provision or rule that would cause the laws of any jurisdiction other than Washington to be applied.

(b) Each of Parent, Company and Merger Sub hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Washington and to the jurisdiction of the United States District Court for the Western District of Washington, for the purpose of any action or proceeding arising out of or relating to this Agreement, and each of Parent, Company and Merger Sub hereby irrevocably agrees that all claims in respect to such action or proceeding shall be heard and determined exclusively in any Washington state or federal court sitting in King County, Washington. Each of Parent, Company and Merger Sub agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each of Parent, Company and Merger Sub irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.6 shall affect the right of any party to serve legal process in any other manner permitted by law.

8.7 Facsimile Signatures.  This Agreement and any other document or agreement executed in connection herewith (other than any document for which an originally executed signature page is required by applicable law) may be executed by delivery of a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page.

8.8 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.9 Headings; Interpretation.  The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. “Include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.

8.10 Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Washington or of the United States located in the State of Washington in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and each party will not attempt to deny or defeat personal jurisdiction or venue in any such court by motion or other request for leave from any such court.

8.11 Definitions.  As used in this Agreement, the following capitalized terms shall have the meanings indicated below:

“Acquisition Proposal” has the meaning ascribed to it in Section 5.2(b).

“Agreement” has the meaning ascribed to it in the forepart of this Agreement.

“Articles of Merger” has the meaning ascribed to it in Section 1.2.

“Certificates” has the meaning ascribed to it in Section 2.2(c).

“Closing” has the meaning ascribed to it in Section 1.3.

“Closing Date” has the meaning ascribed to it in Section 1.3.

“Code” has the meaning ascribed to it in Section 2.2(g).

“Commitment Letter” has the meaning ascribed to it in Section 4.6.

“Company” has the meaning ascribed to it in the forepart of this Agreement.

“Company Articles of Incorporation” has the meaning ascribed to it in Section 3.1.

“Company Balance Sheet” has the meaning ascribed to it in Section 3.6.

“Company Balance Sheet Date” has the meaning ascribed to it in Section 3.6.

“Company Benefit Plans” has the meaning ascribed to it in Section 3.11(a).

“Company Bylaws” has the meaning ascribed to it in Section 3.1.

“Company Common Stock” has the meaning ascribed to it in Paragraph B of the Recital.

“Company Disclosure Schedule” has the meaning ascribed to it in the third paragraph of Article III.

“Company Financial Statements” has the meaning ascribed to it in Section 3.5.

“Company IP Registrations” has the meaning ascribed to it in Section 3.15(e).

“Company Option Holders” has the meaning ascribed to it in Section 2.2(a).

“Company Representatives” has the meaning ascribed to it in Section 5.2(a).

“Company SEC Documents” has the meaning ascribed to it in Section 3.5.

“Company Shareholder Meeting” has the meaning ascribed to it in Section 3.10.

“Company Shareholders” has the meaning ascribed to it in Section 2.2(a).

“Company Stock Option Plan” has the meaning ascribed to it in Section 3.2(a).

“Company Technology” has the meaning ascribed to it in Section 3.15(a).

“Company Third Party Licenses” has the meaning ascribed to it in Section 3.15(b).

“Company Third Party Technologies” has the meaning ascribed to it in Section 3.15(b).

“Confidentiality Agreement” has the meaning ascribed to it in Section 5.2(a).

“Consummation” has the meaning ascribed to it in Section 7.1(g).

“Dissenting Common Stock” has the meaning ascribed to it in Section 2.3.

“Effective Time” has the meaning ascribed to it in Section 1.2.

“Employees” has the meaning ascribed to it in Section 3.12.

“ERISA” has the meaning ascribed to it in Section 3.11.

“ERISA Affiliate” has the meaning ascribed to it in Section 3.11.

“Exchange Act” has the meaning ascribed to it in Section 3.4(a).

“Final Date” has the meaning ascribed to it in Section 7.1(b).

“Financing” has the meaning ascribed to it in Section 4.6.

“GAAP” has the meaning ascribed to it in Section 3.5.

“Governmental Entity” has the meaning ascribed to it in Section 3.4(a).

“Guarantee” has the meaning ascribed to it in the forepart of this Agreement.

“Guarantor” has the meaning ascribed to it in the forepart of this Agreement.

“Indemnified Party” has the meaning ascribed to it in Section 5.8(a).

“Intellectual Property” has the meaning ascribed to it in Section 3.15(a).

“Knowledge” has the meaning ascribed to it in the second paragraph of Article III.

“Law” has the meaning ascribed to it in Section 3.9.

“Letter of Transmittal” has the meaning ascribed to it in Section 2.2(c).

“Liens” has the meaning ascribed to it in Section 3.2(b).

“Material” has the meaning ascribed to it in the first paragraph of Article III.

“Material Adverse Effect” has the meaning ascribed to it in the first paragraph of Article III.

“Material Agreements” has the meaning ascribed to it in Section 3.16(a).

“Merger” has the meaning ascribed to it in Paragraph A of the Recital.

“Merger Consideration” has the meaning ascribed to it in Section 2.1(a).

“Merger Sub” has the meaning ascribed to it in the forepart of this Agreement.

“Merger Sub Common Stock” has the meaning ascribed to it in Section 2.1(c).

“NASD” has the meaning ascribed to it in Section 3.4(a).

“Option” has the meaning ascribed to it in Section 2.4(a).

“Option Cash-Out Agreement” has the meaning ascribed to it in Section 2.4(b).

“Option Consideration” has the meaning ascribed to it in Section 2.4(b).

“Parent” has the meaning ascribed to it in the forepart of this Agreement.

“Parent Disclosure Schedule” has the meaning ascribed to it in the first paragraph of Article IV.

“Paying Agent” has the meaning ascribed to it in Section 2.2(a).

“Payment Fund” has the meaning ascribed to it in Section 2.2(b).

“Preferred Stock” has the meaning ascribed to it in Section 3.2(a).

“Proxy Statement” has the meaning ascribed to it in Section 3.10.

“Recommendation” has the meaning ascribed to it in Section 7.1(e).

“Rights Agreement” has the meaning ascribed to it in Section 3.2(a).

“SEC” has the meaning ascribed to it in Section 3.4(a).

“Securities Act” has the meaning ascribed to it in Section 3.4(a).

“Shareholder” has the meaning ascribed to it in the forepart of this Agreement.

“Subsidiary” has the meaning ascribed to it in Section 2.1(b).

“Superior Proposal” has the meaning ascribed to it in Section 5.2(a).

“Surviving Corporation” has the meaning ascribed to it in Section 1.1.

“Tax Return” has the meaning ascribed to it in Section 3.14.

“Taxes” has the meaning ascribed to it in Section 3.14.

“Trigger Event” has the meaning ascribed to it in Section 7.3(d).

“Voting Agreement” has the meaning ascribed to it in the forepart of this Agreement.

“Washington Law” has the meaning ascribed to it in Section 1.1.

[Signature Page Follows]

IN WITNESS WHEREOF, Company, Parent and Merger Sub have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:

COST-U-LESS, INC.

By:
Name:

Title:

PARENT:

NWC (US) HOLDINGS, INC.

By:
Name:

Title:

MERGER SUB:

COUGAR ACQUISITION CORPORATION

By:
Name:

Title:

i

ii

iii

APPENDIX B

August 27, 2007

CONFIDENTIAL

The Board of Directors
Cost-U-Less, Inc.
3633 136th Place SE, Suite 110
Bellevue, WA 98006

Dear Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to Cost-U-Less, Inc. (“Cost-U-Less’’ or the “Company”) of the Merger Consideration (as defined in the Agreement) to be received by Cost-U-Less shareholders pursuant to the Stock Purchase Agreement (the “Agreement”) by and among The North West Company (“North West”), and the Company. Pursuant to the Agreement, among other things, North West will purchase all of the issued and outstanding equity securities of Cost-U-Less, including payment of Option Consideration (as defined in the Agreement) (the “Purchase”).

We have acted as financial advisor to the Board of Directors of Cost-U-Less in connection with the Purchase and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Purchase.

In arriving at our opinion, we have, among other things:

(i) reviewed certain internal financial information and other data relating to the Company and its financial prospects that were provided to us by the management of the Company, including the financial statements and financial forecasts and estimates prepared by the management of the Company (together, the “Prospective Financial Information”);

(ii) conducted discussions with members of the senior management of Cost-U-Less and the Board of Directors and Special Committee of Cost-U-Less concerning the businesses and financial prospects of the Company;

(iii) reviewed publicly-available financial and stock market data with respect to certain companies in lines of businesses that we believe to be generally relevant to this purchase;

(iv) compared the financial terms of the Purchase with publicly-available financial terms of certain other transactions that we believe to be generally relevant;

(v) performed a discounted cash flow analysis based on the Company’s Prospective Financial Information and assumptions around costs of capital and relative future exit multiples;

(vi) performed a market-based survey as to the interest level and valuation related to a purchase of the Company with forty-nine companies;

(vii) reviewed a draft of the Agreement dated August 26, 2007; and

(viii) conducted such other financial studies, analyses and investigations, and considered such other information financial, economic and market criteria, as we deemed necessary or appropriate.

Our opinion does not address the relative merits of the Purchase as compared to other business strategies or transactions that might be available to Cost-U-Less or the underlying business decision of Cost-U-Less to affect the Purchase. Moreover, we express no opinion as to whether any alternative transaction might produce consideration for Cost-U-Less’s shareholders in excess of the amount contemplated in the Agreement. We have not been asked to, nor do we, offer any opinion as to the terms of the Agreement or the form of the Purchase.

B-1

In our review and analysis and in formulating our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with or reviewed by us for the purpose of this opinion. With respect to the Prospective Financial Information, we have assumed and relied without independent verification upon the reasonableness and accuracy of the Prospective Financial Information provided to us and that such Prospective Financial Information has been reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of Cost-U-Less’s management. We express no opinion with respect to such Prospective Financial Information or the assumptions upon which it is based. We have not reviewed any of the books and records of Cost-U-Less, assumed any responsibility for conducting a physical inspection of the properties or facilities of Cost-U-Less nor made any independent valuation or appraisal of the assets or liabilities of Cost-U-Less.

In rendering our opinion, we have, with your consent, made the following assumptions: (i) that the Merger Consideration will not be reduced as a result of any provisions in the Agreement; (ii) that North West has at its disposal sufficient funds to complete the purchase; (iii) that Cost-U-Less and North West will comply with all material terms of the Agreement, (iv) that the purchase by North West of all shares of Cost-U-Less Common Stock not owned by it will be accomplished as described in the Agreement, (v) that the Purchase will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment, (vi) that the final executed form of the Agreement will not differ in any material respect from the draft of the Agreement reviewed by us, and (vii) that all governmental, regulatory or other consents and approvals necessary for the consummation of the Purchase will be obtained without any adverse effect on the Purchase.

Our opinion expressed herein is provided for the information of the Board of Directors of Cost-U-Less in its evaluation of the proposed Purchase. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance; provided that our opinion may be included in the proxy statement of Cost-U-Less. Our opinion is necessarily based on economic, market and other conditions and circumstances as in effect on the date of this letter and the information made available to us as of such date. Subsequent developments may affect this opinion and we do not undertake, nor do we have, any obligation to update, revise, or reaffirm this opinion. In addition, we express no opinion as to how the shareholders of Cost-U-Less should vote at the shareholders’ meeting to be held in connection with the proposed Purchase.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Merger Consideration to be received by Cost-U-Less shareholders in connection with the Purchase pursuant to the Agreement is fair, from a financial point of view, to Cost-U-Less shareholders.

Very truly yours,

CASCADIA CAPITAL, LLC

B-2

APPENDIX C

Revised Code of Washington
Title 23B Washington Business Corporation Act
Chapter 13 Dissenters’ Rights

23B.13.010
Definitions.

As used in this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

23B.13.020
Right to dissent.

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation, and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

(e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

(3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation.

23B.13.030
Dissent by nominees and beneficial owners.

(1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200
Notice of dissenters’ rights.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220.

23B.13.210
Notice of intent to demand payment.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.

23B.13.220
Dissenters’ rights — Notice.

(1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

(2) The notice must be sent within ten days after the effective date of the corporate action, and must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e) Be accompanied by a copy of this chapter.

23B.13.230
Duty to demand payment.

(1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

(3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.

23B.13.240
Share restrictions.

(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

(2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

23B.13.250
Payment.

(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

(2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter.

23B.13.260
Failure to take action.

(1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.

23B.13.270
After-acquired shares.

(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.

23B.13.280
Procedure if shareholder dissatisfied with payment or offer.

(1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

23B.13.300
Court action.

(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

(5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

23B.13.310
Court costs and counsel fees.

(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.